UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material under Rule 14a-12

ALAMOSA HOLDINGS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

    No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials:

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid: $366,365.28

(2)	Form, Schedule or Registration Statement No.: Schedule 14A (001-16793)

(3)	Filing Party: Alamosa Holdings, Inc.

(4)	Date Filed: December 2, 2005

ALAMOSA HOLDINGS, INC.
5225 South Loop 289, Suite 120
Lubbock, Texas 79424

Dear Alamosa Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Alamosa Holdings, Inc. The special meeting will be held at 10:00 a.m., local time, on January 25, 2006, at the offices of Alamosa Holdings, Inc., 5225 South Loop 289, Suite 119, Lubbock, Texas 79424.

At the special meeting, you will be asked to consider and vote upon the adoption of an Agreement and Plan of Merger, dated as of November 21, 2005, as amended, by and among us, Sprint Nextel Corporation, and AHI Merger Sub Inc., a wholly owned subsidiary of Sprint Nextel, pursuant to which AHI Merger Sub Inc. will merge with and into Alamosa with Alamosa surviving the merger. If the merger is completed, we will no longer be a publicly traded company and will become a wholly owned subsidiary of Sprint Nextel.

If the merger agreement is adopted and the merger is completed in accordance with its terms, then you will be entitled to receive $18.75 in cash per share of our common stock that you own and, for each share of our series B convertible preferred stock you own, $1,378.69 in cash plus dividends accrued and unpaid through the date the merger is completed. We refer to these amounts as merger consideration. You will receive the merger consideration without interest and less any applicable withholding taxes. If you are a U.S. holder, the cash you receive in the merger in exchange for your shares of our stock will be subject to United States federal income tax and also may be taxed under applicable state, local and foreign tax laws.

Our board of directors has approved the merger agreement and the merger, and has determined that the merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, Alamosa and its stockholders. Accordingly, our board of directors recommends that you vote ‘‘FOR’’ adoption of the merger agreement and approval of the merger and related transactions.

Your vote is important. We cannot complete the proposed merger unless the merger agreement is adopted and the merger is approved by an affirmative vote of the holders of a majority of the outstanding shares of our common stock and series B convertible preferred stock, voting together as a single class. The obligations of Alamosa and Sprint Nextel to complete the merger are also subject to the satisfaction and waiver of several other conditions to the merger, including receiving approval from regulatory agencies.

The accompanying proxy statement explains the proposed merger and provides specific information concerning the merger agreement and the special meeting. We urge you to read these materials, including the merger agreement and other appendices, completely and carefully.

Whether or not you can attend the meeting to ensure your shares are represented at the meeting, please read the proxy statement carefully, then promptly complete, sign, date and return the enclosed proxy card in the enclosed pre-addressed postage-paid envelope or vote using the telephone or Internet voting procedures described on the proxy card. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Failure to return a properly executed proxy card, vote by following the telephone or Internet voting procedures, or vote at the special meeting will have the same effect as a vote against the adoption of the merger agreement and approval of the merger. If you have any questions, or need assistance in voting your proxy, please call our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.

On behalf of our board of directors, thank you for your continued support.

Very truly yours,
David E. Sharbutt Chairman and Chief Executive Officer

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated December 21, 2005 and is first being mailed to stockholders on or about December 22, 2005.

ALAMOSA HOLDINGS, INC.
5225 South Loop 289, Suite 120
Lubbock, Texas 79424

NOTICE OF SPECIAL MEETING TO BE HELD ON JANUARY 25, 2006

We cordially invite you to attend a special meeting of stockholders of Alamosa Holdings, Inc. The special meeting will be held at 10:00 a.m., local time, on January 25, 2006, at the offices of Alamosa Holdings, Inc., 5225 South Loop 289, Suite 119, Lubbock, Texas 79424. The meeting is being held:

1.	to vote on the adoption of the Agreement and Plan of Merger, dated as of November 21, 2005, as amended by Amendment Number 1 to the Agreement and Plan of Merger, dated as of December 12, 2005, by and among us, Sprint Nextel Corporation, and AHI Merger Sub Inc., a wholly owned subsidiary of Sprint Nextel Corporation, and to approve the merger of AHI Merger Sub Inc. with and into Alamosa Holdings, Inc. and the other transactions contemplated by the merger agreement; and

2.	to transact any other business that is properly brought before the special meeting or any reconvened meeting after any adjournment or postponement of the meeting.

Our board of directors has fixed the close of business on December 16, 2005 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting. All stockholders are cordially invited to attend the special meeting in person.

Our board of directors has approved the merger agreement and the merger, and has determined that the merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, Alamosa and its stockholders. Accordingly, our board of directors recommends that you vote ‘‘FOR’’ adoption of the merger agreement and approval of the merger and related transactions.

Under Delaware law, if the merger is completed, our stockholders who do not vote in favor of adoption of the merger agreement and approval of the merger will have the right to seek appraisal of the fair value of their shares as determined by the Delaware Court of Chancery, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other Delaware law procedures and requirements explained in the accompanying proxy statement. The procedures are described more fully in the accompanying proxy statement and a copy of the applicable Delaware law provision is attached as Appendix D to the proxy statement.

Your vote is important. To ensure your representation at the special meeting, please complete, sign, date and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instructions card. This will not prevent you from voting in person, but will help secure a quorum and avoid added solicitation costs. If your shares are held in ‘‘street name’’ by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your proxy may be revoked at any time before it is voted. Failure to return a properly executed proxy card, vote by following the telephone or Internet voting procedures, or vote at the special meeting will have the same effect as a vote against the adoption of the merger agreement and approval of the merger.

We urge you to read carefully the accompanying proxy statement. A copy of the merger agreement is included as Appendix A to the accompanying proxy statement.

By Order of the Board of Directors,
Kendall W. Cowan Chief Financial Officer and Corporate Secretary

December 21, 2005

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY	4
Transaction Participants	4
Structure of Transaction	4
Settlement Agreement	5
Stockholders Agreement	6
Our Stock Price	6
Vote Required	6
Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement and Approval of the Merger	6
Purposes of the Merger; Certain Effects of the Merger	6
Background of the Merger	7
Fairness Opinions of The Blackstone Group L.P. and UBS Securities LLC	7
Litigation Relating to the Merger	7
The Special Meeting of Stockholders and Voting	7
Payment for Shares	8
Appraisal Rights	8
Interests of Certain Persons in the Merger	8
Completion of the Merger	8
Conditions to Completing the Merger	9
Amendments to the Merger Agreement	9
Termination of the Merger Agreement and Termination Fees and Expenses	9
No Solicitation; Our Ability to Accept a Superior Proposal	9
Material U.S. Federal Income Tax Consequences	9
Regulatory Approvals and Requirements	10
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION	11
INFORMATION ABOUT THE TRANSACTION PARTICIPANTS	12
Alamosa Holdings, Inc.	12
Sprint Nextel Corporation	12
Merger Subsidiary	12
THE ALAMOSA SPECIAL MEETING	13
Date, Time and Place	13
Purpose	13
Record Date	13
Voting Rights	13
Quorum Requirements	13
Voting Procedures	13
Revoking Your Proxy	14
Assistance	14
Vote Required; How Shares Are Voted	14
Voting on Other Matters	15
Proxy Solicitation	15
Share Certificates	15
THE MERGER	16
Structure of the Transaction	16
Background of the Merger	17
Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement and Approval of the Merger	18
Settlement Agreements	20

i

Stockholders Agreement	21
Opinion of The Blackstone Group L.P.	21
Opinion of UBS Securities LLC	26
Purposes of the Merger; Certain Effects of the Merger	31
Interests of Certain Persons in the Merger	31
Litigation Relating to the Merger	34
Material U.S. Federal Income Tax Consequences	34
Accounting Treatment	36
Regulatory Approvals and Requirements	36
THE MERGER AGREEMENT	37
The Merger	37
Completion of the Merger	37
Certificate of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation	37
Conversion of Stock	38
Payment for Shares	38
Transfer of Shares	39
Treatment of Options and Warrants	39
Appraisal Rights	39
Representations and Warranties	40
Conduct of Business Pending the Merger	41
Access to Information; Confidentiality	42
Notification of Certain Matters	44
Further Assurances	45
Covenant to Recommend	45
Acquisition Proposals	46
Stockholder Litigation	47
Indemnification and D&O Liability Insurance	47
Public Announcements	48
Stockholders' Meeting; Proxy Statement	48
Subsidiary Directors Resignations	48
Benefits Continuation; Severance	48
Rule 16b-3	49
Conditions to Completing the Merger	49
Termination	51
Termination Fees and Expenses	52
Specific Performance	53
Amendment	53
Waiver	53
APPRAISAL RIGHTS	54
COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION	57
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	58
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	61
Agreements with Messrs. Michael V. Roberts and Steven C. Roberts	61
Other Related Party Transactions	62
MISCELLANEOUS OTHER INFORMATION	63
Future Stockholder Proposals	63
Other Matters	63
Multiple Stockholders Sharing One Address	63
WHERE YOU CAN FIND MORE INFORMATION	64

ii

APPENDIX A	Agreement and Plan of Merger, dated as of November 21, 2005, as amended by Amendment Number 1 to the Agreement on Plan of Merger, dated as of December 12, 2005, by and among Sprint Nextel Corporation, AHI Merger Sub Inc., and Alamosa Holdings, Inc.	A-1
APPENDIX B	Opinion of The Blackstone Group L.P.	B-1
APPENDIX C	Opinion of UBS Securities LLC	C-1
APPENDIX D	Section 262 of the General Corporation Law of the State of Delaware	D-1

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following questions and answers are intended to briefly address some commonly asked questions regarding the merger. It should be read together with the summary and the more detailed information contained elsewhere in this proxy statement. These questions and answers may not address all questions that may be important to you as an Alamosa stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement and the appendices to this proxy statement.

Q.	Why am I receiving this proxy statement?

A.	Our board of directors seeks your proxy for use at a special meeting, or any adjournment or postponement thereof, at which our stockholders will vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of November 21, 2005, as amended, by and among Sprint Nextel Corporation, AHI Merger Sub Inc., a wholly owned subsidiary of Sprint Nextel Corporation, and Alamosa Holdings, Inc., and approve the merger of AHI Merger Sub Inc. with and into Alamosa with Alamosa surviving the merger.

Q.	When and where will the special meeting be held?

A.	The special meeting will be held at 10:00 a.m., local time, on January 25, 2006, at the offices of Alamosa Holdings, Inc., 5225 South Loop 289, Suite 119, Lubbock, Texas 79424.

Q.	What will I receive for my Alamosa stock in the merger?

A.	If the merger agreement is adopted and the merger is consummated, each outstanding share of our common stock will be cancelled and converted automatically into the right to receive $18.75 in cash, and each outstanding share of our series B convertible preferred stock will be cancelled and converted automatically into the right to receive $1,378.69 in cash, which amount is equal to the number of shares of common stock into which each share of series B preferred stock is convertible, multiplied by $18.75, plus accrued and unpaid dividends.

Q.	What vote is required for our stockholders to adopt the merger agreement?

A.	In order for the merger agreement to be adopted, holders of a majority of the shares of our common stock and series B convertible preferred stock, voting together as a single class, at the close of business on December 16, 2005, the record date for the special meeting, must vote ‘‘FOR’’ adoption of the merger agreement. Each share of our common stock and series B convertible preferred stock outstanding on the record date entitles you to one vote on the merger.

At the close of business on the record date, 163,474,422 shares of our common stock were outstanding and entitled to vote by 396 owners of record and 219,725 shares of series B convertible preferred stock were outstanding and entitled to vote by one owner of record. Concurrently with the execution and delivery of the merger agreement, our directors, executive officers and certain stockholders, holding an aggregate of 12,355,139 shares of our common stock (7.6% of our common stock outstanding as of the record date), agreed to vote their shares of common stock for the adoption of the merger agreement and approval of the merger.

Q.	What do I need to do now?

A.	After you have carefully read this proxy statement, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage-paid envelope or, if available, by submitting your proxy or voting instructions by telephone or through the Internet as described in the instructions included with your proxy card or voting instructions card.

Q.	What happens if I do not vote?

A.	If you fail to vote, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. In addition, the failure to vote will have the same effect as a vote against adoption of the merger agreement and approval of the merger and related transactions. Proxies returned to us but not marked to indicate your voting preference will be counted as votes ‘‘FOR’’ adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Q.	If my shares are held in ‘‘street name’’ by my broker or other nominee, will my broker or other nominee vote my shares for me?

A.	Your broker will NOT vote your shares held in ‘‘street name’’ unless you instruct your broker how to vote. Such failure to vote will have the same effect as a vote against adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement. You should therefore provide your broker or other nominee with instructions as to how to vote your shares.

Q.	Can I change my vote after I have mailed my proxy card?

A.	Yes. You can change your vote at any time before your proxy is voted at the special meeting. You may revoke your proxy by notifying our Corporate Secretary in writing or by submitting a new proxy dated after the date of the proxy being revoked. In addition, your proxy will be revoked by you if you attend the special meeting and vote in person. However, simply attending the special meeting without voting will not revoke a proxy you submitted prior to the special meeting. If you have instructed a broker or other nominee to vote your shares, you must follow the instructions received from that broker or other nominee to change your vote.

Q.	Do I need to attend the Alamosa special meeting in person?

A.	No. It is not necessary for you to attend the Alamosa special meeting to vote your shares, although you are welcome to attend.

Q.	When will holders of our stock receive the merger consideration?

A.	Although we cannot predict the exact time of the merger’s completion, we expect to complete the merger in the first quarter of 2006. The merger is subject to receipt of stockholder and regulatory approvals and other conditions. Following the closing of the merger, you will receive instructions on how to receive your cash payment in exchange for your Alamosa stock.

Q.	Who will own Alamosa after the merger?

A.	After the merger is complete, we will be a wholly owned subsidiary of Sprint Nextel. Upon completion of the merger, our stockholders will no longer have any equity or other ownership interest in us.

Q.	Should I send in my Alamosa stock certificates now?

A.	No. After the merger is completed, UMB Bank, N.A., the paying agent, will send written instructions for surrendering your Alamosa stock certificates.

Q.	Will I owe taxes as a result of the merger?

A.	If you are a U.S. holder, the merger will be a taxable transaction to you for United States federal income tax purposes and may also be taxable under applicable state, local and foreign tax laws. The receipt of cash as a result of exercising your appraisal rights will also be a taxable transaction. In general, for United States federal income tax purposes, you will recognize a gain or loss equal to the difference between the amount of cash you receive and your adjusted tax basis in your shares of Alamosa common stock and/or series B convertible preferred stock surrendered. We recommend that you read the section titled ‘‘The Merger — Material U.S. Federal Income Tax Consequences’’ in this proxy statement for a more detailed explanation of the tax consequences of the merger. You should consult your own tax advisor regarding the specific tax consequences of the merger applicable to you in light of your particular circumstances.

Q.	Who can help answer my questions?

A.	If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, you should contact:

Alamosa Holdings, Inc.

5225 S. Loop 289
Lubbock, Texas 79424
Attention: Jon Drake
Phone: (806) 722-1100

If you need assistance, including help with changing or revoking your proxy, please contact the firm assisting us with the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
1-888-750-5834
Bankers or Brokers Call:
(212) 750-5833

SUMMARY

This summary highlights selected information included in this proxy statement and should be read together with the questions and answers on the preceding pages. Because this is a summary, it may not contain all of the information that is important to you. To more fully understand the merger agreement and the merger and for a more complete description of the legal terms of the merger, you should read this entire proxy statement carefully, including the appendices attached to this proxy statement. The actual terms of the merger are contained in the merger agreement, a copy of which is attached as Appendix A to this proxy statement. For additional information, see ‘‘Where You Can Find More Information.’’

Unless we otherwise indicate or unless the context requires otherwise, all references in this proxy statement to ‘‘Alamosa,’’ ‘‘Alamosa Holdings,’’ ‘‘we,’’ ‘‘our,’’ ‘‘us’’ or similar references mean Alamosa Holdings, Inc. and its subsidiaries, predecessors and acquired businesses and all references to ‘‘Sprint’’ or ‘‘Sprint Nextel’’ mean Sprint Nextel Corporation and its subsidiaries, predecessors and acquired businesses. All references to the "merger agreement," the "stockholders agreement," the "company disclosure letter" and any other agreement include all amendments with respect to such document.

Transaction Participants (Page 12)

ALAMOSA HOLDINGS, INC.
5225 South Loop 289, Suite 120
Lubbock, Texas 79424
(806) 722-1100

We are a Delaware corporation and the largest Sprint PCS Affiliate of Sprint Nextel, which together with us and others, operates the largest all-digital, all-CDMA Third-Generation (3G) wireless network in the United States. Under our agreements with Sprint Nextel, we have rights to provide specified digital wireless mobile communications network services on an exclusive basis and rights to use the Sprint brand in our designated territories located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois, California, Georgia, South Carolina, North Carolina and Tennessee. These territories include an aggregate licensed population of 23.2 million residents. Shares of our common stock are listed on the Nasdaq National Market, or the Nasdaq, under the symbol "APCS."

SPRINT NEXTEL CORPORATION
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000

Sprint Nextel Corporation, a Kansas corporation, offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services, instant national and international walkie-talkie capabilities, and an award-winning and global Tier 1 Internet backbone.

AHI MERGER SUB INC.
2001 Edmund Halley Drive
Reston, Virginia 20191
(703) 433-4000

AHI Merger Sub Inc., a Delaware corporation, is a wholly owned subsidiary of Sprint Nextel formed solely for the purpose of merging with and into us. AHI Merger Sub Inc. has not engaged in prior activities other than incidental to its incorporation and in connection with and as contemplated by the merger agreement.

Structure of Transaction (Page 16)

The proposed transaction is a merger of AHI Merger Sub Inc. with and into Alamosa Holdings, Inc., with Alamosa surviving the merger as a wholly owned subsidiary of Sprint Nextel. The merger agreement is attached as Appendix A to this proxy statement. Please read the merger agreement carefully as it is a legal document that governs the merger. The following will occur in connection with the merger:

•	Each share of our common stock issued and outstanding at the effective time of the merger (other than shares held directly or indirectly by us or Sprint Nextel and other than shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be converted into the right to receive $18.75 in cash, less any applicable withholding taxes and without interest.

•	Each share of our series B convertible preferred stock issued and outstanding at the effective time of the merger (other than shares held directly or indirectly by us or Sprint Nextel and other than shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be converted into the right to receive $1,378.69 in cash, which amount is equal to the number of shares of common stock into which each share of series B preferred stock is convertible, multiplied by $18.75, plus any accrued and unpaid dividends as of the effective date of the merger, less any applicable withholding taxes and without interest.

•	Each share of our common stock or series B convertible preferred stock that is owned by us as treasury stock, by any of our subsidiaries, or by Sprint Nextel or any of its subsidiaries, including AHI Merger Sub Inc., immediately before the merger becomes effective will automatically be cancelled and retired and will cease to exist. No consideration will be delivered in exchange for those shares.

•	Our stock options, whether vested or unvested, will be cancelled and option holders will receive the excess, if any, of $18.75 per share over the option exercise price for each share subject to the stock option, less any applicable withholding taxes and without interest.

•	Our Employee Stock Purchase Plan, or ESPP, will continue through February 28, 2006 or until the end of the last business day before the effective time of the merger, whichever is earlier, but in lieu of any shares that would have been purchased under the plan, employees will receive $18.75 in cash, less the purchase price for such shares under the ESPP and any applicable withholding taxes and without interest.

•	Upon surrender to the paying agent of any valid Alamosa warrant, holders thereof will be entitled to receive the excess, if any, of the number of Alamosa shares issuable upon exercise of such warrants multiplied by $18.75 plus any cash which such holder would have received upon exercise thereof prior to the effective time of the merger, less the applicable exercise price of the warrant and any applicable withholding taxes and without interest.

•	Each share of common stock, par value $0.01 per share, of AHI Merger Sub Inc. issued and outstanding immediately prior to the effective time of the merger, all of which are held by Sprint Nextel, will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation and will be the only outstanding shares of capital stock of the surviving corporation.

•	As a result of the merger, our stockholders will no longer have any interest in, and will no longer be stockholders of, us and will not participate in any of our future earnings or growth.

Settlement Agreement (Page 20)

Contemporaneously with the execution of the merger agreement, Sprint Nextel, Alamosa, and certain of their respective affiliates entered into a settlement agreement and mutual release. Under the terms of the settlement agreement, the parties agreed to file a motion to ‘‘stay’’ the existing litigation between them regarding certain exclusivity covenants contained in the management agreements between Sprint, Nextel and certain of its affiliates and Alamosa's subsidiary, AirGate PCS, Inc. In addition, the parties agreed that, at the effective time of the merger, they will cooperate in taking all action necessary to cause the dismissal of the litigation. The settlement agreement also contains mutual releases that will become effective at the effective time of the merger. Furthermore, during the period between the signing of the merger agreement and the effective time of the merger (or termination of the merger agreement, if applicable), the settlement agreement prohibits, among other things, Alamosa from seeking relief against Sprint Nextel and certain of its affiliates through any suit or proceeding for any claim, including any claim for breach of any exclusivity provision of existing commercial contracts, although the settlement agreement permits Alamosa to seek relief through any suit or proceeding for any other claims arising during that period under such commercial contracts or any claims arising under the merger agreement or the settlement agreement.

Stockholders Agreement (Page 21)

Concurrently with the execution and delivery of the merger agreement, our directors, executive officers and certain stockholders, holding an aggregate of 12,355,139 shares of our common stock (7.6% of our common stock outstanding as of the record date), agreed to vote their shares of common stock for the adoption of the merger agreement and approval of the merger.

Our Stock Price (Page 57)

Shares of our common stock are traded on the Nasdaq under the symbol ‘‘APCS.’’ On November 18, 2005, the last trading day before the merger was announced, the closing price per share of our common stock was $16.26. On December 16, 2005, the closing price per share was $18.53.

Vote Required (Page 14)

Each share of our common stock and series B convertible preferred stock outstanding on the record date entitles you to one vote on the merger. Under Delaware law and our bylaws, the affirmative vote of the holders of a majority of the outstanding shares of our common stock and series B convertible preferred stock, voting together as a single class, is required to adopt the merger agreement and approve the merger.

Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement and Approval of the Merger (Page 18)

Our board of directors approved the merger agreement and the merger, and determined that the merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, Alamosa and its stockholders. Accordingly, our board of directors recommends that our stockholders vote ‘‘FOR’’ adoption of the merger agreement and approval of the merger and related transactions.

In making the determination to recommend the merger agreement and the merger be approved and adopted, our board of directors considered, among other factors:

•	the fact that the merger consideration of $18.75 per share to be received by our stockholders represented an approximate 15.3% premium over the $16.26 per share closing price of our common stock on November 18, 2005, the last full trading day prior to the public announcement of the merger proposal and an approximate 32.0% premium over the year to date average per share price of our common stock ending on the same date;

•	the business, operations, management, financial condition, earnings and cash flows of our company on a historical and prospective basis;

•	the potential impact of the merger of Sprint and Nextel on our operations and our relationship with Sprint Nextel and the potential disruption on the parties' relationship caused by the pending litigation between them; and

•	the additional factors described in detail under ‘‘The Merger — Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement and Approval of the Merger.’’

Due to the variety of factors considered, our board of directors did not assign relative weight to these factors or determine that any factor was of particular importance. Our board of directors reached its conclusion based upon the totality of the information presented and considered during its evaluation of the merger.

Purposes of the Merger; Certain Effects of the Merger (Page 31)

The principal purpose of the merger is to provide you with an opportunity to realize substantial value based on the receipt of $18.75 per share of common stock, a premium over the market price at which our common stock traded before announcement of the proposed merger.

The merger will terminate all equity interests in us held by our current stockholders and Sprint Nextel will be the sole owner of us and our business. Upon completion of the merger, we will remove our common stock from listing on the Nasdaq and our common stock will no longer be publicly traded.

Background of the Merger (Page 17)

For a description of the events leading to the approval of the merger agreement and the merger by our board of directors, you should refer to ‘‘The Merger — Background of the Merger’’ and ‘‘The Merger — Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement and Approval of the Merger.’’

Fairness Opinions of The Blackstone Group L.P. and UBS Securities LLC (Pages 21 and 26, Appendices B and C)

In connection with the proposed merger, our board of directors received written opinions from each of The Blackstone Group L.P., or Blackstone, and UBS Securities LLC, or UBS, our financial advisors, as to the fairness, from a financial point of view as of the date of such opinions and based upon and subject to the respective assumptions made, procedures followed, matters considered and limitations on the review undertaken set forth in each opinion, to holders of our common stock of the consideration to be received by such holders for their common stock in the proposed merger. The full text of Blackstone's and UBS' respective written opinions, each dated November 20, 2005, are attached to this proxy statement as Appendices B and C. We encourage you to read these opinions carefully in their entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. The summary of each opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. Blackstone's and UBS' opinions were provided to our board of directors in its evaluation of the consideration in the proposed merger. Neither Blackstone's opinion nor UBS' opinion addresses any other aspect of the proposed merger or constitutes a recommendation to any stockholder as to how to vote or act with respect to any matters relating to the proposed merger.

Litigation Relating to the Merger (Page 34)

As of the date of this proxy statement, we are aware of three lawsuits filed against our company, our directors and certain of our senior officers in connection with the proposed merger.

The Special Meeting of Stockholders and Voting (Page 13)

Place, Date and Time. The special meeting will be held at 10:00 a.m., local time, on January 25, 2006, at the offices of Alamosa Holdings, Inc., 5225 South Loop 289, Suite 119, Lubbock, Texas 79424. At the special meeting, you will be asked to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement.

Who Can Vote at the Meeting. You can vote at the special meeting all of the shares of Alamosa common stock and series B convertible preferred stock that you owned of record as of December 16, 2005, which is the record date for the special meeting. If you own shares that are registered in someone else’s name (for example, a broker), you need to direct that person to vote those shares or obtain an authorization from them and vote the shares yourself at the meeting. At the close of business on the record date, 163,474,422 shares of our common stock were outstanding and entitled to vote by 396 owners of record and 219,725 shares of our series B convertible preferred stock were outstanding and entitled to vote by one owner of record. As of the record date, our executives officers and directors beneficially owned an aggregate of 11,450,039 shares of our common stock and 350 shares of our series B convertible preferred stock, entitling them to 6.99% of the voting power of the stock entitled to vote at the special meeting. In addition, our directors, executive officers and certain stockholders, holding an aggregate of

12,355,139 shares of our common stock (7.6% of our common stock outstanding as of the record date), have agreed to vote their shares of common stock for the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

What Vote is Required for Adoption of the Merger Agreement. The adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock and series B convertible preferred stock, voting together as a single class. Each share of our common stock and series B convertible preferred stock outstanding on the record date entitles you to one vote on the merger. The failure to vote has the same effect as a vote against adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Procedure for Voting. You can vote your shares by: (1) completing, signing and dating the enclosed proxy card and returning it in the pre-addressed postage-paid envelope, (2) calling the toll-free number or voting via the Internet as described in the instructions included with your proxy card or voting instructions card, or (3) attending the special meeting and voting in person. You may revoke your proxy at any time before the vote is taken at the special meeting. To revoke your proxy, you must either advise our Corporate Secretary in writing, or deliver a new proxy card, dated after the date of the proxy card being revoked, before your shares have been voted at the special meeting, or you must attend the special meeting and vote your shares in person. Merely attending the special meeting without voting will not constitute revocation of a proxy card submitted prior to the special meeting.

Payment for Shares (Page 38)

UMB Bank, N.A. has been appointed as the paying agent to coordinate the payment of the merger consideration to our stockholders that have not exercised appraisal rights. The paying agent will send written instructions for surrendering your Alamosa stock certificates and obtaining the merger consideration after we have completed the merger.

Appraisal Rights (Page 54 and Appendix D)

Delaware law provides you with appraisal rights in connection with the merger. Stockholders who do not vote in favor of the adoption of the merger agreement and approval of the merger and who perfect their appraisal rights under Delaware law will have the right to a judicial appraisal of the ‘‘fair value’’ of their shares in connection with the merger. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights. A copy of the applicable Delaware statutory provision is included as Appendix D to this proxy statement.

Interests of Certain Persons in the Merger (Page 31)

In considering the recommendation of our board of directors, you should be aware that our executive officers and directors have interests in the merger that may be different from or in addition to your interests as an Alamosa stockholder generally. For example:

•	as of the record date, our executive officers and directors held 11,450,039 shares of our common stock, 350 shares of our series B convertible preferred stock, and options to purchase an aggregate of 5,420,020 shares of our common stock;

•	each of our executive officers, each of whom is expected to terminate employment at or shortly following the consummation of the merger, will be entitled to receive a lump sum severance payment and up to two years of continued benefits under his or her employment agreement upon termination of employment. Messrs. Sharbutt, Cowan, Richardson, Sabatino, and Rinehart, and Ms. Couch will be entitled to receive cash severance payments estimated to be $3,488,000, $2,469,000, $1,123,000, $987,000, $939,000, and $667,000, respectively; and

•	Sprint Nextel will continue to provide indemnification and related insurance coverage to our former directors and officers following the merger.

Our board of directors was aware of these different or additional interests and considered them along with other matters in approving the merger agreement and merger.

Completion of the Merger (Page 37)

We are working to complete the merger as soon as possible. Although we expect to complete the merger in the first quarter of 2006, the merger is subject to receipt of stockholder and regulatory approvals and satisfaction of other conditions, including the conditions described immediately below. We cannot predict the exact time of the merger’s completion.

Conditions to Completing the Merger (Page 49)

The completion of the merger depends on a number of conditions being satisfied, including but not limited to:

•	adoption of the merger agreement and approval of the merger by our stockholders;

•	the absence of any order or injunction prohibiting the merger or certain proceedings seeking any such order or injunction;

•	the absence of any statute, rule or regulation being enacted by a government entity that restrains, precludes, enjoins or prohibits the merger or makes it illegal;

•	the receipt of all regulatory approvals that are necessary for the consummation of the merger;

•	the continued accuracy of the representations and warranties of each party to the merger agreement; and

•	the performance in all material respects by the parties to the merger agreement of their respective covenants contained in the merger agreement.

Amendments to the Merger Agreement (Page 53)

The merger agreement cannot be amended except by action taken or authorized by the board of directors of each of the parties (and, in our case, with the approval of our board of directors) set forth in an instrument in writing signed on behalf of each of the parties. After adoption of the merger agreement and approval of the merger by our stockholders, no amendment can be made without first obtaining the approval of our stockholders if the effect of the amendment would be to reduce the merger consideration or change the form of consideration or if approval is otherwise required by the Delaware General Corporation Law, or the DGCL.

Termination of the Merger Agreement and Termination Fees and Expenses (Page 51)

The parties to the merger agreement can mutually or unilaterally agree to terminate the merger agreement in certain circumstances. Under certain circumstances, we may be required to pay Sprint Nextel a termination fee of $100 million in immediately available funds.

No Solicitation; Our Ability to Accept a Superior Proposal (Page 46)

The merger agreement generally restricts our ability to solicit, initiate or knowingly encourage, facilitate or participate in or knowingly encourage any discussion or negotiations regarding any competing acquisition inquiries, proposals or offers. However, prior to the adoption of the merger agreement by our stockholders, we may provide information in response to a request for information by a person who has made, or participate in discussions or negotiations with respect to, an unsolicited acquisition proposal that our board of directors determines in good faith is reasonably likely to lead to a superior proposal. After the fourth business day following the receipt by Sprint Nextel of a notice from us stating that we have received a superior proposal or an unsolicited acquisition proposal that is reasonably likely to lead to a superior proposal, our board of directors may withdraw, qualify or modify its approval or recommendation of the merger of the merger agreement, or approve or recommend any alternative transaction.

Material U.S. Federal Income Tax Consequences (Page 34)

If you are a U.S. holder, exchanging your Alamosa common stock and/or series B convertible preferred stock for cash in the merger will be a taxable event for federal income tax purposes. You will generally recognize a capital gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash you receive and your adjusted tax basis in the Alamosa common stock and/or series B convertible preferred stock you surrender in the merger. The federal income tax summary set forth above is for general information only. You should consult your tax advisor with respect to the particular tax consequences to you of the receipt of cash in exchange for Alamosa common stock and/or series B convertible preferred stock pursuant to the merger, including the applicability and effect of any state, local or foreign tax laws, and of changes in applicable tax laws.

Regulatory Approvals and Requirements (Page 36)

Completion of the transactions contemplated by the merger agreement is subject to various regulatory approvals or consents, including those required by (1) the Hart-Scott Rodino Antitrust Improvement Act of 1976, or the HSR Act, and (2) the Federal Communications Commission, or the FCC. The parties filed the required notifications and forms under the HSR Act with the Federal Trade Commission, or the FTC, and the Department of Justice, or the DOJ, and on December 19, 2005, were granted their request for early termination of the waiting period. On December 12, 2005 the parties filed the FCC application. Neither party is aware of any reason why FCC approval cannot be obtained in a timely manner, but there can be no assurance when or if it will be obtained.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, including information included or incorporated by reference in this document, contains or is based upon certain forward-looking statements with respect to our financial condition, results of operations, plans, objectives, intentions, future performance and business and other statements that are not statements of historical facts, as well as certain information relating to the merger, including, without limitation:

•	statements about the benefits of the proposed merger involving Alamosa and Sprint Nextel;

•	statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts;

•	statements with respect to our projected capital expenditures, operations, cash flows, per share values and earnings before interest, taxes, depreciation and amortization, or EBITDA; and

•	other statements identified by words such as ‘‘will’’, ‘‘would’’, ‘‘likely’’, ‘‘thinks’’, ‘‘may’’, ‘‘believes,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘estimates,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘targets,’’ ‘‘projects’’ and similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•	the failure of our stockholders to adopt the merger agreement;

•	disruption from the pendency of the merger making it more difficult to maintain relationships with clients, employees or suppliers;

•	shifts in populations or network focus;

•	changes or advances in technology;

•	change in population;

•	difficulties in network construction;

•	increased competition in our markets; and

•	adverse changes in financial position, condition or results of operations.

Additional factors that could cause actual results to differ materially from those expressed in the forward looking statements are discussed in reports we filed with the SEC.

Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we give no assurance that we will attain these expectations or that any deviations will not be material. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

INFORMATION ABOUT THE TRANSACTION PARTICIPANTS

Alamosa Holdings, Inc.

We are a Delaware corporation and the largest Sprint PCS Affiliate of Sprint Nextel, which, together with us and others, operates the largest all-digital, all-CDMA Third-Generation (3G) wireless network in the United States. Under our agreements with Sprint Nextel, we have rights to provide specified digital wireless mobile communications network services on an exclusive basis and rights to use the Sprint brand in our designated territories located in Texas, New Mexico, Oklahoma, Arizona, Colorado, Utah, Wisconsin, Minnesota, Missouri, Washington, Oregon, Arkansas, Kansas, Illinois, California, Georgia, South Carolina, North Carolina and Tennessee. These territories include an aggregate licensed population of 23.2 million residents. Shares of our common stock are listed on the Nasdaq National Market, or the Nasdaq, under the symbol "APCS."

Our principal address is 5225 South Loop 289, Lubbock, Texas 79424, and our telephone number is (806) 722-1100. Our web address is www.alamosapcs.com. Information contained on our website is not incorporated by reference into this proxy statement and you should not consider information contained on or referred to by our website as part of this proxy statement.

Sprint Nextel Corporation

Sprint Nextel offers a comprehensive range of wireless and wireline communications services to consumer, business and government customers. Sprint Nextel is widely recognized for developing, engineering and deploying innovative technologies, including two robust wireless networks offering industry leading mobile data services, instant national and international walkie-talkie capabilities, and an award-winning and global Tier 1 Internet backbone.

Shares of Sprint Nextel common stock are listed on the NYSE under the symbol ‘‘S.’’ Sprint Nextel's principal address is 2001 Edmund Halley Drive, Reston, Virginia 20191, and its telephone number is (703) 433-4000. Sprint Nextel's web address is www.sprint.com. Information contained on Sprint Nextel's website is not incorporated by reference into this proxy statement and you should not consider information contained on or referred to by Sprint Nextel's website as part of this proxy statement.

Merger Subsidiary

AHI Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Sprint Nextel, was formed solely for the purpose of engaging in the merger. AHI Merger Sub Inc. has not engaged in activities other than in connection with merger and as contemplated by the merger agreement. AHI Merger Sub Inc.'s principal address is 2001 Edmund Halley Drive, Reston, Virginia 20191, and its telephone number is (703) 433-4000.

THE ALAMOSA SPECIAL MEETING

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors in connection with a special meeting of our stockholders.

Date, Time and Place

The special meeting will be held at 10:00 a.m., local time, on January 25, 2006, at the offices of Alamosa Holdings, Inc., 5225 South Loop 289, Suite 119, Lubbock, Texas 79424.

Purpose

At the special meeting, you will be asked to:

•	vote on the adoption of the Agreement and Plan of Merger, dated as of November 21, 2005 as amended, by and among us, Sprint Nextel Corporation, and AHI Merger Sub Inc., a wholly owned subsidiary of Sprint Nextel Corporation, and approve the merger of AHI Merger Sub Inc. with and into Alamosa Holdings, Inc. and the other transactions contemplated by the merger agreement; and

•	transact any other business that is properly brought before the special meeting or any reconvened meeting after any adjournment or postponement of the meeting.

Record Date

We have fixed December 16, 2005, as the record date. Only holders of record of our common stock and series B convertible preferred stock as of the close of business on the record date will be entitled to notice of, and to vote at, the special meeting. At the special meeting, our common stock and series B convertible preferred stock will vote together as a single class. At the close of business on the record date, 163,474,422 shares of our common stock were outstanding and entitled to vote by 396 owners of record and 219,925 shares of our series B convertible preferred stock were outstanding and entitled to vote by one owner of record. As of the record date, our executives officers and directors beneficially owned an aggregate of approximately 11,450,039 shares of our common stock and 350 shares of our series B convertible preferred stock, entitling them to 6.99% of the voting power of the stock entitled to vote at the special meeting. In addition, our directors, executive officers and certain stockholders, holding an aggregate of 12,355,139 shares of our common stock (7.6% of our common stock outstanding as of the record date), have agreed to vote their shares of common stock for the adoption of the merger agreement and approval of the merger.

Voting Rights

At the special meeting, you are entitled to one vote for each share of common stock or series B convertible preferred stock you hold of record as of December 16, 2005 on each matter submitted to a vote of stockholders at the special meeting.

Quorum Requirements

The holders of a majority of the shares of our common stock and series B convertible preferred stock, voting together as a single class, issued and outstanding and entitled to vote at the special meeting present in person or represented by proxy, constitute a quorum for the transaction of business at the special meeting. If you vote in person or by proxy at the special meeting, you will be counted for purposes of determining whether there is a quorum at the special meeting. Shares present in person or by proxy at the special meeting that are entitled to vote but are not voted (‘‘abstentions’’) and broker non-votes will be counted for the purpose of determining whether there is a quorum for the transaction of business at the special meeting. A broker non-vote occurs when a bank, broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Voting Procedures

Voting by Proxy or in Person at the Special Meeting. Holders of record can ensure that their shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting electronically or by telephone as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in ‘‘street name’’ by a broker or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the shares authorizing you to vote at the special meeting.

Voting Electronically or by Telephone. Our holders of record and many stockholders who hold their shares through a broker or other nominee will have the option to submit their proxy cards or voting instruction cards electronically through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in our stock records in your name or in the name of a broker or other nominee. If you hold your shares through a broker or other nominee, you should check your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are available.

Our holders of record may submit their proxies:

•	through the Internet by visiting a website established for that purpose at http://www.proxyvoting.com/APCS and following the instructions; or

•	by telephone by calling the toll-free number 1-866-540-5760 in the United States and Canada on a touch-tone phone and following the recorded instructions.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted by:

•	giving notice of revocation in person at, or in writing bearing, a later date than the proxy, to our Corporate Secretary, 5225 South Loop 289, Suite 120, Lubbock, Texas 79424;

•	delivering to our Corporate Secretary a duly executed subsequent proxy bearing a later date and indicating a contrary vote;

•	attending the special meeting and voting in person; or

•	if you have instructed a broker or other nominee to vote your shares, by following the directions received from your broker to change those instructions.

Assistance

If you need assistance, including help in changing or revoking your proxy, please contact the firm assisting us with the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue
New York, NY 10022
1-888-750-5834
Bankers or Brokers Call:
(212) 750-5833

Vote Required; How Shares Are Voted

Under Delaware law and our bylaws, the affirmative vote of the holders of shares of our common stock and series B convertible preferred stock, voting together as a single class, representing a majority of the outstanding shares entitled to vote is necessary to adopt the merger agreement and approve the merger and related transactions.

Under Delaware law and our bylaws, if a quorum is present, the affirmative vote of a majority of the shares present in person or represented by proxy at the special meeting and entitled to vote is necessary to vote to adjourn or postpone the special meeting, assuming such a motion is made.

Abstentions and broker non-votes will have the same effect as a vote against the adoption of the merger agreement and approval of the merger and the other transactions contemplated by the merger agreement.

Subject to revocation, all shares represented by each properly executed proxy received by our Corporate Secretary will be voted in accordance with the instructions indicated on the proxy. If you return a signed proxy card but do not provide voting instructions (other than in the case of broker non-votes), the persons named as proxies on the proxy card will vote ‘‘FOR’’ adoption of the merger agreement and approval of the merger and related transactions and in such manner as the persons named on the proxy card in their discretion determine with respect to such other business as may properly come before the special meeting.

If the special meeting is adjourned for any reason, at any subsequent reconvening of the special meeting all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the meeting (except for any proxies that have been revoked or withdrawn).

Voting on Other Matters

The proxy card confers discretionary authority on the persons named on the proxy card to vote the shares represented by the proxy card on any other matter that is properly presented for action at the special meeting. We may determine to adjourn or postpone the special meeting, for example, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement and approve the merger. If, on the date of the special meeting, we have not received duly executed proxies that, when added to the number of votes represented in person at the meeting by persons who intend to vote for the adoption of the merger agreement and approval of the merger, will constitute a sufficient number of votes to adopt the merger agreement and approve the merger, we may recommend the adjournment or postponement of the special meeting. As of the date of this proxy statement, we do not know of any other matter to be raised at the special meeting.

Proxy Solicitation

We will bear the cost of soliciting proxies. These costs include preparing, assembling and mailing this proxy statement, the notice of the special meeting of stockholders and the enclosed proxy card, as well as the cost of forwarding these materials to the beneficial owners of our common stock and series B convertible preferred stock. Our directors, officers and regular employees may, without compensation other than their regular compensation, solicit proxies by telephone, e-mail, the Internet, facsimile or personal conversation, as well as by mail.

We have retained Innisfree M&A Incorporated, a proxy solicitation firm, for assistance in connection with the solicitation of proxies for the special meeting at a cost of approximately $12,000 plus reimbursement of reasonable out-of-pocket expenses. We may also reimburse brokerage firms, custodians, nominees, fiduciaries and others for expenses incurred in forwarding proxy material to the beneficial owners of our common stock and series B convertible preferred stock.

Share Certificates

Please do not send any certificates representing shares of our common stock or series B convertible preferred stock with your proxy card. The procedure for the exchange of certificates representing shares of our common stock or series B convertible preferred stock will be as described in this proxy statement. For a description of procedures for exchanging certificates representing shares of our common stock or series B convertible preferred stock for the merger consideration following completion of the merger, see ‘‘The Merger Agreement — Payment for Shares.’’

THE MERGER

Structure of the Transaction

The proposed transaction is a merger of AHI Merger Sub Inc. with and into Alamosa Holdings, Inc., with Alamosa surviving the merger as a wholly owned subsidiary of Sprint Nextel. The following will occur in connection with the merger:

•	Each share of our common stock issued and outstanding at the effective time of the merger (other than shares held directly or indirectly by us or Sprint Nextel and other than shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be converted into the right to receive $18.75 in cash, less any applicable withholding taxes and without interest.

•	Each share of our series B convertible preferred stock issued and outstanding at the effective time of the merger (other than shares held directly or indirectly by us or Sprint Nextel and other than shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be converted into the right to receive $1,378.69 in cash, which amount is equal to the number of shares of common stock into which each share of series B preferred stock is convertible, multiplied by $18.75, plus any accrued and unpaid dividends as of the effective date of the merger, less any applicable withholding taxes and without interest.

•	Each share of our common stock or series B convertible preferred stock that is owned by us as treasury stock, by any of our subsidiaries, or by Sprint Nextel or any of its subsidiaries, including AHI Merger Sub Inc., immediately before the merger becomes effective will automatically be cancelled and retired and will cease to exist. No consideration will be delivered in exchange for those shares.

•	Our stock options, whether vested or unvested, will be cancelled and option holders will receive the excess, if any, of $18.75 per share over the option exercise price for each share subject to the stock option, less any applicable withholding taxes and without interest.

•	Upon surrender to the paying agent of any valid Alamosa warrant, holders thereof will be entitled to receive the excess, if any, of the number of Alamosa shares issuable upon exercise of such warrants multiplied by $18.75 plus any cash which such holder would have received upon exercise thereof prior to the effective time of the merger, less the applicable exercise price of the warrant and any applicable withholding taxes and without interest.

•	Our Employee Stock Purchase Plan, or ESPP, will generally continue through February 28, 2006 or until the end of the last business day before the effective time of the merger, whichever is earlier, but in lieu of any shares that would have been purchased under the plan, employees will receive $18.75 in cash, less the purchase price for such shares under the ESPP and any applicable withholding taxes and without interest.

Following and as a result of the merger:

•	our stockholders will no longer have any interest in, and will no longer be stockholders of, us, and will not participate in any of our future earnings or growth;

•	AHI Merger Sub Inc.'s common stock, par value $0.01 per share, all of which is held by Sprint Nextel, will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the surviving corporation and will be the only outstanding shares of capital stock of the surviving corporation;

•	our common stock will no longer be listed on the Nasdaq and price quotations with respect to our common stock in the public market will no longer be available; and

•	the registration of our common stock under the Exchange Act will be terminated.

Management and Board of Directors of the Surviving Corporation. The board of directors and officers of AHI Merger Sub Inc. will be the board of directors and officers of the surviving corporation after the completion of the merger.

Background of the Merger

Our board of directors has periodically reviewed with management, outside financial advisors and legal advisors the potential strategic direction for our company in light of our financial performance and market, economic, competitive, regulatory and other conditions and developments. These discussions have included the possibility of, among other things, business combinations involving our company and other telecommunications companies, particularly in view of the increasing competition and ongoing consolidation in the industry. In connection with those discussions, our management and financial advisors have had periodic contacts and discussions with other companies regarding their respective companies, industry trends and developments, and potential business combinations or other strategic initiatives.

As a Sprint PCS Affiliate, our subsidiaries have for several years operated portions of the Sprint PCS network pursuant to management agreements with certain subsidiaries of Sprint. On December 15, 2004, Sprint Corporation and Nextel Communications, Inc. announced the proposed merger of equals of the two companies. Because we and our subsidiaries operate networks that compete with Nextel or Nextel Partners, Inc. in our market area, our management was focused on the potential issues that the proposed merger raised both from an operational perspective and with respect to our rights under the management agreements between Sprint and its operating subsidiaries.

Following the announcement of the Sprint-Nextel merger, beginning in January 2005, our senior management met with senior management of Sprint Corporation on several occasions to discuss, among other things, the issues raised by Sprint's pending merger with Nextel, each company's strategic direction and the potential benefits of a re-affiliation program between Sprint Corporation and our company, whereby we would purchase Nextel's subscriber base in our service area and enter into other arrangements under which we would acquire the economic benefits of the Nextel operations in that area. The parties also had preliminary discussions on how to treat Nextel Partners' operations in the event it was subsequently acquired by Sprint Nextel. In early July 2005, members of our management team and our outside legal counsel met in person with Sprint's management and its outside counsel to discuss the re-affiliation program. Through late July 2005, members of our management team engaged in multiple conference calls with our legal and financial advisors and in discussions with Sprint Corporation regarding potential approaches to developing a re-affiliation program.

In August 2005, we concluded that it was not likely that the parties would reach a mutually acceptable agreement prior to the closing of the merger between Sprint and Nextel. As a result, on August 8, 2005, AirGate PCS, Inc., a wholly-owned subsidiary of Alamosa, filed a complaint against Sprint Corporation, certain of its affiliates and Nextel Communications, Inc. in the Delaware Court of Chancery alleging, among other things, that following the completion of the pending merger between Sprint and Nextel, Sprint would breach the exclusivity covenants contained in the agreements governing Sprint's relationship with our subsidiary, AirGate PCS, Inc., and that Nextel unlawfully interfered with AirGate's exclusive rights under such agreements. Both Sprint Corporation and Nextel Communications, Inc. responded by asserting that the claims that their proposed merger and related activities would violate the agreement with AirGate were without merit, and Sprint Nextel has continued to deny any liability for the claims made in the complaint.

On August 12, 2005, Sprint Corporation and Nextel Communications, Inc. announced that the merger was complete. Thereafter, we continued discussions regarding a re-affiliation program with Sprint Nextel. Beginning in early September 2005, both parties and their respective legal and financial advisors began to conduct due diligence on the overlap of the Nextel assets proposed to be acquired as part of a re-affiliation.

The parties continued to negotiate issues surrounding re-affiliation throughout the month of October 2005. On October 24, 2005, our management and management of Sprint Nextel discussed Sprint Nextel's proposed terms for a re-affiliation program, which Sprint Nextel stated were their final terms. We concluded that the terms of the proposed re-affiliation program as offered by Sprint Nextel were not in the best interest of our stockholders and that, as a result, a re-affiliation program was not likely. Thereafter, the parties began to discuss a potential business combination and, as part of the discussions, we agreed to let Sprint Nextel commence further due diligence.

On October 28, 2005, management of Sprint Nextel conveyed to us an offer of $16.50 per share. We consulted with our financial and legal advisors to discuss the offer, to discuss the conditions under which we would accept an offer and the fiduciary duties of our board with respect to a cash offer.

On October 30, 2005, our board of directors held its quarterly meeting and discussed the status of a potential merger and Sprint Nextel's offer of $16.50 per share. Our board of directors considered, among other things, presentations from our legal and financial advisors and concluded that the offer was not in our best interest or the best interest of our stockholders, but instructed management to continue to engage in negotiations with Sprint Nextel in an effort to secure an acceptable price.

On November 1, 2005, we informed Sprint Nextel that we would consider an offer of $22.00 per share.

Between November 1, 2005 and November 14, 2005, with the assistance of our financial and legal advisors, we negotiated with Sprint Nextel and their financial and legal advisors. The subjects of the negotiations were, among other things, the price per share to be paid by Sprint Nextel and the terms of a definitive agreement. Our board of directors met regularly throughout this time with our management and financial and legal advisors to be informed about the status of negotiations and to direct management with respect thereto. During these negotiations, the parties exchanged various proposals relating to the financial terms of the transaction, and on November 9, 2005, Sprint Nextel indicated that an offer of $18.75, subject to the completion of due diligence and the negotiation of satisfactory definitive agreements, was its best and final offer. On November 12, 2005, Sprint Nextel communicated that we had until the end of day on November 14, 2005 to advise Sprint Nextel of our willingness to proceed to the negotiation and completion of definitive agreements on those financial terms.

On November 14, 2005 and November 15, 2005, our board of directors held several conference calls to discuss the proposed merger and the Sprint Nextel proposal. Our board of directors agreed that we should commence further in-depth discussions with Sprint Nextel about the structure and terms of the proposed merger and merger agreement.

Between November 15, 2005 and November 20, 2005, our management and legal advisors, together with the management and legal advisors for Sprint Nextel, held multiple conference calls to negotiate the structure and terms of the merger and the merger agreement. The legal advisors negotiated and drafted the merger agreement and related documents, including a settlement agreement and mutual release, a stockholders agreement, an amendment to our rights plan and amendments to certain employment agreements.

On November 20, 2005 and November 21, 2005, our management and board of directors held conference calls with our financial and legal advisors. Outside legal counsel discussed and presented to our board of directors a summary of the terms of the merger agreement, the applicable legal considerations, the structure of the contemplated transaction and identified the principal outstanding issues that our management and board of directors had with respect to the merger, the merger agreement and related documents. The financial advisors made presentations to our board of directors and delivered their respective oral opinions that as of such date and based on and subject to various assumptions made, matters considered and limitations described in the opinions, the consideration to be received by the holders of our common stock in the proposed merger was fair, from a financial point of view, to such holders. On November 21, 2005, our board of directors approved the merger agreement and the transactions contemplated by the merger agreement, and resolved to recommend that our stockholders vote to adopt the merger agreement.

Later in the morning of November 21, 2005, Sprint Nextel, AHI Merger Sub Inc. and Alamosa entered into the merger agreement and the parties issued a press release announcing the merger.

Recommendation of Our Board of Directors; Reasons for Recommending the Adoption of the Merger Agreement and Approval of the Merger

Our Board of Directors Recommendation. At a special meeting of our board of directors held on November 21, 2005, our board of directors unanimously approved (with one director absent) the merger agreement and the merger, and determined that the merger agreement and the merger are advisable and that the proposed merger is fair to, and in the best interests of, Alamosa and its stockholders. Accordingly, our board of directors recommends that our stockholders vote ‘‘FOR’’ adoption of the merger agreement and approval of the merger and related transactions.

Our Reasons for the Merger. In reaching its determination, our board of directors consulted with management and its legal and financial advisors. In arriving at its determination, our board of directors also considered a number of factors, including but not limited to:

•	the business, operations, management, financial condition, earnings and cash flows of our company on a historical and prospective basis;

•	the financial condition of Sprint Nextel;

•	the current and prospective environment in which we operate, including national economic conditions, the competitive environment in the telecommunications industry generally, the trend towards consolidation in the telecommunications industry, the evolving regulatory environment faced by telecommunications companies and the likely effect of these factors on us;

•	the complementary fit of our business with Sprint Nextel's business and the expectation that the merger would entail minimal disruption for our customers;

•	the potential impact of the transaction on our employees and other key constituencies;

•	the financial and other terms of the merger, the merger agreement and related documents;

•	the potential impact of the merger of Sprint and Nextel on our operations and on our relationship with Sprint Nextel, and the potential disruption on the parties' relationship caused by the pending litigation between them;

•	the required regulatory and other consents needed for the completion of the merger and the likelihood that such required regulatory and other consents would be received;

•	the respective financial presentations and opinions dated November 20, 2005 delivered by Blackstone and UBS that, as of that date and based on and subject to the respective assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken described in each opinion, the consideration to be received by the holders of our common stock for their common stock in the proposed merger was fair, from a financial point of view, to such holders;

•	presentations and discussions with our senior management and representatives of our primary legal counsel, Skadden, Arps, Slate, Meagher & Flom LLP, or Skadden Arps, and our financial advisors, Blackstone and UBS, regarding the principal terms of the merger agreement and other related documents;

•	the fact that the merger consideration of $18.75 per share to be received by our common stockholders in cash represents an approximate 15.3% premium over the $16.26 per share closing price of our common stock on November 18, 2005, the last full trading day prior to the public announcement of the merger proposal and an approximate 32.0% premium over the year to date average per share price of our common stock ending on the same date; and

•	the availability of appraisal rights under Delaware law to stockholders who dissent from the merger.

Each of these factors favored the conclusion by our board of directors that the merger is advisable, fair to, and in the best interests of, Alamosa and its stockholders. Our board of directors relied on management to provide accurate and complete financial information, projections and assumptions as the starting point for its analysis.

Our board of directors also considered a variety of risks and other potentially negative factors relating to the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•	the fact that, following the merger, our stockholders will cease to participate in any of our future earnings or benefit from any future increase in our value;

•	the fact that certain parties associated with us may have interests that are different from those of our stockholders;

•	the limitations contained in the merger agreement on our ability to solicit other offers, as well as the possibility that we may be required to pay to Sprint Nextel a termination fee;

•	the possibility that the merger may not be completed, which would divert significant resources and would have a negative impact on our operations;

•	the effects of the announcement of the merger on employees and customers;

•	the transaction costs that would be incurred in connection with the merger;

•	the necessity to obtain regulatory approvals required to consummate the merger; and

•	the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to our stockholders.

Our board of directors believes that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit our board of directors to represent effectively the interests of our stockholders. These procedural safeguards include the following:

•	the active negotiations between the parties to the merger agreement regarding the merger consideration and the other terms of the merger agreement and the merger;

•	the retention and receipt of advice from Blackstone and UBS, our financial advisors, as well as the receipt of opinions from each of Blackstone and UBS with respect to the fairness from a financial point of view as of the date of such opinions to the holders of our common stock of the consideration to be received by such holders for their common stock based on and subject to the respective assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken described in each opinion;

•	the recognition by our board of directors that it may consider superior proposals, taking into account the termination fee that would be payable to Sprint Nextel under certain circumstances;

•	the recognition by our board of directors that it has no obligation to recommend the approval of the merger if it determines in good faith that it has received a superior proposal; and

•	the availability of appraisal rights under Delaware law for our stockholders who oppose the merger.

This discussion of the information and factors considered by our board of directors in reaching its conclusions and recommendation includes all of the material factors considered by our board of directors but is not intended to be exhaustive. In view of the wide variety of factors considered by our board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, our board of directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of our board of directors may have given different weight to different factors.

Our board of directors determined that the merger, the merger agreement and the other transactions contemplated by the merger agreement are in the best interests of Alamosa and its stockholders. Accordingly, our board of directors recommends that our stockholders vote ‘‘FOR’’ adoption of the merger agreement and approval of the merger and related transactions.

Settlement Agreement

Contemporaneously with the execution of the merger agreement, Sprint Nextel, Alamosa, and certain of their respective affiliates entered into a settlement agreement and mutual release. Under the terms of the settlement agreement, the parties agreed to file a motion to ‘‘stay’’ the existing litigation between them regarding certain exclusivity covenants contained in the management agreements between Sprint Nextel and certain of its affiliates and Alamosa's subsidiary, AirGate PCS, Inc. In addition, the parties agreed that, at the effective time of the merger, they will cooperate in taking all action necessary to cause the dismissal of the litigation. The settlement agreement also contains mutual releases that will become effective at the effective time of the merger. Furthermore, during the period between the signing of the merger agreement and the effective time of the merger (or termination of the merger agreement, if applicable), the settlement agreement prohibits, among other things, Alamosa from seeking relief against Sprint Nextel and certain of its affiliates through any suit or proceeding for any claim, including any claim for breach of any exclusivity provision of existing commercial contracts, although the settlement agreement permits Alamosa to seek relief through any suit or proceeding for any other claims arising during that period under such commercial contracts or any claims arising under the merger agreement or the settlement agreement.

Stockholders Agreement

Concurrently with the execution and delivery of the merger agreement, our directors, executive officers and certain stockholders, holding an aggregate of 12,355,139 shares of our common stock (7.6% of our common stock outstanding as of the record date), agreed to vote their shares of common stock for the adoption of the merger agreement and approval of the merger.

Opinion of The Blackstone Group L.P.

Blackstone has acted as one of our financial advisors in connection with the proposed merger. We selected Blackstone based on Blackstone's experience, reputation and familiarity with our company's business. Blackstone is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

At the November 20, 2005 meeting at which our board of directors considered the proposed merger, Blackstone delivered an oral opinion to our board of directors, which was subsequently confirmed in writing, to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations set forth therein, the $18.75 per share of common stock to be received by the holders of our common stock in the proposed merger was fair to such holders from a financial point of view.

The full text of Blackstone’s opinion, dated November 20, 2005, to our board of directors, is attached as Appendix B to this proxy statement and is incorporated herein by reference. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Blackstone in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. We urge you to read the opinion carefully and in its entirety in connection with your consideration of the proposed merger.

Blackstone’s opinion speaks only as of the date of the opinion. The opinion is directed to our board of directors and addresses only the fairness, from a financial point of view to our stockholders, of the $18.75 per share of common stock to be paid to the holders of our common stock by Sprint Nextel in the proposed merger. It does not address any other aspect of the proposed merger or the underlying business decision of our company to proceed with the proposed merger and is not a recommendation to any of our stockholders as to how a stockholder should vote in connection with the proposed merger or any other matter.

In arriving at its opinion, Blackstone, among other things:

•	reviewed certain publicly available information concerning our business and financial condition that it believed to be relevant to its inquiry;

•	reviewed certain internal information concerning our business, financial condition, and operations that it believed to be relevant to its inquiry;

•	reviewed certain internal financial analyses, estimates and forecasts relating to our company prepared and furnished to Blackstone by our management, including our 2005 budget and long-term business plan, which included projected EBITDA of $340.0 million, $441.4 million and $498.6 million for 2005, 2006 and 2007, respectively, and projected capital expenditures of $140.0 million, $125.0 million and $125.0 million for 2005, 2006 and 2007, respectively;

•	reviewed the reported prices and trading activity for our common stock;

•	reviewed an unexecuted draft of the merger agreement dated November 19, 2005 and an unexecuted draft of the Stockholders Agreement among Sprint Nextel and certain holders of our common stock, made available on November 19, 2005;

•	held discussions with members of our senior management concerning our business, operating environment, financial condition, prospects and strategic objectives, and the impact of the merger of Sprint Corporation with Nextel Communications, Inc. on our business;

•	reviewed publicly available financial and stock market data with respect to certain other wireless companies that are in businesses that Blackstone believed to be generally comparable to those of our company;

•	reviewed the financial terms of certain recent wireless business combinations that Blackstone believed to be comparable;

•	performed a discounted cash flow analysis of our company based on our long-term business plan referred to above; and

•	conducted such other financial studies, analyses, and investigations, and considered such other information as Blackstone deemed necessary or appropriate.

In preparing its opinion, with the consent of our board of directors, Blackstone relied upon, without assuming responsibility for independent verification, upon the accuracy and completeness of all financial and other information that was available from public sources and all projections and other information provided to it by our company or otherwise reviewed by Blackstone. Blackstone assumed that the financial projections prepared by our company and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, were reasonably prepared and represented management’s best estimates as of the date of their preparation. Blackstone expressed no view as to such analyses or forecasts or the assumptions on which they were based. Blackstone further relied upon the assurances of our management that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

Blackstone was not asked to undertake, and did not undertake, an independent verification of any information, and Blackstone did not assume any responsibility or liability for the accuracy or completeness thereof. Blackstone did not conduct a physical inspection of any of our properties or assets. Blackstone also did not make an independent evaluation or appraisal of our specific assets or liabilities, nor was it furnished with any such evaluations or appraisals.

Blackstone assumed that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to it. Blackstone also assumed that the proposed merger would be consummated in accordance with the merger agreement, without waiver, amendment or modification of any material terms, conditions, or agreements therein.

In arriving at its opinion, Blackstone was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving our company or our assets. Blackstone’s opinion did not address the relative merits of the proposed merger as compared to other business strategies or opportunities that might be available to our company, the effect of any other arrangement in which we might engage, or our underlying business decision to effect the proposed merger nor does Blackstone’s opinion constitute a recommendation to any of our stockholders as to how such stockholder should vote or act with respect to the proposed merger or any other matter.

The Blackstone opinion was necessarily based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of the opinion only. Blackstone assumed no responsibility to update or revise its opinion based on circumstances or events occurring after the date of the opinion.

In preparing its opinion to our board of directors, Blackstone performed a variety of financial and comparative analyses, including those described below. The preparation of a fairness opinion is complex and is not readily susceptible to partial analysis or summary description. Accordingly, Blackstone believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

No company, transaction or business used in Blackstone's analyses as a comparison is directly comparable to our company or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies, business segments or transactions and other factors that could affect the proposed merger or the other values of the companies, business segments or transactions being analyzed.

The estimates contained in Blackstone's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. The analyses do not purport to be appraisals and do not necessarily reflect the prices at which businesses actually may be sold, and such estimates are inherently subject to uncertainty.

Blackstone’s opinion and financial analyses were among many factors considered by our board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of our board of directors or management with respect to the proposed merger or the $18.75 per share of common stock to be paid to the holders of our common stock.

Summary of Financial Analyses. The following is a summary of the material financial analyses underlying Blackstone's opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Blackstone's financial analyses, the tables must be read together with the text of each summary. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Blackstone's financial analyses. Predictions of results of operations, cash flows, EBITDA and per share values for 2005 and subsequent years set forth in the following analyses are not guaranteed, involve risks and uncertainties and may not accurately predict future results of the combined company. These predictions may be affected by the various factors described above in the section called ‘‘Cautionary Statement Concerning Forward-Looking Information.’’

Publicly Traded Comparable Company Analysis.

Blackstone reviewed and analyzed certain public market trading data for publicly traded wireless communications companies that it deemed comparable to our company, using publicly available information including company filings, Wall Street equity research and the Institutional Brokerage Estimate System (a data service that compiles estimates issued by securities analysts), and compared the data for the peer group companies to the corresponding trading data for our company. The peer group consisted of the following publicly traded wireless communications companies with fully-diluted market equity values ranging from approximately $636 million to $7,904 million based on the closing stock prices as of November 18, 2005:

Regional Wireless Communications Companies:

•	Centennial Communications Corp.

•	Dobson Communications Corporation

•	Leap Wireless International, Inc.

Sprint PCS Affiliates:

•	iPCS, Inc.

•	Alamosa Holdings, Inc.

•	UbiquiTel Inc.

Nextel Affiliate:

•	Nextel Partners, Inc.

The table below sets forth the implied range of trading multiples and mean trading multiples for the peer group (including and excluding Nextel Partners, Inc. because it is currently involved in a put process with Sprint Nextel) as of November 18, 2005. With respect to the peer group, Blackstone calculated the implied multiples of the enterprise value, excluding non-core operations and minority investments based on market value estimates, of each peer company to the estimated 2005 and 2006 EBITDA and EBITDA less capital expenditures, as well as to our current number of subscribers.

Total Enterprise Value as a Multiple of
	Low	High	Mean	Mean (Ex. Nextel Partners)
2005E EBITDA	8.3x	15.5x	10.9x	10.1x
2006E EBITDA	7.4x	11.8x	9.4x	9.0x
2005E EBITDA — Capital Expenditures	14.5x	27.4x	20.1x	19.5x
2006E EBITDA — Capital Expenditures	12.1x	16.2x	13.8x	13.1x
Subscribers	$1,537	$4,757	$2,623	$2,267

Based on the foregoing, Blackstone determined an enterprise value to estimated 2006 EBITDA multiple reference range of 8.5x to 9.5x and applied such range to our projected 2006 EBITDA (based on our management projections) to calculate an enterprise value range for our company of $3,752 million to $4,193 million. Blackstone then subtracted our net debt outstanding as of September 30, 2005, as publicly disclosed by us, from these enterprise value ranges and divided those amounts by the number of fully diluted shares of our common stock outstanding as of November 18, 2005, based on information received by Blackstone from our management team, to derive an implied per share valuation range for our common stock of $15.71 to $18.08, as compared to the consideration per common share of $18.75 to be paid in the proposed merger.

Comparable Transactions Analysis.

Blackstone reviewed and analyzed the following eight merger transactions announced from February 17, 2004 through August 30, 2005 involving target wireless communications companies (the ‘‘Comparable Transactions’’), using publicly available information from company news releases and filings, Wall Street equity research and the Institutional Brokerage Estimate System:

Target	Acquiror
AT&T Wireless Services, Inc.	Cingular Wireless LLC
Nextel Communications, Inc.	Sprint Corporation
AirGate PCS, Inc.	Alamosa Holdings, Inc.
Western Wireless Corporation	ALLTEL Corporation
Horizon PCS, Inc.	iPCS, Inc.
US Unwired Inc.	Sprint Corporation
IWO Holdings, Inc.	Sprint Nextel Corporation
Gulf Coast Wireless Limited Partnership	Sprint Nextel Corporation

Blackstone calculated the implied multiples of transaction total enterprise value of each comparable target company in the selected transactions described above at announcement to the EBITDA and EBITDA less capital expenditures estimated in the year of announcement (‘‘CY’’) and the year following announcement (‘‘FY’’), as well as to the number of target subscribers at announcement. Based upon financial information for our company and the consideration per common share of $18.75 to be paid in the proposed merger, Blackstone also calculated the corresponding implied multiples for the proposed merger. The table below sets forth the implied multiples for the merger (based on our management estimates) and the range of implied multiples and implied mean multiples for the target companies in the selected transactions described above.

Transaction Total Enterprise Value as a Multiple of
	Low	High	Mean	Alamosa / Sprint Nextel
CY EBITDA	8.3x	12.9x	10.3x	12.7x
FY EBITDA	7.1x	9.9x	8.3x	9.8x
CY EBITDA — Capital Expenditures	8.9x	27.2x	19.3x	21.6x
FY EBITDA — Capital Expenditures	12.0x	19.5x	15.2x	13.6x
Subscribers	$1,549	$3,026	$2,207	$2,918

Based on the foregoing, Blackstone determined an enterprise value to estimated 2006 EBITDA multiple reference range of 8.25x to 9.75x and applied such range to the projected 2006 EBITDA for our company (based on our management projections) to calculate an enterprise value range for our company of $3,641 million to $4,303 million. Blackstone then subtracted our net debt outstanding as of September 30, 2005, as publicly disclosed by us, from these enterprise value ranges and divided those amounts by the number of fully diluted shares of our common stock outstanding as of November 18, 2005, based on information received by Blackstone from our management team, to derive an implied per share valuation range for our common stock of $15.10 to $18.67, as compared to the consideration per common share of $18.75 to be paid in the proposed merger.

Premiums Paid Analysis.

For each of the Comparable Transactions other than Gulf Coast / Sprint Nextel (which was not incorporated into the analysis because of Gulf Coast’s status as a privately held company) and Horizon PCS / iPCS (which was not incorporated into the analysis because of Horizon’s limited trading volume prior to announcement and stockholders’ significant interest in the pro forma company following that transaction), Blackstone reviewed the premiums offered by the acquiror in each transaction implied by the transaction prices relative to the stock prices of the target companies as of the dates (i) 90 days prior, (ii) 30 days prior, (iii) 10 days prior and (iv) one day prior, to the announcement of the transaction. Blackstone compared the implied average premiums for the selected transactions to the premium to closing prices of our common stock for the corresponding dates implied by the consideration per common share of $18.75 to be paid in the merger. The following table summarizes the results of this analysis:

	Premium to Market Per Share Price
	Mean	Sprint Affiliate Transactions(1)	Alamosa / Sprint Nextel
1 calendar day prior to announcement	13.9%	10.2%	15.3%
10 calendar days prior to announcement	17.5%	9.3%	18.4%
30 calendar days prior to announcement	23.3%	11.5%	22.9%
90 calendar days prior to announcement	38.9%	20.1%	14.6%

(1)	Reflects US Unwired / Sprint and IWO Holdings / Sprint Nextel.

Based on the foregoing, Blackstone derived an implied per share valuation range based on a 10% to 15% premium over our company’s 30-day trading average, of $16.79 to $17.55 per share, as compared to the consideration per common share of $18.75 to be paid in the proposed merger. By multiplying this implied per share valuation range by the number of fully diluted shares of our common stock outstanding as of November 18, 2005, based on information received by Blackstone from our management team, and adding to those amounts our net debt outstanding as of September 30, 2005, as publicly disclosed by us, Blackstone calculated an enterprise value range for our company of $3,951 million to $4,093 million.

Discounted Cash Flow Analysis.

Blackstone performed a discounted cash flow analysis of the present value of the unlevered cash flows that our company is estimated to generate over fiscal years 2006 through 2013 as per our management projections. For this analysis, Blackstone applied perpetual growth rates ranging from 3.5% to 4.5% to our company’s 2013 projected cash flows (implying terminal EBITDA multiples ranging from 6.6x to 7.6x 2013 EBITDA). The projected unlevered cash flows were then discounted to present value using a weighted average cost of capital, or WACC, of 11.0% to 12.0% (based on a mean unlevered beta of 0.96 for selected wireless communications comparables, and a targeted debt-to-total capitalization ratio of 25%). Unlevered beta is a measure of the volatility in a company’s stock market price relative to the broader stock market that is calculated assuming that the company being analyzed has no debt in its capital structure. Blackstone also calculated cash taxes at 38% on an unlevered normalized basis. The sum of (i) the net present value of our company’s unlevered cash flows from 2006 to 2013 at a WACC of 11.0% to 12.0%, (ii) the net present value of our company’s terminal value based on a perpetual growth rate of 3.5% to 4.5% and a WACC of 11.0% to 12.0% and (iii) the net present value of our company’s net operating losses, was used to determine our company’s implied total enterprise value. Blackstone then subtracted our company’s net debt outstanding as of September 30, 2005, as publicly disclosed by us, from these enterprise value ranges and divided those amounts by the number of fully diluted shares of our common stock outstanding as of November 18, 2005, based on information received by Blackstone from our management team, to derive an implied equity value range for our company of $16.28 to $21.43 per share, as compared to the consideration per common share of $18.75 to be paid in the proposed merger.

Miscellaneous. Blackstone acted as financial advisor to our company with respect to the proposed merger. We agreed to pay Blackstone customary fees for its financial advisory services, a significant portion of which are contingent and payable only if the proposed merger is completed. In addition, we agreed to reimburse Blackstone for out-of-pocket expenses and to indemnify and hold harmless Blackstone and its affiliates and their respective partners (both general and limited), members, officers, directors, employees and agents and each other person, if any, controlling Blackstone or any of its affiliates from and against certain liabilities arising out of the performance of such services, including certain liabilities under the federal securities laws.

Blackstone has, in the past, provided financial advisory services to our company and/or our affiliates and may continue to do so.

Opinion of UBS Securities LLC

On November 20, 2005, UBS delivered to our board of directors, an oral opinion, which opinion was confirmed by delivery of a written opinion dated the same date, to the effect that, as of that date and based on and subject to various assumptions made, matters considered and limitations described in the opinion, the consideration to be received by the holders of our common stock in the proposed transaction was fair, from a financial point of view, to such holders.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. The opinion is attached as Appendix C and is incorporated into this proxy statement by reference. UBS’ opinion is directed only to the fairness, from a financial point of view, of the consideration to be received by our common stock holders and does not address any other aspect of the proposed transaction or any related transaction. The opinion does not address the relative merits of the proposed transaction as compared to other business strategies or transactions that might be available to our company or the underlying business decision of our company to effect the proposed transaction. The opinion does not constitute a recommendation to any of our stockholders as to how to vote or act with respect to the proposed transaction. You are encouraged to read the opinion carefully in its entirety. The summary of UBS’ opinion below is qualified in its entirety by reference to the full text of UBS’ opinion.

At our direction, UBS was not asked to, and it did not, offer any opinion as to the material terms (other than the merger consideration to be received by the holders of our common stock) of the merger agreement or the form of the proposed transaction. In rendering its opinion, UBS also assumed, with our consent, that the final executed merger agreement would not differ in any material respect from the draft merger agreement that UBS examined prior to rendering its opinion, that we and Sprint Nextel would comply with all the material terms of the merger agreement, and that the proposed transaction would be consummated in accordance with the terms of the merger agreement without any adverse waiver or amendment of any material terms or conditions thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed transaction will be obtained without any material adverse effect on our company or the proposed transaction. UBS was not authorized to solicit and it did not solicit indications of interest in an acquisition of our company from any party.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and historical financial information relating to our company;

•	reviewed certain internal financial information and other data relating to our business and financial prospects that we provided to UBS and not publicly available, including financial forecasts and estimates prepared by our management;

•	conducted discussions with members of our senior management concerning our businesses and financial prospects;

•	reviewed publicly available financial and stock market data with respect to certain other companies in lines of business UBS believed to be generally relevant;

•	compared the financial terms of the proposed transaction with the publicly available financial terms of certain other transactions that UBS believed to be generally relevant;

•	reviewed current and historical market prices of our common stock;

•	reviewed the merger agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with our consent, UBS did not assume any responsibility for independent verification of any of the information that was provided to or reviewed by UBS for the purpose of its opinion and, with our consent, UBS relied on that information being complete and accurate in all material respects. In addition, with our consent, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of our company, and was not furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates, UBS assumed, at our direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of our management as to our future performance. UBS also assumed, at our direction, in particular that such financial forecasts and estimates reflect the best currently available estimates and judgments of our management as to the outcome of any pending or future disputes between our company and Sprint Nextel. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to UBS as of, the date of its opinion.

Summary of Financial Analysis of UBS Securities LLC. In connection with rendering its opinion, UBS performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analyses and opinion. None of the analyses performed by UBS were assigned greater significance or reliance by UBS than any other. UBS did not form an opinion as to whether any individual analysis or factor, whether positive or negative, considered in isolation, supported or failed to support UBS’ opinion. UBS arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of our future performance provided by our management in or underlying UBS analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analysis, UBS considered industry performance, general business and economic conditions and other matters, many of which are beyond our control. Estimates of the financial value of companies do not necessarily purport to be appraisals or reflect the prices at which companies actually may be sold.

The decision to enter into the merger agreement and to agree to the merger consideration negotiated between the parties was solely that of our board of directors. UBS’ opinion and financial analyses were only one of many factors considered by our board of directors in its evaluation of the proposed transaction and should not be viewed as determinative of the views of our board of directors or management with respect to the merger and the merger consideration.

The following is a brief summary of the material financial analyses performed by UBS and reviewed with our board of directors in connection with UBS’ opinion relating to the proposed transaction. The financial analyses summarized below include information presented in tabular format. In order to fully understand UBS’ financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses.

Analysis of Selected Publicly Traded Companies.

UBS compared our selected financial information and operating statistics to corresponding financial information and operating statistics of the following selected publicly held Sprint PCS Affiliates that UBS considered reasonably comparable, in certain respects, to our company, and which are referred to as Sprint PCS Affiliates:

•	iPCS, Inc.

•	UbiquiTel Inc.

In addition, UBS compared the following additional publicly held wireless telecommunications service providers that are not Sprint PCS Affiliates that UBS considered reasonably comparable, in certain respects, to our company:

•	Centennial Communications Corp.

•	Dobson Communications Corporation

•	Leap Wireless International, Inc.

•	Nextel Partners, Inc.

•	Sprint Nextel Corporation

UBS calculated the multiples of enterprise value (which consists of market value of the particular company’s equity, plus the particular company’s debt and minority interest, less cash and cash equivalents, less the estimated market value of any non-core assets and operations) to the following financial information and operating statistics for each of our company and the selected companies based on closing stock prices as of November 18, 2005:

•	the total population currently served by the operating network of the particular company, or Covered POPs;

•	subscribers as of the date of last available quarterly report for the particular company;

•	calendar years 2005, 2006 and 2007 estimated earnings before interest, taxes, depreciation and amortization, or EBITDA;

•	ratio of calendar year 2005 estimated EBITDA multiple to the compounded annual growth rate, or CAGR, of estimated EBITDA for calendar years 2005 to 2008; and

•	calendar years 2005, 2006 and 2007 estimated EBITDA less estimated capital expenditures.

Estimated financial data for the selected companies was based on various publicly available Wall Street research reports. UBS then calculated the mean, median, high and low enterprise value multiples for the universe of selected publicly traded companies. Although Sprint Nextel and Nextel Partners were included in the analysis based on the foregoing criteria, UBS excluded both Sprint Nextel and Nextel

Partners from the calculation of the mean, median, high and low enterprise value multiples. Sprint Nextel was excluded because it is significantly larger and more diversified than any other company in the peer group, and Nextel Partners was excluded because it is currently involved in a put process with Sprint Nextel. UBS compared the resulting range of multiples for the selected companies to our multiples based (1) on the closing price of our common stock on November 18, 2005, and (2) on the proposed merger consideration of $18.75 per share, in each case using our estimated financial data (a) as provided by our management, and (b) based on various publicly available Wall Street analyst research reports. The results of UBS’ calculations are presented in the table below:

	Enterprise Value as a Multiple of
	(As of September 30, 2005)		EBITDA						2005 EBITDA/ 2005-2008 EBITDA CAGR		EBITDA less Capital Expenditures
	Covered POPs	Subscribers	2005		2006		2007				2005		2006		2007
Overall (excludes Nextel Partners and Sprint Nextel)
Mean	$153	$2,189	10.0	x	9.1	x	7.5	x	0.77	x	22.8	x	13.1	x	11.2	x
Median	143	2,313	9.4		9.0		7.4		0.81		18.7		12.7		10.8
High	306	2,792	12.5		10.7		8.8		0.95		41.6		15.7		13.5
Low	76	1,531	8.2		7.5		6.8		0.54		14.0		11.3		9.8
Alamosa Based on Closing Price of Alamosa Common Stock on November 18, 2005
Management Estimates	$194	$2,604	11.1	x	8.7	x	7.7	x	0.62	x	18.6	x	12.2	x	10.3	x
Wall Street Estimates	194	2,604	11.3		8.9		8.1		0.79		19.4		13.3		11.0
Alamosa Based on $18.75 Per Share Merger Consideration
Management Estimates	$217	$2,918	12.4	x	9.8	x	8.7	x	0.70	x	20.9	x	13.6	x	11.6	x
Wall Street Estimates	217	2,918	12.6		10.0		9.0		0.88		21.7		14.9		12.3

UBS noted none of the selected companies are either identical or directly comparable to our company and that any analyses of selected companies necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

    Analysis of Selected Precedent Transactions.

UBS analyzed certain information for the following nine selected transactions in the wireless telecommunications industry announced after January 2004. The transactions considered and the month and year each transaction was announced were as follows:

Acquirer	Target	Announcement Date
Target Companies That Were Sprint PCS Affiliates
Sprint Nextel Corporation	IWO Holdings, Inc	August 2005
Sprint Nextel Corporation	Gulf Coast Wireless Limited Partnership	August 2005
Sprint Corporation	US Unwired Inc.	July 2005
iPCS, Inc.	Horizon PCS, Inc	March 2005
Alamosa Holdings, Inc.	AirGate PCS, Inc.	December 2004
Other Wireless Telecommunications Target Companies
ALLTEL Corporation	Midwest Wireless Holdings	November 2005
ALLTEL Corporation	Western Wireless Corporation	January 2005
Sprint Corporation	Nextel Communications, Inc.	December 2004
Cingular Wireless LLC	AT&T Wireless Services, Inc.	February 2004

For each of the selected transactions, UBS calculated and compared the resulting multiples of enterprise value (which consists of market value of the particular company’s equity, plus the particular company’s debt and minority interest, less cash and cash equivalents, less the estimated value of any non-core assets and operations) to the following financial information and operating statistics for the target company:

•	the total population served by the operating network of the target company, or Covered POPs;

•	subscribers;

•	latest twelve-months, or LTM, EBITDA as of the latest fiscal quarter immediately preceding the announcement of the relevant transaction for which quarterly financials were available; and

•	estimated EBITDA for the next calendar year following the announcement of the relevant transaction.

Estimated financial data for the selected target companies was based on public filings and various publicly available Wall Street analyst research reports available at the time of announcement of the relevant transaction. UBS utilized our estimated financial data as provided by our management. UBS then calculated the mean, median, high and low enterprise value multiples for (1) those selected companies that were Sprint PCS Affiliates, as a group and (2) those other selected companies that were not Sprint PCS Affiliates, as a group. The results of UBS’ calculations are presented in the table below:

	Enterprise Value as a Multiple of
	Covered POPs	Subscribers	EBITDA
			LTM		Next Calendar Year
Target Companies That Were Sprint PCS Affiliates
Mean	$101	$2,100	10.3	x	8.7	x
Median	96	1,800	10.1		8.3
High	159	3,026	11.4		10.2
Low	52	1,533	9.2		7.2
Other Wireless Telecommunications Target Companies
Mean	$322	$2,719	9.9	x	8.5	x
Median	204	2,830	10.0		8.6
High	566	3,176	11.0		9.5
Low	195	2,039	8.4		7.5
Alamosa	$217	$2,918	13.0	x	9.8	x

UBS noted that none of the selected precedent transactions is either identical or directly comparable to the proposed transaction and that any analysis of selected precedent transactions necessarily involves complex considerations and judgments concerning financial and operating characteristics and the other factors that could affect the acquisition values of the companies concerned.

Discounted Cash Flow Analysis.

UBS performed a discounted cash flow analysis of our company to calculate the estimated present value of the stand-alone unlevered, after-tax free cash flows that we are expected to generate over calendar years 2006 through 2013. Estimated financial data for our company was based on financial forecasts and estimates provided by our management. UBS applied a range of perpetuity growth rates of 3.0% to 4.0% to our estimated calendar year 2013 free cash flow. The cash flows and terminal values were discounted to December 31, 2005 using a range of discount rates of 10.5% to 11.5%. UBS also estimated the present value of the benefits of the net operating losses, or NOLs, that our management estimated could be utilized by our company against taxable income through 2019 on a stand-alone basis. The estimated NOL benefits were discounted to December 31, 2005 using an estimated range of cost of equity for our company of 13.3% to 15.1%. In order to derive equity value ranges for our company, the present value of the cash flows, terminal values and NOL benefits were then adjusted for our cash (with proceeds from outstanding in-the-money options being added to our cash balance) and total debt outstanding as of September 30, 2005, based on our public filings.

This analysis implied a fully diluted per share equity reference range of $16.79 to $22.08 per share, as compared to the merger consideration of $18.75 per share.

Other Factors.

In rendering its opinion, UBS also reviewed and considered other factors, including:

•	historical trading prices and trading volumes of our common stock during the period from December 15, 2004 through November 18, 2005; and

•	the premiums implied in the proposed transaction based on the merger consideration of $18.75 per share and the closing price of our common stock on November 18, 2005, in each case using estimated financial data for our company (a) as provided by our management, and (b) based on various publicly available Wall Street analyst research reports.

Miscellaneous. Under the terms of its engagement, we have agreed to pay UBS customary fees for its financial advisory services, a significant portion of which are payable upon the consummation of the proposed transaction. In addition, we have agreed to reimburse UBS for its reasonable expenses, including fees and disbursements of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement.

We selected UBS as a financial advisor in connection with the transaction because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and is familiar with our company and our business. UBS is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

In the past, UBS and its predecessors have provided investment banking services to our company and to Sprint Nextel unrelated to the proposed transaction, for which UBS and its affiliates have received compensation. In January 2005, UBS acted as sole solicitation agent in connection with our consent solicitation with respect to AirGate PCS, Inc.'s 9.375% Senior Subordinated Secured Notes due 2009 and 1st Priority Senior Secured Floating Rate Notes due 2011. In January 2005, UBS and its affiliate, UBS Loan Finance LLC also provided a commitment letter to our company providing for bridge loan facilities of up to $300.0 million. In December 2004, UBS acted as sole financial advisor to our company in connection with its acquisition of AirGate PCS, Inc. In January 2004, UBS was the sole book running manager on our 8.500% senior notes offering. In November 2003, UBS acted as sole financial advisor to our company on our exchange offering for our 12.500% senior notes, 13.625% senior notes and 12.875% senior discount notes. UBS is currently providing services to Sprint Nextel as a lender in its $1.0 billion revolving credit facility. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, our securities and Sprint Nextel's securities and, accordingly, may at any time hold a long or short position in such securities.

Purposes of the Merger; Certain Effects of the Merger

Our purpose for engaging in the merger is to enable our stockholders to receive $18.75 in cash per share of common stock, representing a premium for our common stock prior to announcement of the potential merger and $1,378.69 in cash, plus accrued and unpaid dividends, per share of series B convertible preferred stock. We believe that Sprint Nextel's purpose for engaging in the merger is to enable Sprint Nextel to acquire our company, to capitalize on substantial strategic and financial benefits between the parties, to enhance its operating flexibility by, among other things, resolving certain issues in the pending litigation relating to exclusivity and other rights that could impact Sprint Nextel's integration efforts and to enhance Sprint Nextel's ability to implement directly new features and functionality on its network.

The merger will terminate all equity interests in our company held by our current stockholders and Sprint Nextel will be the sole owner of our company and our business. Upon completion of the merger, we will remove our common stock from listing on the Nasdaq and our common stock will no longer be publicly traded.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors, you should be aware that our executive officers and directors have interests in the transaction that may be different from, or are in addition to, the interests of our stockholders generally. Our board of directors was aware of these differing interests and considered them, among other matters, in recommending the adoption of the merger agreement and approval of the merger to our stockholders.

Treatment of Directors' and Executive Officers' Equity Interests in Alamosa. Our directors and executive officers will receive cash in the merger for the shares of our common stock and series B convertible preferred stock owned by them and for the shares of restricted stock and options to purchase shares of our common stock they hold. The shares of our common stock and series B convertible preferred stock owned by our directors and executive officers will be converted as of the completion of the merger into the right to receive $18.75 and $1,378.69 (plus accrued and unpaid dividends) per share, respectively. The merger will constitute a change in control under our long-term incentive plan, which we adopted in 1999. Pursuant to the terms of the long-term incentive plan, upon a change in control all awards granted under the plan are to become fully vested, and in case of stock options, exercisable. As a result, shares of restricted stock granted will vest as a result of the merger and the holders thereof will be entitled to $18.75 per share and any stock options outstanding will be cancelled and the holders thereof will be entitled to the excess, if any, of $18.75 per share over the option exercise price for each share subject to the stock option, in each case, less any applicable withholding taxes and without interest.

The following table indicates, with respect to each of our executive officers (and any affiliates of such officers) and each of our directors, (1) the number of shares of our common stock owned by such executive officer or director as of December 16, 2005, (2) the number of unvested stock options to purchase our common stock held as of December 16, 2005, (3) the weighted average exercise price of unvested stock options, (4) the number of vested stock options to purchase our common stock as of December 16, 2005, (5) the weighted average exercise price of vested stock options, (6) the number of shares of our restricted common stock held by such executive officer or director as of December 16, 2005, including the number of restricted shares that will be granted to executive officers and directors on January 2, 2006 pursuant to the terms of the executive officer employment agreements and our director compensation policy (but excluding any shares of restricted stock to be awarded to our directors pursuant to our director compensation policy for service between October 1, 2005 and December 31, 2005, which number of shares will be based upon the closing sale price of our common stock on December 30, 2005), (7) the number of shares of series B convertible preferred stock held by such executive officer or director as of December 16, 2005, and (8) the total amount to be received by such person from the sale of our stock (whether restricted, common or preferred) and the net proceeds received in respect of both vested and unvested stock options.

	Shares of Alamosa Common Stock Owned	Unvested Options to Purchase Alamosa Common Stock	Weighted Average Exercise Price of Unvested Alamosa Options	Vested Options to Purchase Alamosa Common Stock	Weighted Average Exercise Price of Vested Alamosa Options	Restricted Shares Owned	Series B Convertible Preferred Stock	Total Amount to Be Received from Sale of Stock and Stock Options
David E. Sharbutt	591,137	53,600	$12.350	1,451,400	$2.825	200,000	—	$38,290,693.75
Five S, Ltd.(1)	475,423	—	—	1,455,000	$17.000	—	—	$11,460,431.25
Kendall W. Cowan	163,415	33,500	$12.350	16,500	$12.350	150,000	—	$6,196,531.25
Cowan Interests, Ltd.(2)	—	—	—	1,455,000	$17.000	—	—	$2,546,250.00
Steven A. Richardson	34,968	26,800	$12.350	13,200	$12.350	90,000	—	$2,599,150.00
Margaret Z. Couch	33,795	10,050	$12.350	109,200	$16.763	30,000	—	$1,477,481.25
Anthony Sabatino	91,074	20,100	$12.350	139,900	$13.709	80,000	350	$4,524,054.00
Loyd I. Rinehart	32,571	16,750	$12.350	5,250	$12.350	60,000	—	$1,876,506.25
Ray M. Clapp, Jr.	21,175	—	—	84,759	$11.223	16,500	—	$1,344,415.85
Scotty Hart	7,300	—	—	38,714	$14.920	16,500	—	$594,515.50
Schuyler B. Marshall	30,500	—	—	203,930	$4.472	21,534	—	$3,887,407.39
Allen T. McInnes	20,277	—	—	13,621	$5.880	16,890	—	$872,179.10
John F. Otto, Jr.	20,277	—	—	74,085	$3.036	19,596	—	$1,911,771.80
Thomas F. Riley, Jr.	—	—	—	—	—	6,500	—	$121,875.00
TF Riley Trust(3)	184,500	—	—	—	—	—	—	$3,459,375.00
Patricia Riley Trust(3)	15,500	—	—	—	—	—	—	$290,625.00
Michael V. Roberts	4,092,612	—	—	68,641	$3.196	19,688	—	$78,173,286.40
Stephen C. Roberts (4)	3,505,883	—	—	83,020	$3.003	12,050	—	$67,268,599.84
Jane E. Shivers	3,000	—	—	—	—	10,001	—	$243,768.75
Jimmy White	22,014	—	—	47,000	$11.802	16,500	—	$1,048,710.00

(1)	Mr. Sharbutt is a limited partner of Five S, Ltd. and President of Sharbutt Inc., the general partner of Five S, Ltd.

(2)	Mr. Cowan is a limited partner of Cowan Interests, Ltd. and the President of K. Cowan, Inc., the general partner of Cowan Interests, Ltd.

(3)	Mr. Riley has investment control, right to revoke and retains reportable beneficial ownership of trusts' securities.

(4)	Mr. Roberts served as a director until June 2, 2005, but did not stand for reelection. After June 2, 2005, Mr. Roberts continued as a board advisor.

Our Management Following the Merger. It is anticipated that our executive officers will each terminate employment for ‘‘good reason’’ under his or her employment agreement upon or shortly following the merger. In the case of Mr. Sharbutt and Ms. Couch, such termination of employment is expected to occur upon the consummation of the merger. Messrs. Cowan, Richardson, Rinehart and Sabatino each agreed to amend their employment agreements, at the request of Sprint Nextel, to provide that they would not terminate employment for ‘‘good reason’’ under their employment agreements for a specified period following the merger and that they would provide assistance with post merger transition services during this period. This period is 90-days in the case of Messrs. Richardson, Sabatino and Rinehart, and for Mr. Cowan, until the earlier of March 15, 2006 or the date on which we file our annual report on Form 10-K. The amendments do not change the provision in the officer's employment agreements that any determination by these executive officers that they have ‘‘good reason’’ to terminate their employment under the employment agreement after the expiration of this period will be final and conclusive.

Indemnification and Insurance. The surviving corporation will maintain, for six years from the effective time of the merger, for the benefit of our current directors and officers, liability insurance policies covering acts or omissions occurring at or prior to the effective time with respect to those persons who are currently indemnified parties (as defined in the merger agreement). For a description of the indemnification and insurance of the officers, directors, employees and agents, see ‘‘Merger Agreement — Indemnification and D&O Liability Insurance.’’

Agreements with Management.    Each of our executive officers is entitled to receive a severance payment and continued fringe and other health and welfare benefits for up to two years under his or her employment agreement if his or her employment is terminated by us without cause or by the executive for good reason. Upon such a termination within twelve months following a change in control, each executive officer is entitled to two-years of continued benefits, a pro-rata annual bonus for the year of termination, and a lump sum severance payment equal to a multiple (three in the case of Messrs. Sharbutt and Cowan and two for the other executive officers) of the sum of his or her annual base salary and the higher of the executive's target bonus or the average annual bonus over the two preceding years. The merger will constitute a change in control under the employment agreements, and, as noted above under ‘‘Our Management Following the Merger,’’ each executive officer is expected to terminate employment for good reason following the merger, which will entitle him or her to severance. The cash severance for Messrs. Sharbutt, Cowan, Richardson, Sabatino, and Rinehart and Ms. Couch is estimated to be $3,488,000, $2,469,000, $1,123,000, $987,000, $939,000, and $667,000, respectively. In addition, any restricted shares granted to the executive officers, including those that will be granted to the executive officers for 2006 under the terms of the their employment agreements, and any unvested stock options held by the executive officers will vest upon consummation of the merger. The amounts payable to officers for their options and stock are listed on page 32.

In addition, Messrs. Sharbutt, Cowan and Richardson are each entitled to receive a tax gross-up payment to make him whole if he becomes subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, or the Code, on excess parachute payments; provided, however, that no gross-up payment will be made to the executive and the amount paid to the executive will be reduced to the amount such that no gross-up payment will be required if a reduction of 15% or less to the payments and benefits that the executive would receive would not subject him to the excise tax on excess parachute payments. Payments and benefits to Messrs. Sabatino and Rinehart and Ms. Couch will (if necessary) be reduced so that no amount will be subject to the excise tax imposed under Section 4999 of the Code, provided that each such executive's after-tax position would be improved as a result of such reduction.

If any payments to be made to the executive officers are subject to a six-month delay necessary to comply with the requirement under Section 409A of the Code, we will, immediately prior to the merger, make a cash contribution to a rabbi trust in respect of payments to executive officers that are delayed to comply with Section 409 of the Code. Any interest earned on payments delayed as a result of Section 409A, less costs attributable to the establishment of the rabbi trust and taxes paid by us on amounts in the rabbi trust, will be paid to each executive officer in proportion to the amounts contributed to the trust on his behalf.

Litigation Relating to the Merger

As of the date of this proxy statement, we are aware of three lawsuits filed against our company, our directors and certain of our senior officers in connection with the merger. Slightom v. Sharbutt, et al., Cause No. 2005-533,080, is a purported shareholder derivative action that was filed on November 23, 2005 in the District Court of Lubbock County, Texas, 99th Judicial District. The complaint alleges, among other things, that certain defendants caused amendments pertaining to stock options to be made to employment agreements with our company and that these defendants provided confidential information to Sprint Nextel in exchange for the funding of these options, which vest immediately when our company is sold. The complaint asserts five causes of action against the defendants, namely abuse of control, breach of the fiduciary duty of candor, gross mismanagement, unjust enrichment and breach of fiduciary duty. The plaintiff is seeking to have the court (i) enjoin the consummation of the merger on the terms proposed, (ii) direct the defendants to exercise their fiduciary duties, (iii) rescind the merger (to the extent already implemented), (iv) impose a constructive trust upon any benefits improperly received by defendants as a result of wrongful conduct, and (v) award attorneys' and experts' fees to the plaintiff. The plaintiff has demanded a jury trial. Similarly, Devesty v. Sharbutt, et al., Cause No. 2005-533,094, a purported shareholder derivative action filed on November 28, 2005 in the District Court of Lubbock County, Texas, 72nd Judicial District, and Czapfki v. Sharbutt, et al., Cause No. 2005-533,095, a purported shareholder derivative action filed on November 28, 2005 in the District Court of Lubbock County, Texas, 237th Judicial District, involve complaints that are essentially identical to the complaint filed in Slightom v. Sharbutt, et al., described above.

Material U.S. Federal Income Tax Consequences

The following discussion is a summary of the material U.S. federal income tax consequences of the merger to our stockholders who will receive cash in exchange for our common stock and/or series B convertible preferred stock pursuant to the merger. The discussion is based on the provisions of the Internal Revenue Code, treasury regulations promulgated under it, judicial decisions and administrative rulings, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly with retroactive effect.

The following does not address the U.S. federal income tax consequences to our stockholders in light of their particular circumstances or that may be subject to special rules (for example, dealers in securities, brokers, banks, insurance companies, tax-exempt organizations and financial institutions, stockholders subject to the alternative minimum tax, partnerships (or other flow-through entities for U.S. federal income tax purposes and their partners or members), persons whose ‘‘functional currency’’ is not the U.S. dollar, stockholders that have acquired our common stock and/or series B convertible preferred stock as part of a straddle, hedge, conversion transaction or other integrated investment or stockholders that acquired our common stock pursuant to the exercise of an employee stock option or otherwise as compensation), nor does it address the U.S. federal income tax consequences to stockholders that do not hold our common stock and/or series B convertible preferred stock as ‘‘capital assets’’ within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). The tax consequences to stockholders that hold our common stock and/or series B convertible preferred stock through a partnership or other pass-through entity will generally depend on the status of the stockholder and the activities of the partnership. This discussion does not consider the effect of any state, local or foreign income or other tax law.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

For purposes of this discussion, (1) a ‘‘U.S. holder’’ means a beneficial owner of our common stock and/or series B convertible preferred stock that, for U.S. federal income tax purposes, is (A) an individual who is a citizen or resident of the United States, (B) a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof, the District of Columbia or any political subdivision thereof, (C) an estate, the income of which is subject to U.S. federal income taxation regardless of its source or (D) a trust, (i) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control the substantial decisions of the trust or (ii) if a valid election to be treated as a U.S. person is in place for it, and (2) a ‘‘non-U.S. holder’’ means a beneficial owner (other than a partnership) of our common stock and/or series B convertible preferred stock that is not a ‘‘U.S. holder.’’

Treatment of U.S. Holders. The receipt of cash in exchange for our common stock and/or series B convertible preferred stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder that receives cash in exchange for our common stock and/or series B convertible preferred stock pursuant to the merger will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash paid to the U.S. holder and the U.S. holder's adjusted tax basis in our common stock and/or series B convertible preferred stock surrendered in the merger. Gain or loss will be determined separately for each block of our common stock and/or series B convertible preferred stock (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the merger. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder has held our common stock and/or series B convertible preferred stock for more than one year at the time of the consummation of the merger and will be short-term capital gain or loss if the U.S. holder has held our common stock and/or series B convertible preferred stock for one year or less at the time of the consummation of the merger. The deductibility of capital losses is subject to limitations under the Internal Revenue Code.

Treatment of Non-U.S. Holders. Any gain realized by a non-U.S. holder on the receipt of cash in exchange for our common stock and/or series B convertible preferred stock pursuant to the merger will generally not be subject to U.S. federal income tax unless:

•	the non-U.S. holder is an individual that is present in the United States for 183 days or more in the taxable year in which the merger is consummated and certain other conditions are satisfied; or

•	the gain is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States and, if a tax treaty applies, the non-U.S. holder maintains a U.S. permanent establishment to which the gain is attributable.

A non-U.S. holder in the first case will be subject to a 30% (or, if applicable, a lower treaty rate) U.S. federal income tax on the gain derived from the sale, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder in the second case will be required to pay U.S. federal income tax on the net gain derived from the merger in the same manner as if it were a U.S. holder, and if such holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty).

We believe that we are not and have not been a ‘‘United States real property holding corporation’’ for U.S. federal income tax purposes. However, if we were determined to be a ‘‘United States real property holding corporation,’’ then any gain or loss realized on the receipt of cash in exchange for our common stock and/or series B convertible preferred stock pursuant to the merger by a non-U.S. holder who held more than five percent of any class of our stock at any point during the five-year period ending on the effective date of the merger would be treated as effectively connected with such non-U.S. holder's conduct of a trade or business in the United States and subject to U.S. federal income tax, and the holder would be subject to withholding at a rate of 10% of the amount of cash paid for such holder's shares. Any amounts so withheld would be treated as a credit to such non-U.S. holder's U.S. federal income tax liability and would be refundable to the extent such amounts exceed the non-U.S. holder's tax liability.

Appraisal Rights. Under specified circumstances, our stockholders may be entitled to appraisal rights in connection with the merger. If appraisal rights are available and our stockholder receives cash pursuant to the exercise of these rights, that stockholder will generally receive the same treatment as a stockholder who received cash in exchange for our common stock and/or series B convertible preferred stock pursuant to the merger as detailed above. Our stockholders who exercise appraisal rights are urged to consult their own tax advisors.

Backup Withholding. A U.S. holder of our common stock and/or series B convertible preferred stock may be subject to backup withholding at the applicable rate (currently 28%) on the cash received pursuant to the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct current taxpayer identification number and certifies that it is exempt from, or otherwise not subject to, backup withholding on IRS Form W-9 or a substantially similar form, (2) provides a certification of foreign status on an appropriate Form W-8 or successor form, or (3) is otherwise exempt from backup withholding (for example, a corporation). Backup withholding is not an additional tax, and any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder's U.S. federal income tax liability and will be refundable to the extent such amounts exceed the holder’s tax liability, provided that the required information is furnished to the Internal Revenue Service.

Each stockholder should consult its tax advisor as to the particular tax consequences to it of the receipt of cash for our common stock and/or series B convertible preferred stock pursuant to the merger, including the application and effect of federal, state, local and foreign tax laws and possible changes in tax laws.

Accounting Treatment

We expect that the merger will be accounted for by Sprint Nextel using the purchase method of accounting, in accordance with generally accepted accounting principles. This means that Sprint Nextel will record as goodwill the excess, if any, of the purchase price over the fair value of our identifiable assets, including intangible assets, and liabilities.

Regulatory Approvals and Requirements

In connection with the merger, we will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•	filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware after the adoption of the merger agreement and approval of the merger by our stockholders; and

•	complying with U.S. federal securities laws.

The following regulatory approvals will be required in order to complete the merger:

•	Under the HSR Act, the parties to the merger agreement cannot complete the merger until they have given notice and information to the FTC and the DOJ, and one or more specified waiting periods expire or are earlier terminated. The parties filed the required notifications and reports under the HSR Act with the FTC and the DOJ, and on December 19, 2005, were granted their request for early termination of the waiting period. No further action under the HSR Act need be taken if the merger is completed within one year of early termination. The DOJ or the FTC, however, are not legally precluded from challenging the merger on antitrust grounds either before or after expiration of the HSR Act waiting period. Accordingly, at any time before or after the effective time of the merger, either the DOJ or the FTC could bring an action under the antitrust laws, including an injunction action, if deemed necessary to protect competition in any relevant market. Moreover, at any time before or after the effective time of the merger, notwithstanding that the applicable waiting period may have expired or been terminated, any state or private party could challenge the merger under the antitrust laws, although a private plaintiff would need to establish that it had the requisite antitrust standing. There can be no assurance that a governmental or private challenge to the merger will not be made or that, if a challenge is made, the parties would prevail.

•	The parties to the merger agreement are required to notify and make filings with the Federal Communications Commission. On December 12, 2005 the parties filed the FCC application and are currently awaiting its approval.

THE MERGER AGREEMENT

The following description of the material information pertaining to the merger, including the summary of the material terms and provisions of the merger agreement, is qualified in its entirety by reference to the more detailed Appendices to this proxy statement. We urge you to read all of the Appendices to this proxy statement in their entirety.

The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about our company or Sprint Nextel.

The merger agreement contains representations and warranties the parties made to each other. The assertions embodied in those representations and warranties are qualified by information in a confidential disclosure letter that the parties have exchanged in connection with signing the merger agreement. While neither we nor Sprint Nextel believe that the disclosure letter contains information securities laws require either to publicly disclose other than information that has already been so disclosed, the disclosure letter does contain information that modifies, quantifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying section of the disclosure letter. This disclosure letter contains information that has been included in Alamosa's and Sprint Nextel's prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding the companies and the merger that is contained in this proxy statement as well as in the filings that Alamosa and Sprint Nextel make with the SEC.

The Merger

The merger agreement provides that, at the effective time of the merger, AHI Merger Sub Inc. will merge with and into Alamosa Holdings, Inc. Upon completion of the merger, AHI Merger Sub Inc. will cease to exist and we will continue as the surviving corporation and a wholly owned subsidiary of Sprint Nextel.

Completion of the Merger

The merger will be completed when a certificate of merger is filed with the Secretary of State of the State of Delaware and all other filings or recordings are made as required under the DGCL. The parties have agreed to file the certificate of merger on or as promptly as practicable after the satisfaction or waiver of all of the closing conditions in the merger if the merger agreement has not been terminated, which closing conditions and termination provisions are described below. The merger will become effective at the time the parties file the certificate of merger, or the parties may agree to a later time for the effective time of the merger and designate such effective time in the certificate of merger.

The parties expect to complete the merger as soon as practicable after our stockholders adopt the merger agreement and approve the merger, all required regulatory approvals are obtained, and after the other conditions to the merger are satisfied or waived.

Certificate of Incorporation, Bylaws and Directors and Officers of the Surviving Corporation

At the effective time of the merger:

•	the certificate of incorporation in a form substantially similar to the form attached to the merger agreement will become the certificate of incorporation of the surviving corporation;

•	the bylaws in a form substantially similar to the form attached to the merger agreement will become the bylaws of the surviving corporation;

•	the directors of AHI Merger Sub Inc. at the effective time of the merger will be the initial directors of the surviving corporation;

•	the officers of AHI Merger Sub Inc. at the effective time of the merger will be the initial officers of the surviving corporation; and

•	we will deliver to Sprint Nextel resignations of all of the directors of our subsidiaries, but prior to their resignation, the subsidiary directors will appoint new directors nominated by Sprint Nextel to fill the vacancies.

Conversion of Stock

At the effective time of the merger:

•	Each share of our common stock issued and outstanding immediately before the effective time of the merger (other than those shares held directly or indirectly by us or by Sprint Nextel and other than those shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be converted automatically into the right to receive $18.75 in cash, without interest, less any applicable withholding taxes. All shares so converted will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of shares will cease to have any rights with respect to those shares, except the right to receive the merger consideration for the shares upon surrender of the certificate(s) representing the shares.

•	Each share of our series B convertible preferred stock issued and outstanding immediately prior to the effective time of the merger (other than those shares held directly or indirectly by us or by Sprint Nextel and other than those shares held by dissenting stockholders who exercise and perfect their appraisal rights under Delaware law) will be canceled and, by virtue of the merger and without any action on the part of the holder of the shares, will be converted automatically into the right to receive an amount in cash equal to $1,378.69, which amount is equal to the number of shares of common stock into which each share of series B preferred stock is convertible, multiplied by $18.75, plus any accrued and unpaid dividend, as of the effective time payable, without interest, less any applicable withholding taxes. All shares so converted will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of shares will cease to have any rights with respect to those shares, except the right to receive the merger consideration for the shares upon surrender of the certificate(s) representing the shares.

•	Each share of our common stock or series B convertible preferred stock owned by our company as treasury stock or by Sprint Nextel or its subsidiaries, including AHI Merger Sub Inc., will automatically be canceled and extinguished and will cease to exist.

•	Each share of common stock, par value $0.01 per share, of AHI Merger Sub Inc. issued and outstanding immediately prior to the effective time of the merger, all of which are held by Sprint Nextel, will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the surviving corporation.

Payment for Shares

Sprint Nextel has appointed UMB Bank, N.A. to handle the exchange of stock certificates and warrants in the merger for cash. At or prior to the effective time of the merger, Sprint Nextel will deposit with the paying agent the aggregate merger consideration.

At the effective time of the merger, Sprint Nextel will instruct the paying agent to mail to each record holder of our stock a letter of transmittal and instructions explaining how to surrender their certificate(s) for cash. Until properly surrendered to the paying agent with a properly executed letter of transmittal, each certificate will represent only the right to receive the merger consideration relating to the certificate. No interest will be paid or will accrue on any merger consideration.

If payment of the merger consideration is to be made to a person other than the person in whose name the certificate is registered on our stock transfer books, it will be a condition of payment that the certificate surrendered will be endorsed in blank or to the paying agent or otherwise be in proper form for transfer, in the sole discretion of the paying agent, and that the person requesting such payment will have paid all transfer and other taxes required by reason of the payment of the merger consideration to a person other than the registered holder of the certificate surrendered or shall have established to the satisfaction of Sprint Nextel that such taxes either have been paid or are not applicable.

If any certificate is lost, stolen or destroyed, the paying agent will pay the merger consideration applicable to the lost or destroyed certificate upon delivery by the holder of an affidavit in lieu of the certificate and, if required by Sprint Nextel, an indemnity bond of an amount directed by Sprint Nextel.

Beginning six months after the effective time of the merger, any holder of certificates representing shares outstanding before the effective time of the merger that have not been surrendered must look directly to Sprint Nextel for payment of any merger consideration to which they may be entitled, without interest, subject to any applicable unclaimed property, escheat or similar laws. None of Sprint Nextel, the surviving corporation or the paying agent or any employee, officer, director, agent or affiliate thereof will be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Transfer of Shares

At the effective time of the merger, our stock transfer books will be closed, and thereafter there will be no further registration of transfers of shares of our stock on our records.

Treatment of Options and Warrants

At the effective time of the merger:

•	Each holder of outstanding options to acquire our common stock granted under the LTIP that are not exercised prior to the consummation of the merger will receive, immediately after consummation of the merger, in exchange for the cancellation of the holder's options granted under the LTIP (regardless of exercise price or whether or not the options are vested and exercisable), an amount in cash determined by multiplying (1) the excess, if any, of $18.75 over the applicable exercise price per share of the Alamosa option by (2) the number of shares of our common stock the holder could have purchased had the holder exercised the Alamosa option in full immediately after consummation of the merger (assuming the Alamosa option was fully vested), less any withholding taxes and without interest.

•	Upon surrender to the paying agent of any valid Alamosa warrant, holders thereof will be entitled to receive the excess, if any, of the number of Alamosa shares issuable upon exercise of such warrants multiplied by $18.75 plus any cash which such holder would receive upon exercise thereof prior to the effective time of the merger, less the applicable exercise price of the warrant and any applicable withholding taxes and without interest.

•	Each ‘‘Offering Period’’ (as defined in the ESPP) that started on September 1, 2005 under the ESPP will continue through February 28, 2006 or until the end of the last business day before the effective time of the merger; provided that, (1) no person will be allowed to elect to increase his or her payroll deductions or other contributions to purchase our common stock for such Offering Period after the date of the merger agreement; (2) we will not commence any new Offering Periods under the ESPP on or after the date of the merger agreement; and (3) if any whole shares of our common stock purchased in such Offering Period by a participant have not been issued before the effective time of the merger to such participant, in lieu of the issuance of such shares, the surviving corporation will pay such participant, immediately after the effective time of the merger, a cash payment determined by multiplying (A) such number of whole shares by (B) the common stock merger consideration, plus a cash payment equal to the balance, if any, in his or her account in the ESPP after the purchase of such whole shares of our common stock, less any withholding taxes and without interest. Effective as of the effective time of the merger, the ESPP will be terminated.

Appraisal Rights

Shares of common stock and series B convertible preferred stock that are issued and outstanding immediately prior to the effective time of the merger and that are held by the stockholders who have demanded and perfected their demands for appraisal of such shares in the time and manner provided in Section 262 of the DGCL and, as of the effective time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL shall not be converted into the right to receive the applicable merger consideration, but shall, by virtue of the merger, be entitled to only such rights as are granted by Section 262 of the DGCL. However, if any such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder's shares shall be deemed to have been converted, at the effective time of the merger into the right to receive the applicable merger consideration set forth in such provisions, without any interest thereon.

We must give Sprint Nextel prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by us, withdrawals of such demands, and any other instruments served pursuant to the DGCL with respect to demands for appraisal and received by us and the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. We may not, except with the prior written consent of Sprint Nextel or as otherwise required by applicable law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

The procedures are described more fully in this proxy statement under ‘‘Appraisal Rights’’ and a copy of the applicable Delaware law provision is attached as Appendix D to this proxy statement.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. These representations and warranties relate to the following subject matters with respect to each party:

•	corporate existence and good standing;

•	corporate power and authorization to enter into and carry out the obligations of the merger agreement and the enforceability of the merger agreement;

•	absence of any conflict or violation or organizational documents, third party contracts or laws as a result of entering into and carrying out the obligations of the merger agreement;

•	accuracy of the information supplied for inclusion in this proxy statement;

•	governmental and regulatory approvals required to complete the merger; and

•	brokers' fees.

In addition, we made additional representations and warranties related to the following subject matters:

•	capitalization;

•	compliance with laws;

•	licenses and permits;

•	filings and reports with the SEC, FCC and any state or federal regulatory authority;

•	financial statements and internal controls;

•	absence of specified changes or events with respect to us and our subsidiaries;

•	tax matters;

•	title to assets;

•	change of control agreements;

•	litigation;

•	contracts and commitments;

•	employee benefit plans;

•	labor and employment matters;

•	environmental compliance;

•	intellectual property;

•	undisclosed liabilities;

•	related party transactions;

•	anti-takeover provisions; and

•	our indentures.

Sprint Nextel and AHI Merger Sub Inc. made additional representations and warranties related to the following subject matters:

•	no prior activities of AHI Merger Sub Inc.;

•	available funds for the acquisition; and

•	ownership of our stock.

Conduct of Business Pending the Merger

Until the effective time of the merger and unless otherwise contemplated by the merger agreement, subject to certain identified exceptions, we will:

•	conduct our business in the ordinary course consistent with past practice;

•	preserve our business organizations;

•	keep available the services of our current officers and employees and preserve the current relationships with our customers, suppliers and other persons with which we have significant business relations such that the ongoing businesses will not be impaired in any material respect at the effective time of the merger; and

•	comply in all material respects with all applicable laws wherever our business is conducted, including the filing of all reports, forms or other documents with the FCC and with the SEC required pursuant to the Securities Act or the Exchange Act.

We covenant and agree that between the date of the merger agreement and the effective time of the merger, we will not, nor will we permit any of our subsidiaries to:

•	declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of our capital stock, except for dividends by our wholly owned subsidiaries to us or another one of our subsidiaries and except as disclosed in the disclosure letter to the merger agreement;

•	split, combine or reclassify any of our capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of our capital stock;

•	repurchase or otherwise acquire any shares of our capital stock;

•	except as provided for in the merger agreement and related disclosure letter, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of our capital stock or any securities convertible into any such shares of our capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of our shares of common stock (1) upon the exercise of Alamosa warrants or Alamosa options outstanding as of the date of the merger agreement, (2) upon the conversion of any series B convertible preferred stock or (3) under the ESPP; or

•	incur capital expenditures, in the aggregate, in excess of projected capital expenditures set forth on the disclosure letter to the merger agreement.

Except as agreed to in the merger agreement, we covenant and agree that between the date of the merger agreement and the effective time of the merger, without the prior written consent of Sprint Nextel, which consent will not be unreasonably withheld, we will not, nor will we permit any of our subsidiaries to:

•	amend the certificate of incorporation or bylaws (or other equivalent organizational documents);

•	incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (1) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (2) indebtedness owing to, or guaranties of indebtedness owing to, us;

•	make any loans or advances to any other person other than loans or advances between any subsidiary or between us and any of our subsidiaries (other than loans or advances less than $100,000 made in the ordinary course of business consistent with past practice);

•	except as permitted under the merger agreement, merge or consolidate with any other entity in any transaction, or acquire or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $200,000 or greater or enter into any partnership, joint venture or similar arrangement;

•	change any material accounting policies or methods of accounting in effect at September 30, 2005, except as required by the SEC or as required by GAAP as concurred with by our independent auditors;

•	make any change in employment terms for any of our directors or officers;

•	alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to our, or our subsidiaries', employees, directors or affiliates, other than with respect to alterations, amendments or creations made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or required by applicable law or as expressly contemplated by the merger agreement or consented to in writing by Sprint Nextel;

•	other than as required by applicable law, make any change to our benefit plans;

•	acquire, or participate in any auction or other process related to the acquisition of, personal communications service licenses or wireless spectrum;

•	settle any material claim, action or proceeding, except to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of September 30, 2005;

•	other than the renewal in the ordinary course of business, amend in any material respect, waive any of our material rights under, or enter into any agreements, arrangements or commitments that would be required to be disclosed in the disclosure letter to the merger agreement;

•	except as required by law, make or change any election with respect to taxes or change any accounting method, file any claim for refund or any amended tax return, settle any tax dispute or waive or extend the statute of limitations relating to any taxes of us or any of our subsidiaries;

•	apply for or otherwise seek to obtain any license issued or granted by the FCC; or

•	commit or agree to take any of the actions described above.

Access to Information; Confidentiality

Until the effective time of the merger, we will, and will cause our officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the ‘‘Representatives’’) to, afford the Representatives of Sprint Nextel and AHI Merger Sub Inc. reasonable access at all reasonable times to our officers, employees, agents, properties, offices and other facilities, books and records, and will furnish Sprint Nextel and AHI Merger Sub Inc. with all financial, operating and other data and information as Sprint Nextel or AHI Merger Sub Inc., through its Representatives, may reasonably request, except in each case with respect to any document or other information with respect to any potential or current litigation between us and our subsidiaries, on the one hand, and Sprint Nextel or any of its affiliates, on the other hand, that is subject to an attorney-client or other privilege or constitutes attorney work product (collectively with all analyses, compilations, studies or other documents or records prepared by Sprint Nextel, AHI Merger Sub Inc. or any of their representatives that contain or are otherwise reflect or are generated from such information, the ‘‘Confidential Information’’).

Confidential Information does not include any information provided by us or any of our subsidiaries to Sprint Nextel or any of its subsidiaries pursuant to any Sprint PCS Management Agreement or related agreement in effect between us or any of our subsidiaries, on the one hand, or Sprint Nextel or any of its subsidiaries, on the other hand (each a ‘‘Sprint PCS Management Agreement’’, and collectively, the ‘‘Sprint PCS Management Agreements’’), which information shall be treated in accordance with the terms of the applicable Sprint PCS Management Agreement (the ‘‘Management Agreement Information’’).

Until the effective time of the merger, we will, and will cause our Representatives to, cooperate and consult with Sprint Nextel regarding transition planning and post-closing integration issues as reasonably requested by Sprint Nextel. We will make available to the Representatives of Sprint Nextel office space and secretarial or other administrative services as reasonably requested by Sprint Nextel. The use of any information, including Confidential Information or Management Agreement Information, for the purpose of evaluating the merger or the other transactions contemplated by the merger agreement that Sprint Nextel or AHI Merger Sub Inc. or any of their affiliates may possess regarding us or any of our affiliates, including information provided under any agreement to which Sprint Nextel, AHI Merger Sub Inc. or any of its affiliates, on the one hand, and us or any of our affiliates, on the other hand, are a party, will not be deemed a breach of any non-competition, non-disclosure or non-use agreement or other restrictive agreement between us and Sprint Nextel.

All Confidential Information furnished by us or our Representatives to Sprint Nextel, AHI Merger Sub Inc. or their respective Representatives, as the case may be, will be treated as the sole property of us and, if the merger does not occur, Sprint Nextel, AHI Merger Sub Inc. and their respective Representatives will return to us all documents furnished by us or our Representatives without retaining copies and will destroy all other information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such Confidential Information (except certain information related to Sprint PCS Management Agreements) and upon our request, an officer of Sprint Nextel will certify the same to us. Each of Sprint Nextel and AHI Merger Sub Inc. will, and will use all commercially reasonable efforts to cause their Representatives to, keep confidential all Confidential Information, and will not directly or indirectly use any Confidential Information for any competitive or other commercial purpose. The obligation to keep Confidential Information confidential will continue for two years from the date the proposed merger is abandoned and will not apply to (1) any Confidential Information that (A) was already in Sprint Nextel's possession prior to the disclosure thereof by us or our Representatives and that is not otherwise subject to obligations of confidentiality (for purposes of clarity, Confidential Information that is also Management Agreement Information will remain subject to the confidentiality terms of the applicable Sprint PCS Management Agreement); (B) was then generally known to the public other than as a result of a disclosure by Sprint Nextel, AHI Merger Sub Inc. or any of their Representatives in violation of the merger agreement or other obligations of confidentiality (including those under any Sprint PCS Management Agreement); or (C) was disclosed to Sprint Nextel, AHI Merger Sub Inc. or their respective Representatives by a third party not bound by an obligation of confidentiality or (2) disclosures made as required by law.

If in the absence of a protective order or the receipt of a waiver Sprint Nextel or AHI Merger Sub Inc. is nonetheless, in the opinion of its independent outside legal counsel, compelled to disclose Confidential Information to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Sprint Nextel or AHI Merger Sub Inc., as the case may be, may disclose such Confidential Information, after written notice to us, to the tribunal or governmental body or agency. Sprint Nextel and AHI Merger Sub Inc. will use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information so disclosed and will furnish only that portion of Confidential Information that Sprint Nextel or AHI Merger Sub Inc. is advised by its independent outside legal counsel is required. Sprint Nextel and AHI Merger Sub Inc. will not be liable for the disclosure of Confidential Information hereunder to a tribunal or governmental body or agency compelling such disclosure unless such disclosure was not in accordance with the merger agreement or was caused by or resulted from a previous disclosure by Sprint Nextel, AHI Merger Sub Inc. or any of their Representatives not permitted under the merger agreement.

Notification of Certain Matters

We will give prompt notice to Sprint Nextel of any change or event:

•	that has or would reasonably be expected to have a Material Adverse Effect (as defined below); or

•	that we believe results or would reasonably be expected to result in any representation or warranty made by us contained in the merger agreement becoming untrue or inaccurate in any material respect.

Sprint Nextel will give prompt notice to us of any change or event:

•	that has or would reasonably be expected to have a material adverse effect on the ability of Sprint Nextel or AHI Merger Sub Inc. to perform its respective obligations under the merger agreement or to consummate the merger and the other transactions contemplated by the merger agreement; or

•	that it believes results or would reasonably be expected to result in any representation or warranty made by it contained in the merger agreement becoming untrue or inaccurate in any material respect.

The delivery of any notice does not limit or otherwise affect the remedies available to the party receiving the notice. If any event or matter arises after the date of the merger agreement that, if existing or occurring at the date of the merger agreement, would have been required to be set forth or described in our disclosure letter (that accompanied the merger agreement) or that is necessary to correct any information in our disclosure letter (that accompanied the merger agreement) that has been rendered inaccurate, then we will promptly supplement, or amend the disclosure letter that we have delivered pursuant to the merger agreement and deliver such supplement or amendment to Sprint Nextel; provided that the supplement or amendment will be for informational purposes only and will not enlarge, reduce or otherwise modify the rights of the parties under the merger agreement (including the right of any party to assert the failure of a condition to closing without regard to any supplement or amendment).

"Material Adverse Effect" means

•	a material adverse effect on our, or our subsidiaries', business, operations or financial condition taken as a whole (provided, however, that with respect to this bullet, Material Adverse Effect will be deemed not to include effects to the extent resulting from (A) changes, after the date hereof, in U.S. generally accepted accounting principles or the accounting rules and regulations of the SEC, (B) the public announcement of the merger, (C) any action or failure to act by Sprint Nextel or any of its affiliates under agreements between Sprint Nextel or any of its affiliates, on the one hand, and us or any of our subsidiaries, on the other hand, (D) Sprint's acquisition of Nextel or any action by Sprint Nextel or any of its affiliates in connection with the integration thereof, (E) changes in or relating to the United States economy or United States financial, credit or securities markets in general or (F) changes in or relating to the industries in which we or our subsidiaries operate or the markets for any of such entity’s products or services in general, which changes in the case of clauses (E) and (F) do not affect us or any of our subsidiaries to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets); or

•	a material adverse effect on the ability to perform our obligations under the merger agreement and to consummate the merger and the other transactions contemplated by the merger agreement.

Further Assurances

Each party to the merger agreement agrees to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to complete the transactions contemplated by the merger agreement, including using all commercially reasonable efforts to:

•	obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each governmental entity and parties to contracts with us and our subsidiaries as are necessary for the consummation of the merger and the other transactions contemplated by the merger agreement; and

•	fulfill the conditions set forth in the merger agreement.

If at any time after the effective time of the merger any further action is necessary or desirable to carry out the purposes of the merger agreement, the proper officers of each party to the merger agreement and the surviving corporation will use all commercially reasonable efforts to take all such action.

In connection with, and without limiting the foregoing, we will take all commercially reasonable actions necessary to ensure that no state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the merger agreement, the merger or any other transactions contemplated by the merger agreement. If any state anti-takeover statute or similar statute or regulation is or becomes operative with respect to the merger agreement, the merger or any other transaction contemplated by the merger agreement, we will take all commercially reasonable actions necessary to ensure that the merger agreement, the merger and any other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of such statute or regulation on the merger and the other transactions contemplated by the merger agreement.

Covenant to Recommend

Except as set forth below, our board of directors has agreed to (1) recommend that our stockholders adopt the merger agreement and approve the merger, (2) use all commercially reasonable efforts to solicit and obtain our stockholders' adoption and approval, and (3) comply with the legal requirements applicable to the special meeting. Except as set forth below, neither our board of directors nor any committee of our board of directors will:

•	withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify the approval or recommendation of our board of directors (or a committee) of the merger or the merger agreement;

•	approve or recommend or propose publicly to approve or recommend any alternative transaction (any action described in this bullet or the preceding bullet being referred to as an ‘‘Adverse Recommendation Change’’); or

•	cause us to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (other than a confidentiality agreement) (each, an ‘‘Acquisition Agreement’’) related to any transaction involving an Acquisition Proposal from a third party (an ‘‘Alternative Transaction’’).

Notwithstanding the foregoing, if prior to the adoption of the merger agreement by our stockholders, our board of directors determines in good faith, after it has received a Superior Proposal and, after receipt of advice from outside counsel, that it is required to do so to comply with fiduciary duties to our stockholders under applicable Delaware law, our board of directors may make an Adverse Recommendation Change, but only at a time that is after the fourth business day following Sprint Nextel's receipt of written notice advising Sprint Nextel that our board of directors received a Superior Proposal or an Acquisition Proposal (each as defined below) that is reasonably likely to be a Superior Proposal.

During the four business day period, we will provide an opportunity for Sprint Nextel to propose adjustments to the terms and conditions of the merger agreement to enable us to proceed with our recommendation to our stockholders without an Adverse Recommendation Change; provided, however, that any proposed adjustment will be at the discretion of Sprint Nextel.

Notwithstanding an Adverse Recommendation Change, we will submit the merger agreement to our stockholders, with any disclosures required by law; provided that in the event of an Adverse Recommendation Change, we will submit the merger agreement to our stockholders without a recommendation or with a negative recommendation, in which event our board of directors will communicate the basis for its lack of recommendation or negative recommendation to our stockholders in an appropriate amendment or supplement to this proxy statement. Nothing in the merger agreement may prohibit us or our board of directors from taking and disclosing to our stockholders, pursuant to Rule 14e-2 of the Exchange Act, a position with respect to a tender or exchange offer by a third party or from making any similar disclosure to the extent required by applicable law; provided, that we may not, except as provided above, withdraw, qualify or modify, in a manner adverse to Sprint Nextel, the approval or recommendation of our board of directors of the merger or the merger agreement.

‘‘Superior Proposal’’ means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction that our board of directors determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to our stockholders than the merger, taking into account all relevant factors (including whether, in the good faith judgment of our board of directors, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to the merger agreement that may be proposed by Sprint Nextel in response to an Alternative Transaction).

‘‘Acquisition Proposal’’ means any proposal with respect to (1) a transaction pursuant to which any person (or group of persons) other than Sprint Nextel or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of our common stock or of our outstanding voting power, whether from us or pursuant to a tender offer or exchange offer or otherwise, (2) a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving us (other than the merger) or any of our subsidiaries pursuant to which any person or group of persons (other than Sprint Nextel or its affiliates) party thereto, or our stockholders, owns or would own more than 20% of the outstanding shares of common stock or the outstanding voting power of us or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof, or (3) any transaction pursuant to which any person (or group of persons) other than Sprint Nextel or its affiliates acquires or would acquire control of our assets (including for this purpose the outstanding equity securities of our subsidiaries and securities of the entity surviving any merger or business combination involving any of our subsidiaries) or any of our subsidiaries representing more than 20% of the fair market value of all our assets (and our subsidiaries'), taken as a whole, immediately prior to such transaction.

Acquisition Proposals

We have agreed to terminate all direct and indirect negotiations and discussions with all other parties with respect to any Acquisition Proposal or any potential Acquisition Proposal. We will not, nor will we authorize or permit any of our subsidiaries or representatives to, directly or indirectly,

•	solicit, initiate or knowingly encourage the submission of any Acquisition Proposal, or

•	participate in or knowingly encourage any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal.

However, this covenant will not prohibit our board of directors from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the adoption of the merger agreement by our stockholders if, and only to the extent that,

•	our board of directors, based upon the advice of independent outside legal counsel, determines in good faith that such action is required for our board of directors to comply with its fiduciary obligations to our stockholders under applicable Delaware law,

•	prior to taking such action, we receive from the person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to the person or entity containing provisions no less favorable to us than the confidentiality provisions of the merger agreement (the agreement does not need to contain any ‘‘standstill’’ or similar provision), and

•	our board of directors concludes in good faith, based upon advice from its independent financial advisor, that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal.

We will provide prompt (and at least within 24 hours) oral and written notice to Sprint Nextel of:

•	the receipt of any Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Acquisition Proposal,

•	the material terms and conditions of such Acquisition Proposal or inquiry,

•	the identity of a person or entity making any such Acquisition Proposal or inquiry, and

•	our intention to furnish information to, or enter into discussions or negotiations with, such person or entity.

We will continue to keep Sprint Nextel fully and promptly informed of the status and material changes to the terms of any such Acquisition Proposal or inquiry.

Stockholder Litigation

We or Sprint Nextel will give the other party the opportunity to participate in the defense or settlement of any stockholder litigation against Alamosa and its directors or Sprint Nextel and its directors, as the case may be, relating to the merger agreement or the merger. Each party agrees that no settlement will be agreed to without Sprint Nextel's consent, which consent will not be unreasonably withheld.

Indemnification and D&O Liability Insurance

Indemnification. All rights to indemnification by us existing on the date of the merger agreement in favor of each present and former director, officer, employee and agent of us or our subsidiaries (the ‘‘Indemnified Parties’’) as provided in our certificate of incorporation or bylaws in effect on the date of the merger agreement, or pursuant to any other agreements in effect on the date of the merger agreement, will survive the merger, and Sprint Nextel will (1) cause the surviving corporation to continue in full force and effect for a period of at least six years from the effective time of the merger and (2) perform, or cause the surviving corporation to perform, in a timely manner, the surviving corporation’s obligation with respect thereto (without regard to any discharge of such obligation in any bankruptcy or similar proceeding). Any claims for indemnification for which written notice has been received prior to the sixth anniversary of the effective time of the merger will survive, whether or not the claims have been finally adjudicated or settled.

D&O Liability Insurance. Sprint Nextel agrees to cause the surviving corporation to maintain in effect, for six years from the effective time, our current directors' and officers' liability insurance policies covering acts or omissions occurring at or prior to the effective time of the merger with respect to those persons who are currently (and any additional persons who prior to the effective time become) Indemnified Parties (‘‘D&O Insurance’’). The surviving corporation may substitute policies with financially sound and reputable firms providing at least the same coverage and containing terms and conditions that are not materially less favorable to the Indemnified Parties. The surviving corporation will not be required to expend more than 200% per annum of current annual premiums paid by us for such insurance. In the event that the surviving corporation would be required to expend more than 200% of current annual premiums, the surviving corporation will obtain the maximum amount of insurance obtainable by payment of annual premiums equal to 200% of current annual premiums. If the surviving corporation elects to reduce the amount of insurance coverage, then it will furnish to the officers and directors currently covered by such D&O Insurance reasonable notice of the reduction in coverage and will, to the extent additional coverage is available, give such persons the opportunity to pay the additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage.

In lieu of the foregoing, we may purchase, prior to the effective time, a six-year ‘‘tail’’ prepaid officers' and directors' liability insurance policy in respect of acts or omissions occurring prior to the effective time covering each Indemnified Party; provided that the premium and terms of the insurance are reasonably acceptable to Sprint Nextel.

If the surviving corporation later merges or consolidates with or sells all or substantially all of its assets to another entity, the entity surviving such transaction will assume these insurance obligations.

Public Announcements

We and Sprint Nextel agree to consult each other before issuing any press release or otherwise making any public statements with respect to the merger agreement or the merger, except as may be required by law or any listing agreement with a national securities exchange or trading system to which Sprint Nextel or Alamosa is a party.

Stockholders' Meeting; Proxy Statement

The parties to the merger agreement have agreed to jointly prepare this proxy statement, to file this proxy statement with the SEC and to use all commercially reasonable efforts to respond to any comments of the SEC and to cause this proxy statement to be mailed to our stockholders at the earliest practical time. We will furnish all information about our company and the holders of our capital stock as Sprint Nextel may reasonably request in connection with such actions, and Sprint Nextel will furnish all information concerning it and AHI Merger Sub Inc. as we may reasonably request in connection with such actions. Each party to the merger agreement will notify the other party and our board of directors promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to this proxy statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to this proxy statement or the merger.

If (1) at any time prior to the special meeting, any event should occur relating to our company or any of our subsidiaries that should be set forth in an amendment of, or a supplement to, this proxy statement, we have agreed to promptly inform Sprint Nextel and (2) if at any time prior to the special meeting, any event should occur relating to Sprint Nextel or AHI Merger Sub Inc. or any of their respective associates or affiliates, or relating to the plans of any such persons for us after the effective time of the merger that should be set forth in an amendment of, or a supplement to, this proxy statement, Sprint Nextel has agreed to promptly inform us. In the case of (1) or (2) above, the parties to the merger agreement, upon learning of the event, promptly prepare, and we will file with the SEC and, if required, mail such amendment or supplement to our stockholders after consulting with each other with respect to the amendment or supplement. We have agreed to incorporate Sprint Nextel's comments, except where the comments would create a misstatement or fact or omission of material fact.

Each of Sprint Nextel and AHI Merger Sub Inc. has agreed to vote, or cause to be voted, in favor of the merger and the merger agreement, all shares of Alamosa stock directly or indirectly beneficially owned by it.

Subsidiary Directors Resignations

We have agreed to deliver to Sprint Nextel resignations of all of the directors of our subsidiaries. The resignations will be effective upon the consummation of the merger. Prior to their resignation, the subsidiary directors will appoint new directors nominated by Sprint Nextel to fill the vacancies.

Benefits Continuation; Severance

For at least 12 months following the effective time of the merger, Sprint Nextel, Alamosa and the surviving corporation will provide, or will cause their subsidiaries to provide, benefits that are substantially comparable in the aggregate to those provided under our benefit plans (other than the

Alamosa stock option plan) as in effect on the date of the merger agreement for our employees as of the effective time of the merger (‘‘Affected Employees’’). However, Sprint Nextel, Alamosa and the surviving corporation are not obligated to make matching contributions or any other payments under our retirement savings plan in amounts or percentage levels comparable to matching contributions or other payments made by us prior to the consummation of the merger but will provide matching contributions and other payments in amounts and percentage levels comparable to similarly situated employees of Sprint Nextel.

Sprint Nextel, Alamosa and the surviving corporation agree to comply with the terms of all our benefit plans in effect immediately prior to the effective time of the merger, subject to any reserved right to amend or terminate any Alamosa benefit plan, except that no such amendment or termination may be inconsistent with Sprint Nextel's and the surviving corporation's obligations above. Sprint Nextel, Alamosa and the surviving corporation agree to honor all obligations to Affected Employees, including, but not limited to, obligations for severance pay and other severance benefits (1) pursuant to the terms of the written employment and separation agreements and (2) for those who are terminated prior to the date that is 12 months following the effective time of the merger in accordance with our severance policies.

Affected Employees will be given credit for all service with us and our subsidiaries (or service credited by us or our subsidiaries) under all employee benefit plans and arrangements currently maintained or established in the future by Sprint Nextel or any of its subsidiaries (including the surviving corporation) in which they are or become participants for purposes of participation, eligibility, vesting and level of benefits (but not for benefit accruals under any defined benefit pension plan or any plan providing post-retirement medical, dental or prescription drug benefits or as would otherwise result in duplication of benefits). Sprint Nextel and its subsidiaries (including the surviving corporation) will cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Sprint Nextel and its subsidiaries (including the surviving corporation) to be waived with respect to Affected Employees and their eligible dependents to the extent waived under the corresponding Alamosa benefit plan in which the applicable Affected Employee participated prior to the effective time of the merger and, with respect to life insurance coverage, up to the Affected Employee's current level of insurability. Sprint Nextel and its subsidiaries (including the surviving corporation) shall give Affected Employees and their eligible dependents credit for the plan year in which the effective time of the merger (or, if later, the commencement of participation in any benefit plan) occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the effective time of the merger (or, if later, the date of commencement of participation in such benefit plan).

Prior to the effective time of the merger, we will (1) make retention bonus payments to certain individuals for continuing employment after the effective time of the merger in such amounts and subject to such terms and conditions as shall be satisfactory to Sprint Nextel and (2) amend certain employment agreements.

Rule 16b-3

Prior to the effective time of the merger, we may approve any dispositions of our equity securities (including derivative securities with respect to our equity securities) resulting from the transactions contemplated by the merger agreement by each of our officers or directors who are subject to Section 16 of the Exchange Act with respect to our equity securities.

Conditions to Completing the Merger

Conditions to Each Party's Obligation. Each party's obligation to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been adopted and the merger approved by the requisite vote of our stockholders;

•	no temporary restraining order, preliminary or permanent injunction or other order issued by any governmental entity of competent jurisdiction preventing the consummation of the merger will be in effect; provided, however, that each of the parties have agreed to use all commercially reasonable efforts to prevent the entry of any injunction and to cause any injunction that may be entered to be vacated or otherwise rendered of no effect;

•	no statute, rule or regulation will have been enacted or promulgated by any governmental entity that temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the merger or makes the merger illegal; and

•	all actions by or in respect of or filings with any governmental entity required to permit the consummation of the merger will have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act).

Additional Conditions to Our Obligation. Our obligations to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	the representations and warranties of Sprint Nextel and AHI Merger Sub Inc. contained in the merger agreement that are qualified by materiality will be true and correct in all respects as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date of the merger;

•	the representations and warranties of Sprint Nextel and AHI Merger Sub Inc. contained in the merger agreement that are not qualified by materiality will be true and correct in all material respects as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date of the merger;

•	each of Sprint Nextel and AHI Merger Sub Inc. will have performed in all material respects its obligations under the merger agreement required to be performed by it at or prior to the effective time of the merger pursuant to the terms of the merger agreement;

•	an executive officer of each of Sprint Nextel and AHI Merger Sub Inc. will have delivered to Alamosa a certificate to the effect that the conditions specified in merger agreement were satisfied in all respects by Sprint Nextel and AHI Merger Sub Inc., respectively; and

•	no governmental entity will have initiated a pending proceeding seeking an injunction.

Additional Conditions to Sprint Nextel's and AHI Merger Sub Inc.'s Obligations. The obligations of Sprint Nextel and AHI Merger Sub Inc. to complete the merger are subject to the satisfaction or waiver of the following conditions:

•	our representations and warranties set forth in the merger agreement (other than the capitalization representation or the anti-takeover representation) will be true and correct as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date of the merger, except, where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect (disregarding for these purposes (1) any qualification or exception for, or reference to, materiality in any such representation or warranty and (2) any use of the terms ‘‘material,’’ ‘‘materiality,’’ ‘‘in all material respects,’’ ‘‘Material Adverse Change,’’ ‘‘Material Adverse Effect’’ or similar terms or phrases in any such representation or warranty); and our representations and warranties in the capitalization representation and the anti-takeover representation will be true and correct in all material respects as of the date of the merger agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the closing date of the merger as though made on and as of the closing date of the merger;

•	we will have performed in all material respects all of our obligations under the merger agreement required to be performed by us prior to or at the closing of the merger;

•	one of our executive officers will have delivered to Sprint Nextel a certificate to the effect that certain conditions specified in the merger agreement are satisfied in all respects;

•	we and our subsidiaries will have received all necessary consents;

•	there will not be pending any action, investigation or proceeding by any governmental entity, and there will not be pending any action or proceeding by any other person, domestic or foreign, before any governmental entity, which is reasonably likely to be determined adversely to Sprint Nextel, (1) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the merger, (2) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Sprint Nextel or its subsidiaries of all or any portion of our (and our subsidiaries) business or assets, taken as a whole, or of Sprint Nextel or any of its subsidiaries, or to compel Sprint Nextel or any of its subsidiaries to dispose of or hold separate all or any material portion of our (and our subsidiaries) business or assets, taken as a whole, or of Sprint Nextel or any of its subsidiaries or (3) seeking to require divestiture by Sprint Nextel or any of its subsidiaries of the shares of our common stock. However, if (A) all of the other conditions in the merger agreement, other than (i) as described in this bullet and (ii) those conditions that by their terms can only be satisfied at the closing of the merger (collectively, the ‘‘Relevant Conditions’’) will have been satisfied or waived and (B) we have provided notice to Sprint Nextel that the Relevant Conditions have been satisfied or waived, and within five business days after the later of (i) the satisfaction or waiver of the last of the Relevant Conditions and (ii) the date we provide notice thereof to Sprint Nextel, Sprint Nextel will not have waived the condition set forth in this bullet with respect to facts then known to Sprint Nextel, then at any time after such five business day period, we, upon written notice to Sprint Nextel, will be entitled to terminate the merger agreement. If following any such waiver by Sprint Nextel, the closing will not occur due to the failure of any condition set forth in the merger agreement, then the foregoing sentence will apply to any further satisfaction or waiver of the Relevant Conditions.

As a result of the conditions to the completion of the merger, even if the requisite stockholder approval is obtained, there can be no assurance that the merger will be completed.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after approval of matters presented in connection with the merger by our stockholders:

•	By mutual written consent duly authorized by the board of directors of Sprint Nextel and our board of directors;

•	By either Sprint Nextel or our company, upon written notice to the other, if any court or other governmental entity issues an order, decree, ruling or has taken any other action permanently restraining, enjoining or otherwise prohibiting the merger and the order, decree, ruling or other action will become final and nonappealable (however, the party terminating the merger agreement pursuant to the clause described herein will use all commercially reasonable efforts to have such order, decree, ruling or action vacated);

•	By either Sprint Nextel or our company upon written notice to the other if the merger is not consummated on or before June 30, 2006; provided that this right to terminate the merger agreement is not available to any party whose failure to fulfill any of its obligations under the merger agreement has been the primary cause of, or resulted in, the failure to consummate the merger on or before such date;

•	By Sprint Nextel, upon written notice to our company, if, prior to the adoption of the merger agreement by our stockholders, our board of directors (1) has withdrawn or modified in a manner adverse to Sprint Nextel or AHI Merger Sub Inc. its approval or recommendation of the merger or the merger agreement, (2) caused us to enter into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement), (3) has endorsed, approved or recommended any Acquisition Proposal or (4) has resolved to do any of the foregoing;

•	By our company or AHI Merger Sub Inc., upon written notice to the other, if the merger agreement fails to be adopted by our stockholders at the special meeting (including any adjournment or postponement thereof);

•	By Sprint Nextel or our company, upon written notice to the other, if there is a material breach of or any inaccuracy in any of the representations or warranties set forth in the merger agreement on the part of any of the other parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the closing of the merger (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); however, neither party has the right to terminate the merger agreement pursuant to the provisions described in this bullet unless the breach of representation or warranty, together with all other such breaches, entitles the party receiving such representation not to consummate the transactions contemplated by the merger agreement;

•	By Sprint Nextel or our company, upon written notice to the other, if there is a material breach of any of the covenants or agreements in the merger agreement on the part of any of the other parties, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the closing of the merger (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement); or

•	By our company, upon written notice to Sprint Nextel in accordance with the conditions described in the last bullet of "Conditions to Completing the Merger—Additional Conditions to Sprint Nextel's and AHI Merger Sub Inc.'s Obligations" above.

Termination Fees and Expenses

There are certain circumstances that will require us to pay termination fees to Sprint Nextel:

•	If Sprint Nextel terminates the merger agreement because it receives written notice from our company prior to the adoption of the merger agreement by our stockholders that our board of directors (1) has withdrawn or modified in a manner adverse to Sprint Nextel or AHI Merger Sub Inc. its approval or recommendation of the merger or the merger agreement, (2) has caused our company to enter into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement), (3) has endorsed, approved or recommended any Acquisition Proposal or (4) has resolved to do any of the foregoing, then we will be required, within three business days of the termination, to pay Sprint Nextel $100 million in immediately available funds.

•	In the event that (1) (A) an Acquisition Proposal is proposed by any person (other than Sprint Nextel and AHI Merger Sub Inc. or any of their respective affiliates) or any person has announced its intention (whether or not conditional) to make an Acquisition Proposal or the intention has otherwise become known to our directors or officers, or our stockholders generally and (B) thereafter the merger agreement is terminated by either us or Sprint Nextel because (i) the merger is not consummated on or before June 30, 2006, (ii) the merger agreement is not adopted at the special meeting or (iii) there has been a material breach of a covenant that is not cured within 30 days of receipt of written notice of the breach or cannot be cured prior to closing the merger and (2) within 12 months after the termination of the merger agreement, we or any of our subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal is consummated, then we will be required to pay Sprint Nextel $100 million in immediately available funds upon the first to occur of the events described in clause (2) above. For purposes of the provision described in this bullet, references to 20% in the definition of ‘‘Acquisition Proposal’’ are deemed to be references to 50%.

Notwithstanding anything to the contrary set forth in the merger agreement, if we fail promptly to pay to Sprint Nextel any termination fee due, we will pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

Specific Performance

The parties to the merger agreement have agreed that irreparable damage would occur in the event that any provision of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. The parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of the merger agreement and to enforce specifically the merger agreement and its terms and provisions.

Amendment

The merger agreement cannot be amended except by action taken or authorized by the board of directors of each of the parties (and, in our case, with the approval of our board of directors) set forth in an instrument in writing signed on behalf of each of the parties. After adoption of the merger agreement and approval of the merger by our stockholders, no amendment can be made without first obtaining the approval of our stockholders if the effect of the amendment would be to reduce the merger consideration or change the form of consideration or the further approvals otherwise required by the DGCL.

Waiver

Prior to the effective time of the merger, whether before or after the special meeting of stockholders, any party, by action taken or authorized by its board of directors, may

•	extend the time for the performance of any of the covenants, obligations or other acts of any other party, or

•	waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations.

Any agreement on the part of a party to any extension or waiver is valid only if set forth in writing signed on behalf of such party by its duly authorized officer. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights. The waiver of any of those rights with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

APPRAISAL RIGHTS

If the merger is consummated, our stockholders are entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, or Section 262, provided that such stockholder complies with the procedures and conditions established by Section 262.

Section 262 is reprinted in its entirety as Appendix D to this proxy statement. The following discussion is not a complete statement of the law relating to appraisal rights and is qualified completely by reference to Appendix D. Any of our stockholders who wishes to exercise statutory appraisal rights or who wishes to preserve the right to do so should review this discussion and Appendix D carefully because failure to comply with the procedures set forth in this section and Appendix D will result in the loss of appraisal rights. Moreover, a stockholder considering exercising the right to seek appraisal under Delaware law may wish to seek the advice of counsel.

A stockholder who makes the demand described below and in Appendix D with respect to shares of our stock, who continuously holds such shares through the effective date of the merger, who otherwise complies with the statutory requirements of Section 262 and who neither votes in favor of the adoption of the merger agreement and approval of the merger nor consents to the adoption of the merger agreement and approval of the merger in writing, will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of such stockholder's shares.

Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, such as the special meeting, not less than 20 days prior to the meeting, a constituent corporation must notify each of the holders of its stock for whom appraisal rights are available that appraisal rights are available and include in each notice a copy of Section 262. This proxy statement constitutes such notice to our stockholders and Section 262 is attached to this proxy statement as Appendix D.

Our stockholders who desire to exercise their appraisal rights must not vote in favor of the adoption of the merger agreement and approval of the merger. A stockholder who signs and returns a proxy card without expressly directing that his, her or its shares of stock be voted against the adoption of the merger agreement and approval of the merger will effectively waive his, her or its appraisal rights because such shares represented by the proxy card will be voted for the adoption of the merger agreement and approval of the merger. Accordingly, a stockholder who votes by proxy or in person and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement and approval of the merger, or abstain from voting on the merger agreement. In addition, any stockholder that desires to exercise his, her or its appraisal rights must deliver to us, before the vote on the proposal to adopt the merger agreement and approve the merger, a written demand for appraisal of such stockholder's shares. A proxy or vote against the adoption of the merger agreement and approval of the merger will not by itself constitute a demand for appraisal. The demand for appraisal must be executed by or on behalf of the stockholder and must reasonably inform us of the stockholder's identity and that such stockholder intends to demand appraisal of the shares of our stock. Within 10 days after the effective date of the merger, we must provide notice of the effective date of the merger to all former stockholders who have complied with Section 262 and who have not voted in favor of, or consented to, the adoption of the merger agreement and approval of the merger.

A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand for appraisal of such stockholder's shares before the taking of the vote on the adoption of the merger agreement and approval of the merger to: Alamosa Holdings, Inc., 5225 S. Loop 289, Lubbock, Texas 79424, Attention: Jon Drake.

A person having a beneficial interest in shares of our stock that are held of record in the name of another person, such as a broker, bank, fiduciary, depositary or other nominee, must act promptly and in a timely manner to cause the record holder to follow the steps summarized here and set forth in greater detail in Appendix D properly and in a timely manner to perfect appraisal rights. If the shares of our stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian), depositary or other nominee, the demand for appraisal must be executed by or for the record owner. If the shares of our stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder; however, the agent must identify the record owner and expressly disclose the fact that, in executing the demand, such person is acting as agent for the record owner. If a stockholder holds shares of our stock through a broker, who in turn holds the shares through a central securities depositary nominee such as Cede & Co., a demand for appraisal of the shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A record holder, such as a broker, fiduciary, depositary or other nominee, who holds shares of our stock as a nominee for several beneficial owners, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of shares. In that case, the written demand must set forth the number of shares covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of our stock held in the name of the record holder.

Within 120 days after the effective date of the merger, either Alamosa or any former stockholder who has complied with the required conditions of Section 262 and who is otherwise entitled to appraisal rights may file a petition in the Delaware Court of Chancery, with a copy served on us in the case of a petition filed by a former stockholder, demanding a determination of the fair value of the shares of all dissenting stockholders. There is no present intent on our part to file an appraisal petition and stockholders seeking to exercise appraisal rights should not assume that we will file an appraisal petition or that we will initiate any negotiations with respect to the fair value of the shares. Accordingly, our stockholders who desire to have their shares appraised should initiate any petitions necessary to perfect their appraisal rights within the time periods and in the manner prescribed in Section 262. Within 120 days after the effective date of the merger, any former stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our stock not voting in favor of the merger with respect to which demands for appraisal were received by us and the number of holders of such shares. The statement must be mailed within 10 days after the written request for the statement has been received by us or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

If a petition for an appraisal is timely filed, at the hearing on the petition, the Delaware Court of Chancery will determine which former stockholders have complied with Section 262 and are entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation on them of the pendency of the appraisal proceedings; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the shares of our stock, determining the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value.

Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the ‘‘fair value’’ of a share of our stock is less than the merger consideration. In determining ‘‘fair value,’’ the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that ‘‘proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court’’ should be considered and that ‘‘[f]air price obviously requires consideration of all relevant factors involving the value of a company.’’ The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be ‘‘exclusive of any element of value arising from the accomplishment or expectation of the merger.’’ In Cede & Co. v. Technicolor, Inc., the Delaware

Supreme Court stated that the exclusion is a ‘‘narrow exclusion [that] does not encompass known elements of value,’’ but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that ‘‘elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.’’

The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery deems equitable in the circumstances. However, costs do not include attorneys' and expert witness fees. Each dissenting stockholder is responsible for his, her or its attorneys' and expert witness expenses, although, upon application of a dissenting stockholder, the Delaware Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro-rata against the value of all shares of stock entitled to appraisal.

Any holder of shares of our stock who has duly demanded appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote for any purpose any shares subject to the demand or to receive payment of dividends or other distributions on the shares, except for dividends or distributions payable to stockholders of record at a date before the effective date of the merger.

At any time within 60 days after the effective date of the merger, any former stockholder will have the right to withdraw his, her or its demand for appraisal and to accept the terms offered in the merger by delivering to us a written withdrawal of his, her or its demand for appraisal and acceptance of the merger consideration; after this period, the former stockholder may withdraw the demand for appraisal only with the written approval of us. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the effective date of the merger, a former stockholder's right to appraisal shall cease, and such former holder of shares of our stock will be entitled to receive the consideration offered pursuant to the merger agreement. Inasmuch as we have no obligation to file a petition for appraisal, and we have no present intention to do so, any holder of shares of our stock who desires a petition for appraisal to be filed is advised to file it on a timely basis. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

COMMON STOCK MARKET PRICE AND DIVIDEND INFORMATION

Beginning February 3, 2000 through December 5, 2001, our common stock was traded on the Nasdaq under the symbol ‘‘APCS.’’ From December 6, 2001 through April 16, 2003, our common stock was traded on the NYSE under the symbol ‘‘APS.’’ From April 16, 2003 to March 12, 2004, our common stock was traded on the Over-the-Counter Bulletin Board under the symbol ‘‘ALMO.’’ Since March 14, 2004, our common stock has returned to trading on the Nasdaq under the symbol ‘‘APCS.’’ The following table sets forth, for the periods indicated, the range of high and low sales prices for our common stock as reported on the NYSE, the Over-the-Counter Bulletin Board and the Nasdaq, as applicable.

	High	Low
2003
First Quarter	$0.85	$0.30
Second Quarter	1.95	0.25
Third Quarter	4.76	1.52
Fourth Quarter	4.30	3.09
2004
First Quarter	$6.48	$4.01
Second Quarter	8.01	5.71
Third Quarter	8.91	6.73
Fourth Quarter	12.48	7.54
2005
First Quarter	$13.48	$10.55
Second Quarter	14.18	11.55
Third Quarter	18.41	13.72
Fourth Quarter (through December 16, 2005)	18.58	14.01

Since becoming a public company, we have never paid a dividend on our shares of common stock. To date we have retained earnings, if any, to fund the development and growth of our business.

As of December 16, 2005, there were 163,474,422 million shares of our common stock, par value $0.01 per share, outstanding held by 396 owners of record.

You should obtain current market price quotations for Alamosa common stock in connection with the voting of your Alamosa common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of December 16, 2005 (except as otherwise indicated) with respect to the number of shares of our common stock and series B convertible preferred stock beneficially owned by each person who is known to us to be the beneficial owner of more than 5% of such class of stock, the number of shares of our common stock and series B convertible preferred stock beneficially owned by each of our executive officers and directors who were serving in such capacities on December 16, 2005 and the number of shares of our common stock and series B convertible preferred stock, in each case, beneficially owned by all of our current executive officers and directors as a group. Except as otherwise indicated, each such stockholder has sole voting and investment power with respect to the shares beneficially owned by such stockholder.

Title of Class	Name and Address(1)	Amount and Nature of Beneficial Owner(2)		Percent of Class(2)
Common Stock	5% Stockholders:
	Wellington Management	22,205,085	(3)	13.58%
	Glenview Capital Management	14,033,253	(4)	8.58%
	Directors and Executive Officers:
	David E. Sharbutt	4,086,560	(5)	2.50%
	Ray M. Clapp, Jr.	115,934	(6)	*
	Kendall W. Cowan	1,718,415	(7)	1.05%
	Scotty Hart	56,014	(8)	*
	Schuyler B. Marshall	244,430	(9)	*
	Loyd I. Rinehart	74,571	(10)	*
	Michael V. Roberts	4,171,253	(11)	2.55%
	Anthony Sabatino	276,074	(12)	*
	Jimmy R. White	79,014	(13)	*
	Margaret Z. Couch	168,045	(14)	*
	Thomas F. Riley, Jr	200,000	(15)	*
	Steven A. Richardson	104,968	(16)	*
	John F. Otto, Jr	104,362	(17)	*
	Allen T. McInnes	43,898	(18)	*
	Jane E. Shivers	6,501	(19)	*
	All Directors and Executive Officers	11,450,039		7.00%
	Directors and Executive Officers:
Series B Convertible Preferred Stock	Anthony Sabatino	350		*
	All Directors and Executive Officers	350		*

*	Less than one percent.

(1)	Except as otherwise indicated in the footnotes below, the address for each executive officer and director is c/o Alamosa Holdings ,Inc., 5225 S. Loop 289, Lubbock, Texas 79424.

(2)	Percentage of ownership is based on 163,474,422 shares of common stock and 219,725 shares of Series B Convertible Preferred Stock outstanding as of December 16, 2005. Beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of capital stock if that person has or shares voting power or investment power with respect to that capital stock, or has the right to acquire beneficial ownership at any time within 60 days of December 16, 2005. As used herein, voting power is the power to vote or direct the voting of shares and investment power is the power to dispose or direct the disposition of shares.

(3)	Information presented is based on a Schedule 13G dated October 11, 2005 by Wellington Management Company, LLP. Wellington Management, in its capacity as investment adviser, may be deemed to beneficially own 22,205,085 shares of Alamosa Holdings, Inc. common stock, which are held of record by clients of Wellington Management. Wellington Management reports shared power to vote or to direct the vote for 12,776,075 shares and shared power to dispose or to direct the disposition of 22,205,085 shares. The securities are owned of record by clients of Wellington Management. Those clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities. No such client is known to have such right or power with respect to more than five percent of this class of securities. The address of the principal business office of Wellington Management Company, LLP is 75 State Street, Boston, MA 02109.

(4)	Information presented is based on a Schedule 13G dated August 3, 2005 by Glenview Capital Management, LLC ("Management"), Glenview Capital GP, LLC("GP"), Glenview Capital Master Fund, Ltd. ("Master Fund") and Lawrence Robbins. Glenview Capital Management serves as investment manager to each of Glenview Capital Partners, Glenview Institutional Partners, Glenview Capital Master Fund, GCM Little Arbor Master Fund, GCM Little Arbor Institutional Partners, and GCM Little Arbor Partners. In such capacity, Glenview Capital Management may be deemed to have voting and dispositive power over the shares held for the accounts of each of Glenview Capital Partners, Glenview Institutional Partners, Glenview Capital Master Fund, GCM Little Arbor Master Fund, GCM Little Arbor Institutional Partners, and GCM Little Arbor Partners. Glenview Capital GP is the general partner of Glenview Capital Partners, Glenview Institutional Partners, GCM Little Arbor Institutional Partners and GCM Little Arbor Partners. Glenview Capital GP also serves as the sponsor of the Glenview Capital Master Fund and the GCM Little Arbor Master Fund. In such capacities, Glenview Capital GP may be deemed to have voting and dispositive power over the shares held for the accounts of each of Glenview Capital Partners, Glenview Institutional Partners, Glenview Capital Master Fund, GCM Little Arbor Master Fund, GCM Little Arbor Institutional Partners, and GCM Little Arbor Partners. Mr. Robbins is the Chief Executive Officer of Glenview Capital Management and Glenview Capital GP.

Each of Glenview Capital Management, Glenview Capital GP and Mr. Robbins may be deemed to be the beneficial owner of 14,033,253 shares. This amount consists of: (A) 1,106,779 shares held for the account of Glenview Capital Partners; (B) 8,276,134 shares held for the account of Glenview Capital Master Fund; (C) 4,188,749 shares held for the account of Glenview Institutional Partners; (D) 354,223 shares held for the account of the GCM Little Arbor Master Fund; (E) 99,728 shares held for the account of GCM Little Arbor Institutional Partners; and (F) 7,640 shares held for the account of GCM Little Arbor Partners. As of August 1, 2005, Glenview Capital Master Fund may be deemed to be the beneficial owner of the 8,276,134 shares held for its account. The business address of each of Glenview Capital Management, Glenview Capital GP and Mr. Robbins is 399 Park Avenue, Floor 39, New York, New York 10022. The address of the principal business office of Glenview Capital Master Fund is Harbour Centre, North Church Street, P.O. Box 8966T, George Town, Grand Cayman, Cayman Islands, British West Indies.

(5)	Includes 317,600 shares held individually by Mr. Sharbutt, 60,000 shares of restricted stock, 145,396 shares purchased through the ESPP, 21,350 shares held by the Alamosa 401(k) Savings Plan, 106,591 shares held in an IRA account for Mr. Sharbutt, 200 shares beneficially owned by Mr. Sharbutt's children, and 1,505,000 shares issuable pursuant to options exercisable. Also includes 475,423 shares and 1,455,000 shares of common stock issuable pursuant to options exercisable beneficially owned by Five S, Ltd. Mr. Sharbutt is a limited partner of Five S, Ltd. and President of Sharbutt Inc., the general partner of Five S Ltd., and may be considered a beneficial owner of the shares owned by Five S, Ltd. Mr. Sharbutt disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(6)	Includes 21,175 shares held individually by Mr. Clapp, 10,000 shares of restricted stock and 84,759 shares issuable pursuant to options exercisable.

(7)	Includes 50,000 shares of restricted stock held by Mr. Cowan, 146,497 shares purchased through the ESPP, 16,918 shares held by the Alamosa 401(k) Savings Plan and 50,000 shares issuable pursuant to options exercisable. Includes 1,455,000 shares issuable pursuant to options exercisable beneficially owned by Cowan Interests Ltd. Mr. Cowan is a limited partner of Cowan Interests Ltd and the President of K. Cowan, Inc., the general partner of Cowan Interests, Ltd..

(8)	Includes 7,000 shares held individually by Mr. Hart, 10,000 shares of restricted stock, 38,714 shares issuable pursuant to options exercisable and 300 shares held by Lubbock HLH, Ltd. Mr. Hart controls Lubbock HLH, Ltd. and is a beneficial owner of the shares held by Lubbock HLH, Ltd. Excludes 7,569,732 shares held by SPACE, as to which Mr. Hart disclaims beneficial ownership. Mr. Hart is the General Manager of South Plains Telephone Cooperative and SPACE, a wholly owned subsidiary of South Plains Telephone Cooperative.

(9)	Includes 30,000 shares held individually by Mr. Marshall, 500 shares held indirectly in an IRA account for Mr. Marshall, 10,000 shares of restricted stock, and 203,930 shares issuable pursuant to options exercisable. Excludes 3,525,506 shares held by Caroline Hunt Trust Estate, as to which Mr. Marshall disclaims beneficial ownership. Mr. Marshall is the President of Rosewood Financial, Inc. and The Rosewood Corporation, both of which are wholly owned subsidiaries of Caroline Hunt Trust Estate. Additionally, Mr. Marshall is a director of various Caroline Hunt Trust Estate subsidiaries.

(10)	Includes 20,000 shares of restricted stock held by Mr. Rinehart, 22,457 shares purchased through the ESPP, 10,114 shares held by the Alamosa 401(k) Savings Plan and 22,000 shares issuable pursuant to options exercisable.

(11)	Includes 4,091,487 shares held individually by Mr. Roberts, 10,000 shares of restricted stock, 68,641 shares issuable pursuant to options exercisable, 1,000 shares held by Mr. Roberts and his wife together and 125 shares owned by Roberts Broadcasting Company. Mr. Roberts' shares voting and investment power with respect to the 1,000 shares held together with his wife and the shares owned by Roberts Broadcasting Company. Mr. Roberts is the Chairman, Chief Executive Officer and principal stockholder of Roberts Broadcasting Company.

(12)	Includes 45,000 shares held individually by Mr. Sabatino, 25,000 shares of restricted stock, 25,509 shares purchased through the ESPP, 20,565 shares held by the Alamosa 401(k) Savings Plan and 160,000 shares of common stock issuable pursuant to options exercisable.

(13)	Includes 22,014 shares held individually by Mr. White, 10,000 shares of restricted stock, and 47,000 shares issuable pursuant to options exercisable.

(14)	Includes 143 shares held individually by Ms. Couch, 15,000 shares of restricted stock, 22,617 shares purchased through the ESPP, 11,035 shares held by the Alamosa 401(k) Savings Plan and 119,250 shares issuable pursuant to options exercisable.

(15)	Includes 184,500 shares held by the TF Riley Trust and 15,500 shares held by the Patricia Riley Trust, both of which Mr. Riley is trustee. Excludes 2,800,000 shares held by Chickasaw Holding Company, as to which Mr. Riley disclaims beneficial ownership. Mr. Riley is an officer and director of Chickasaw Holding Company, and an officer of Southwest PCS, L.L.C. Chickasaw Holding Company is the managing member of Southwest PCS, L.L.C.

(16)	Includes 25,000 shares held individually by Mr. Richardson, 30,000 shares of restricted stock 6,544 shares purchased through the ESPP, 3,424 shares held by the Alamosa 401(k) Savings Plan and 40,000 shares issuable pursuant to options exercisable.

(17)	Includes 20,277 shares held individually by Mr. Otto, 10,000 shares of restricted stock and 74,085 shares issuable pursuant to options exercisable.

(18)	Includes 20,277 shares held individually by Dr. McInnes, 10,000 shares of restricted stock and 13,621 shares issuable pursuant to options exercisable.

(19)	Includes 3,000 shares held individually by Ms. Shivers and 3,501 shares of restricted stock.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with Messrs. Michael V. Roberts and Steven C. Roberts

In connection with the acquisition of Roberts Wireless, or Roberts, we entered into a number of arrangements with Messrs. Michael V. Roberts and Steven C. Roberts and certain companies affiliated with them as described in more detail below. Michael V. Roberts and Steven C. Roberts became directors of Alamosa in February 2001. Steven C. Roberts resigned as a director in June 2005 and currently serves as an advisor to our board of directors.

Joint Venture Development Agreement.    On October 30, 2000, we entered into a joint venture development agreement with Messrs. Michael V. Roberts and Steven C. Roberts. Pursuant to the agreement, if either Mr. Michael V. Roberts or Mr. Steven C. Roberts undertakes an international telecommunications business venture and desires for us to be involved in that project, then before either Mr. Michael V. Roberts or Mr. Steven C. Roberts enters into a letter of intent or binding agreement of any nature with another person regarding the project, they must give us written notice. We have 60 days to notify them of our desire to participate in the project. During such 60-day period, we have the exclusive right with respect to, but no obligation to undertake, the project. Promptly after we give a notice of participation, we and either Mr. Michael V. Roberts or Mr. Steven C. Roberts must form a project entity and execute an agreement setting forth the terms, covenants, conditions and provisions for the purpose, ownership, management, financing and operation of the project. Unless we and either Mr. Michael V. Roberts or Mr. Steven C. Roberts agree to a different arrangement, we will have a 50% interest in each project entity and will have full managerial control of each project entity. Except as described above, neither we nor Messrs. Michael V. Roberts and Steven C. Roberts is obligated to bring to the other any opportunity to participate in a project or any activity, domestic or international.

Consulting Agreements.    On January 29, 2001, we entered into five-year consulting agreements with each of Messrs. Michael V. Roberts and Steven C. Roberts. The consulting agreements provide each of them with an annual compensation of $125,000, which is paid monthly.

Right of First Negotiation Agreement.    On February 14, 2001, we entered into a right of first negotiation agreement with Roberts Tower, which grants Roberts Tower a right to negotiate tower leases on a ‘‘build-to-suit’’ basis with our present and future territory. During the term of the agreement, whenever we or one of our subsidiaries is required to ‘‘build-to-suit’’ communications towers within the present or future territories in which we operate, we must notify Roberts Tower and Roberts Tower will have the exclusive right for a period of 30 days to negotiate with the company to provide such towers. After such 30-day period, if we have not reached an agreement with Roberts Tower, we may obtain such tower sites from other third parties. The term of this agreement is five years.

Resale Agreement.    On February 14, 2001, we entered into a resale agreement with Messrs. Michael V. Roberts and Steven C. Roberts, which permits Messrs. Michael V. Roberts and Steven C. Roberts to buy air time at a discount for resale on a basis no less favorable than any other similar agreement to which we may be a party. Messrs. Michael V. Roberts and Steven C. Roberts may resell the airtime anywhere the resales are permitted under applicable law. Any arrangement between us and Messrs. Michael V. Roberts and Steven C. Roberts for resales and use of air time will be subject to all required approvals of Sprint, Sprint Spectrum and Sprint PCS and/or any other applicable Sprint entities.

Master Lease Agreement.    On February 14, 2001, Roberts and Roberts Tower entered into a master lease agreement, which provides for the lease from Roberts Tower by Roberts of certain buildings, towers, tanks and/or improvements thereon for the purpose of installing, operating and maintaining communications facilities and services thereon. The initial term of the master lease agreement expires in February 2006, and Roberts has the right to extend the initial term of the lease for four additional terms of five years each. The agreement provides for monthly payments aggregating to approximately $17 per tower per year at inception, subject to an annual adjustment of 4% per annum. Roberts subsequently assigned all of its right, title and interest in the master lease agreement to its wholly owned subsidiary, Alamosa Missouri Properties, LLC (formerly Roberts Wireless Properties, L.L.C). During the years ended December 31, 2004, 2003 and 2002, approximately $3,037,000, $2,785,000 and $2,688,000, respectively, in rental expense was recorded under this agreement. During the ten months ended October 31, 2005, approximately $2,540,000 in rental expense was recorded under this agreement.

In addition to the specific agreements discussed above, we paid approximately $194,000, $287,000 and $346,000 in 2004, 2003 and 2002, respectively, to entities controlled by the Roberts’ for other items including the lease of retail space and switching facility space. During the ten months ended October 31, 2005, we paid approximately $263,000 to entities controlled by the Roberts’ for other items including the lease of retail space and switching facility space.

Other Related Party Transactions

On December 28, 1998, we entered into a long-term agreement to lease space for a retail store in Lubbock, Texas with Lubbock HLH, Ltd., principally owned by one of our directors and the general manager of South Plains Advance Communications & Electronics, Inc. (‘‘SPACE’’). SPACE is one of our stockholders. This lease has a term of 15 years and provides for monthly payments subject to adjustment based on the Consumer Price Index on the first day of the sixth lease year and on the first day of the eleventh lease year. During the years ended December 31, 2004, 2003 and 2002, approximately $115,000, $110,000 and $110,000 per year, respectively, in rental expense was recorded in connection with this lease. During the ten months ended October 31, 2005, approximately $95,000 in rental expense was recorded in connection with this lease. In addition to rental, approximately $26,000, $24,000 and $20,000 was paid to Lubbock HLH, Ltd. in 2004, 2003 and 2002, respectively for taxes and other expenses related to the leased property. During the ten months ended October 31, 2005, approximately $9,000 was paid to Lubbock HLH, Ltd. for taxes and other expenses related to the leased property.

During the ten months ended October 31, 2005, we paid approximately $49,000 to Chickasaw Holding Company for telecommunication services. The Executive Vice President and Chief Operating Officer of Chickasaw Holding Company are members of our board of directors.

MISCELLANEOUS OTHER INFORMATION

Future Stockholder Proposals

If the merger is consummated, we will no longer be a publicly held company, and there will be no public participation in any of our future stockholder meetings. If the merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholder meetings. We intend to hold an annual stockholders meeting in 2006 only if the merger is not completed.

Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by us. Stockholder proposals are eligible for consideration for inclusion in the proxy statement for the 2006 annual meeting of stockholders if they are received by us on or before December 26, 2005. Stockholder proposals must be directed to the Corporate Secretary, Alamosa Holdings, Inc., at 5225 S. Loop 289, Lubbock, Texas 79424. In order for a stockholder proposal submitted outside of Rule 14a-8 to be considered ‘‘timely’’ within the meaning of Rule 14a-4(c) under the Exchange Act, such proposal must be received by us not later than the last date for submission of stockholder proposals under our bylaws. In order for a proposal to be ‘‘timely’’ under our bylaws, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of our bylaws, not later than March 11, 2006 and not earlier than February 9, 2006; provided, however, in the event that the 2006 annual meeting of stockholders is advanced more than 30 days prior to or delayed more than 30 days after June 2, 2006, a proposal by a stockholder to be timely must be delivered not later than the close of business on the later of (i) the 90th day prior to the 2006 annual meeting of stockholders and (ii) the tenth day following the date on which public announcement of the date of the 2006 annual meeting of stockholders is first made.

Other Matters

As of the date of this proxy statement, our board of directors knows of no other matters that may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

Multiple Stockholders Sharing One Address

In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Alamosa Holdings, Inc., Attn: Jon Drake, 5225 S. Loop 289, Lubbock, Texas 79424, telephone (806) 722-1100. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

 WHERE YOU CAN FIND MORE INFORMATION

We and Sprint Nextel file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC's public reference room at the following location:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Both party's public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. Our public filings are also available under the ‘‘Investor Relations’’ tab on our website at www.alamosapcs.com and Sprint Nextel's public filings are available on Sprint Nextel's website at www.sprint.com.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

AMONG

SPRINT NEXTEL CORPORATION,

AHI MERGER SUB INC.

AND

ALAMOSA HOLDINGS, INC.

DATED AS OF NOVEMBER 21, 2005

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this ‘‘Agreement’’), dated as of November 21, 2005, by and among SPRINT NEXTEL CORPORATION, a Kansas corporation (‘‘Parent’’), AHI MERGER SUB INC., a Delaware corporation (‘‘Buyer’’) and wholly owned subsidiary of Parent, and ALAMOSA HOLDINGS, INC., a Delaware corporation (the ‘‘Company’’).

W I T N E S S E T H:

WHEREAS, the parties to this Agreement desire to effect the acquisition of the Company by Parent through a merger of the Company and Buyer;

WHEREAS, in furtherance of the foregoing, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the ‘‘DGCL’’), Buyer shall merge with and into the Company (the ‘‘Merger’’) in accordance with the provisions of the DGCL, with the Company as the surviving corporation;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s entering into this Agreement, certain stockholders have entered into a stockholders agreement, dated as of the date hereof (the ‘‘Stockholders Agreement’’), pursuant to which, among other things, such stockholders have agreed to vote its shares of Company Common Stock in favor of the Merger, subject to the terms and conditions contained therein;

WHEREAS, the Board of Directors of the Company has approved this Agreement, the Merger and the transactions contemplated hereby; and

WHEREAS, the Board of Directors of the Company has determined that the consideration to be paid for each share of Company Common Stock and for each share of Series B convertible preferred stock, par value $0.01 per share, of the Company (‘‘Series B Preferred Stock,’’ and together with the Company Common Stock, the ‘‘Company Capital Stock’’) in the Merger is fair to and in the best interests of the Company and the holders of each series of Company Capital Stock (the ‘‘Company Stockholders’’) and resolved to recommend that the Company Stockholders adopt this Agreement and approve the Merger and the other transactions contemplated hereby.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1.    The Merger.    Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Buyer shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Buyer shall cease and the Company shall continue as the surviving corporation following the Merger (the ‘‘Surviving Corporation’’). The corporate existence of the Company, with all its purposes, rights, privileges, franchises, powers and objects, shall continue unaffected and unimpaired by the Merger and, as the Surviving Corporation, it shall be governed by the DGCL.

Section 1.2.    Effective Time; Closing.    As promptly as practicable (and in any event within five business days) after the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions which by their terms can only be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the parties shall cause the Merger to be consummated by filing a certificate of merger (the ‘‘Certificate of Merger’’), with the Secretary of State of the State of Delaware and by making all other filings or recordings required under the DGCL in connection with the Merger, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time (but not earlier than the time that the Certificate of

Merger is filed) as the parties agree shall be specified in the Certificate of Merger (the date and time the Merger becomes effective, the ‘‘Effective Time’’). On the date of such filing, a closing (the ‘‘Closing’’) shall be held at 10:00 a.m. Eastern time, at the offices of King & Spalding LLP, 191 Peachtree Street, Atlanta, Georgia 30303, or at such other time and location as the parties shall otherwise agree.

Section 1.3.    Effect of the Merger.    At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Buyer shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Buyer shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 1.4.    Conversion of Company Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, the Company or the holders of any of the securities described in this Section 1.4:

(a)    Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c) and Dissenting Shares, if any) shall be canceled and, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted automatically into the right to receive an amount in cash equal to $18.75 payable, less any required withholding taxes as described in Section 1.8(e) and without interest, to the holder of such share of Company Common Stock, upon surrender of the certificate that formerly evidenced such share of Company Common Stock in the manner provided in Section 1.8 (the ‘‘Common Stock Merger Consideration’’);

(b)    Each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time (other than shares canceled pursuant to Section 1.4(c) and Dissenting Shares, if any) shall be canceled and, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted automatically into the right to receive an amount in cash equal to $1,378.69 plus any accrued and unpaid dividends as of the Effective Time payable, less any required withholding taxes as described in Section 1.8(e) and without interest, to the holder of such share of Series B Preferred Stock, upon surrender of the certificate that formerly evidenced such share of Series B Preferred Stock in the manner provided in Section 1.8 (the ‘‘Series B Merger Consideration’’ and together with the Common Stock Merger Consideration, the ‘‘Merger Consideration’’);

(c)    Each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time that is owned by Parent or Buyer and each share of Company Capital Stock that is owned by the Company as treasury stock shall be canceled and retired and cease to exist and no payment or distribution shall be made with respect thereto;

(d)    At the Effective Time, all shares of the Company Capital Stock converted pursuant to Section 1.4(a) or (b) shall no longer be outstanding and shall automatically be canceled and retired and cease to exist, and each holder of a certificate (‘‘Certificate’’) representing any such shares of Company Capital Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.4(a) or (b), as applicable; and

(e)    Each share of common stock, par value $0.01 per share, of Buyer issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 1.5.    Dissenting Shares.

(a)    Notwithstanding anything in this Agreement to the contrary, shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and which are held by the Company Stockholders who have demanded and perfected their demands for appraisal of such shares of Company Capital Stock in the time and manner provided in Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (the ‘‘Dissenting Shares’’) shall not be converted as described in Section 1.4(a) or (b), as applicable, but shall, by virtue of the Merger, be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if such holder shall have failed to perfect or shall have effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, such holder’s shares of Company Capital Stock shall thereupon be deemed to have been converted, at the Effective Time, as described in Section 1.4(a) or (b), as applicable, into the right to receive the Merger Consideration set forth in such provisions, without any interest thereon.

(b)    The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to Section 262 of the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL with respect to demands for appraisal and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required by applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

Section 1.6.    Stock Options and Warrants.

(a)    The Company shall ensure that all outstanding options to acquire Company Common Stock (the ‘‘Company Options’’) granted under the Amended and Restated 1999 Long-Term Incentive Plan (the ‘‘Company Stock Option Plan’’) that are not exercised prior to the Effective Time shall terminate and expire immediately after Effective Time. In addition, the Surviving Corporation shall pay such holder, immediately after the Effective Time, in exchange for the cancellation of such holder’s Company Options (regardless of exercise price or whether or not such Company Options are vested and exercisable), an amount in cash determined by multiplying (a) the excess, if any, of the Common Stock Merger Consideration over the applicable exercise price per share of the Company Option by (b) the number of shares of Company Common Stock such holder could have purchased had such holder exercised such Company Option in full immediately after the Effective Time (assuming such Company Option was fully vested), less any withholding taxes as described in Section 1.8(e) and without interest.

(b)    All holders of Company Warrants shall be entitled to receive the excess, if any, of the applicable Common Stock Merger Consideration over the applicable exercise price of the Company Warrant upon the surrender of any Company Warrant to the Paying Agent in accordance with Section 1.8(f). At the Effective Time, the Company Warrants will be automatically exercisable for the Merger Consideration to which the holder of the Company Warrant would have received immediately after the Effective Time if the holder had exercised the Company Warrant immediately prior to the Effective Time.

Section 1.7.    Employee Stock Purchase Plan.    The ‘‘Offering Period’’ (as defined in the ESPP) that started on September 1, 2005 under the Company’s Third Amended and Restated Employee Stock Purchase Plan (the ‘‘ESPP’’) may continue through February 28, 2006 or until the end of the last business day before the Effective Time; provided, (a) no person shall be allowed to elect to increase his or her payroll deductions or other contributions to purchase Company Common Stock for such Offering Period after the date hereof; (b) the Company shall not commence any new Offering Periods under the ESPP on or after the date hereof; and (c) if any whole shares of Company Common Stock purchased in such Offering Period by a participant have not been issued before the Effective Time to such participant, in lieu of the issuance of such shares, the Surviving Corporation shall pay such participant, immediately after the Effective Time, a cash payment determined by multiplying (i) such number of whole shares    by (ii) the Common Stock Merger Consideration, plus a cash payment equal to the balance, if any, in his or her account in the ESPP after the purchase of such whole shares of Company Common Stock, less any withholding taxes as described in Section 1.8(e) and without interest. Effective as of the Effective Time, the ESPP shall be terminated.

Section 1.8.    Surrender of Shares of Company Capital Stock; Stock Transfer Books.

(a)    Prior to the Effective Time, Parent shall designate a bank or trust company, reasonably acceptable to the Company, to act as agent (the ‘‘Paying Agent’’) for the Company Stockholders to receive the funds necessary to make the payments to the Company Stockholders pursuant to Section 1.4 upon surrender of the Company Stockholders’ Certificates and pursuant to Section 1.6 in the case of holders who exercise Company Warrants. Parent shall, at or prior to the Effective Time, deposit with the Paying Agent the aggregate Merger Consideration to be paid in respect of the shares of Company Capital Stock (the ‘‘Fund’’). The Fund shall be invested by the Paying Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments, shall be payable to Parent. Parent shall replace any monies lost through any investment made pursuant to this Section 1.8(a). The Paying Agent shall make the payments provided in Section 1.4.

(b)    Promptly after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Capital Stock entitled to receive the Merger Consideration pursuant to Section 1.4 a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive, in exchange therefor, the Merger Consideration for each share of each series of Company Capital Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. Until so surrendered, each such Certificate shall, at and after the Effective Time, represent for all purposes only the right to receive Merger Consideration. No interest shall accrue or be paid to any beneficial owner of shares of Company Capital Stock or any holder of any Certificate with respect to the Merger Consideration payable upon the surrender of any Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed in blank or to the Paying Agent or otherwise be in proper form for transfer, in the sole discretion of the Paying Agent, and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable. If any Certificate shall have been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration such holder is entitled to receive pursuant to Section 1.4.

(c)    At any time following the date that is six months after the Effective Time, Parent shall be entitled to require the Paying Agent to deliver to it any portion of the Fund that had been made available to the Paying Agent and not disbursed to the Company Stockholders (including all interest and other income received by the Paying Agent in respect of all amounts held in the Fund or other funds made available to it), and thereafter each such holder shall be entitled to look only to Parent (subject to abandoned property, escheat and other similar Laws), and only as general creditors thereof, with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by such holder. If any Certificates representing shares of Company Capital Stock shall not have been surrendered immediately prior to such date on which the Merger Consideration in respect of such Certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash, shares, dividends or distributions payable in respect of such Certificate shall become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, Buyer or the Paying Agent shall be liable to any Company Stockholder for any Merger Consideration delivered in respect of such share of Company Capital Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

(d)    At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Capital Stock on the records of the Company. From and after the Effective Time, except for Parent and Buyer, the Company Stockholders holding shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Capital Stock except as otherwise provided herein or by applicable Law, and the Merger Consideration paid pursuant to this Article I upon the surrender or exchange of Certificates shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock theretofore represented by such Certificates.

(e)    Parent, Buyer, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from the Merger Consideration and any other amount otherwise payable pursuant to this Agreement to any Company Stockholder, any holder of Company Options or Company Warrants and any participant in the ESPP (each, a ‘‘Payee’’) such amounts that Parent, Buyer, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986 (the ‘‘Code’’), the rules and regulations promulgated thereunder or any provision of state, local or foreign tax Law. Any amounts so withheld shall be treated for all purposes of this Agreement as having been paid to Payee.

(f)    Upon the surrender to the Paying Agent of an original copy of a Company Warrant, the Paying Agent shall pay to such holder the excess, if any, of the Common Stock Merger Consideration for each share of Company Common Stock represented by such Company Warrant over the applicable exercise price. The procedures set forth in this Section 1.8 shall apply to any surrender of a Company Warrant.

ARTICLE II

THE SURVIVING CORPORATION

Section 2.1.    Certificate of Incorporation.    The certificate of incorporation of the Surviving Corporation shall be amended as of the Effective Time to be substantially the same as the certificate of incorporation attached hereto as Exhibit A, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law or such certificate of incorporation.

Section 2.2.    Bylaws.    The bylaws of the Surviving Corporation shall be amended as of the Effective Time to be substantially the same as the bylaws attached hereto as Exhibit B, until the same shall thereafter be altered, amended or repealed in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation or such bylaws.

Section 2.3.    Directors and Officers.    From and after the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Buyer at the Effective Time shall be the directors of the Surviving Corporation and (b) the officers of Buyer at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in (a) a publicly available final registration statement, prospectus, report, form, schedule or proxy statement filed since January 1, 2005 by the Company with the Securities and Exchange Commission (‘‘SEC’’) pursuant to the Securities Act of 1933, as amended (the ‘‘Securities Act’’) or the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’) (collectively, the ‘‘Company SEC Reports’’) and prior to the date hereof, but excluding any risk factor disclosure contained in any such Company SEC Report under the heading ‘‘Risk Factors’’ or ‘‘Cautionary Note Regarding Forward-Looking Statements’’ or similar heading, or (b) the disclosure letter (the ‘‘Company Disclosure Letter’’) delivered by the Company to the other parties concurrently with the execution of this Agreement (which letter sets forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Company Disclosure Letter relates; provided, however, that any information set forth in one section of the Company Disclosure Letter will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent; provided, further, that, notwithstanding anything in this Agreement to the contrary, the inclusion of an item in such letter as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect), the Company represents and warrants to each of the other parties as follows:

Section 3.1.    Organization and Standing.    Each of the Company and each direct or indirect subsidiary of the Company (a ‘‘Subsidiary’’) (a) is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (b) has full corporate or other power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted and (c) is duly qualified or licensed to do business as a foreign corporation or other entity and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where failure to have such approvals or to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has furnished or made available to Parent true and complete copies of the Company’s certificate of incorporation (the ‘‘Company Certificate of Incorporation’’) and the Company’s bylaws (the ‘‘Company Bylaws’’) and the certificate of incorporation and bylaws (or equivalent organizational documents) of each Subsidiary, each as amended to date. Such certificates of incorporation and bylaws (or equivalent organizational documents) are in full force and effect, and neither the Company nor any Subsidiary is in violation of any provision of its certificate of incorporation or bylaws (or equivalent organizational documents).

Section 3.2.    Capitalization.    The authorized capital stock of the Company consists of 290,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of which 300,000 have been designated as Series A Preferred Stock, 750,000 have been designated as Series B Preferred Stock and 500,000 have been designated as Series C Convertible Preferred Stock. As of the date hereof, (a) 163,413,654 shares of Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights, (b) no shares of Company Common Stock are held in the treasury of the Company, (c) 8,487,770 Company Options are outstanding pursuant to the Company Stock Option Plan, each such option entitling the holder thereof to purchase one share of Company Common Stock, (d) 266,963 shares of Company Common Stock are authorized and reserved for future issuance pursuant to the ESPP, (e) 300,000 shares of Series A Preferred Stock, par value $0.01, of the Company are reserved for issuance, (f) 220,301 shares of Series B Preferred Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable and free of preemptive rights and which are convertible into 16,198,603 shares of Company Common Stock, (g) no shares of Series C Preferred Stock are issued and outstanding and (h) no shares of Company Common Stock are reserved for issuance upon exercise of outstanding stock options or otherwise, except for (x) 8,487,770 shares of Company Common Stock reserved for issuance pursuant to Company Options, (y) shares of Company Common Stock reserved for issuance upon conversion of the outstanding shares of Series B Preferred Stock and (z) 298,631 shares of Company Common Stock reserved for issuance under the outstanding warrants to purchase shares of Company Common Stock (the ‘‘Company Warrants’’). Section 3.2 of the Company Disclosure Letter sets forth a true and complete list of the outstanding Company Options and Company Warrants, with the exercise price of each such Company Option and each such Company Warrant. Except as set forth above and except for rights (‘‘Company Rights’’) distributed to holders of Company Common Stock pursuant to the Rights Agreement, dated as of February 14, 2001, between the Company and Mellon Investor Services LLC, as Rights Agent (the ‘‘Rights Agreement’’), there are no options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by the Company or any Subsidiary relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, the Company or any Subsidiary. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Capital Stock or any capital stock of any Subsidiary or to pay any dividend or make any other distribution in respect thereof or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights. The Company owns (either directly or indirectly) beneficially and of record all of the issued and outstanding capital stock of each Subsidiary, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever and does not own an equity interest in any other corporation, partnership or entity, other than in the Subsidiaries. No bonds, debentures, notes or other indebtedness of the Company or the Subsidiaries having the right to vote on any matter on which stockholders may vote are issued or outstanding.

Section 3.3.    Authority for Agreement.

(a)    The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining necessary stockholder approval, to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly authorized by all necessary corporate action (including the approval of the Board of Directors of the Company), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of holders of a majority of the voting power of the then issued and outstanding shares of Company Capital Stock and the filing and recordation of the certificate of merger as required by the DGCL). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Buyer, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms. The affirmative vote of holders of a majority of the issued and outstanding shares of Company Capital Stock is the only vote of the Company’s equity holders necessary to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.

(b)    At a meeting duly called and held on November 21, 2005, the Board of Directors of the Company (i) determined that this Agreement and the other transactions contemplated hereby, including the Merger, are fair to and in the best interests of, the Company and the Company Stockholders, (ii) approved, authorized and adopted this Agreement and approved and authorized the Merger and the other transactions contemplated hereby and (iii) resolved to recommend approval and adoption by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated by this Agreement. The Blackstone Group and UBS Investment Bank (the ‘‘Independent Advisors’’), the independent financial advisors to the Board of Directors of the Company, have delivered to the Board of Directors of the Company their opinions, dated as of the date of this Agreement, that, as of such date and based on the assumptions, qualifications and limitations contained in such opinions, the consideration to be received by the Company Stockholders in the Merger is fair, from a financial point of view, to such holders.

Section 3.4.    No Conflict.     The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement will not, (a) conflict with or violate the Company Certificate of Incorporation or the Company Bylaws or equivalent organizational documents of any of the Subsidiaries, (b) subject to Section 3.5, conflict with or violate any

United States federal, state or local or any foreign statute, law, rule, regulation, ordinance, code, order, judgment, decree or any other requirement or rule of law (a ‘‘Law’’) applicable to the Company or any of the Subsidiaries or by which any property or asset of the Company or any of the Subsidiaries is bound or affected, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any of the Subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of the Subsidiaries is a party or by which the Company or any of the Subsidiaries or any property or asset of any of them is bound or affected, except in the case of clauses (b) and (c) above for any such conflicts, violations, breaches, defaults or other occurrences that have not had, and would not reasonably be expected to have, individually or in the aggregate , a Material Adverse Effect. ‘‘Material Adverse Effect shall mean (i) a material adverse effect on the business, operations or financial condition of the Company and the Subsidiaries taken as a whole (provided, however, that with respect to this clause (i), Material Adverse Effect will be deemed not to include effects to the extent resulting from (A) changes, after the date hereof, in U.S. generally accepted accounting principles (‘‘GAAP’’) or the accounting rules and regulations of the SEC, (B) the public announcement of the Merger, (C) any action or failure to act by Parent or any of its affiliates under agreements between Parent or any of its affiliates, on the one hand, and the Company or any of the Subsidiaries, on the other hand, (D) Parent’s acquisition of Nextel or any action by Parent or any of its affiliates in connection with the integration thereof, (E) changes in or relating to the United States economy or United States financial, credit or securities markets in general or (F) changes in or relating to the industries in which the Company or the Subsidiaries operate or the markets for any of such entity’s products or services in general, which changes in the case of clauses (E) and (F) do not affect the Company or any Subsidiary to a materially disproportionate degree relative to other entities operating in such markets or industries or serving such markets) or (ii) a material adverse effect on the ability of the Company to perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.

Section 3.5.    Required Filings and Consents.     The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state or local or any foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a ‘‘Governmental Entity’’) or any consent, approval or authorization of, or notification to, any other person, except (a) for applicable requirements, if any, of state securities or ‘‘blue sky’’ Laws (‘‘Blue Sky Laws’’) and filing and recordation of the certificate of merger as required by the DGCL, (b) for those required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the ‘‘HSR Act’’), (c) for those required by the Federal Communications Commission or any successor entity (the ‘‘FCC’’) under the Communications Act of 1934 and the rules, regulations and policies of the FCC promulgated thereunder (the ‘‘FCC Filings’’), (d) for such filings and approvals as are required to be made or obtained with or from any state public service or public utility commission or similar state regulatory bodies in connection with the consummation of the Merger and the other transactions contemplated by this Agreement, (e) for the filing of the Proxy Statement with the SEC and any national securities exchange or trading system and (f) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.6.    Compliance.     Subject to Section 3.7, each of the Company and the Subsidiaries has been operated at all times in compliance with all Laws applicable to the Company or any of the Subsidiaries or by which any property, business or asset of the Company or any of the Subsidiaries is bound or affected, except for any such failures to comply or violations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7.    Licenses and Permits.

(a)    Except as set forth in Section 3.7(a) of the Company Disclosure Letter, neither the Company nor any of the Subsidiaries has any Licenses issued or granted by the FCC.

(b)    The Company and each of the Subsidiaries each has all governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents, certificates of public convenience and/or necessity and approvals issued or granted by a Governmental Entity (collectively, ‘‘Licenses’’) necessary to conduct its business as presently conducted (the ‘‘Company Material Licenses’’), except those the absence of which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each Company Material License is listed on Section 3.7(b) of the Company Disclosure Letter.

Each of the Company and the Subsidiaries is in compliance with (i) its obligations under each of the Company Licenses and (ii) the rules and regulations of the Governmental Entity issuing such Company Licenses, except, in either case, for such failures to be in compliance as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no pending or, to the Knowledge of the Company, threatened by or before the FCC, the Federal Aviation Administration (the ‘‘FAA’’) or any other Governmental Entity, any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of the Subsidiaries relating to any of the Company Material Licenses, except as have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The term ‘‘Company Licenses’’ means, to the extent not otherwise Company Material Licenses, all Licenses issued or granted to the Company or any of the Subsidiaries by a Governmental Entity of any state of the United States regulating telecommunications businesses and all Licenses issued or granted to the Company or any of the Subsidiaries by foreign Governmental Entities regulating telecommunications businesses. For purposes of this Agreement, the term ‘‘Knowledge’’ means the actual knowledge of the following officers of the Company: David Sharbutt (Chief Executive Officer), Kendall Cowan (Chief Financial Officer), Steve Richardson (Chief Operation Officer), Anthony Sabatino (Chief Technology Officer), Loyd Rinehart (Senior Vice President — Corporate Finance), Paula Sexton (Vice President — Administration) and Margaret Z. Couch (Chief Integration Officer).

Section 3.8.    Reports; Financial Statements; Internal Controls.

(a)    The Company and each of the Subsidiaries have timely filed all reports, registrations, schedules, forms, statements and other documents, together with any amendments required to be made with respect thereto (each, a ‘‘Report’’), that they were required to file since January 1, 2003 with (i) the FCC, (ii) the SEC, (iii) any state or other federal regulatory authority (other than any taxing authority, which is dealt with exclusively in covered by Section 3.10) and (iv) any foreign regulatory authority (other than any taxing authority, which is dealt with exclusively in Section 3.10), and have paid all fees and assessments due and payable in connection therewith, except in each case where the failure to file such Report, or to pay such fees and assessments, has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Report of the Company made with the SEC, as of the date of such Report, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all Reports of the Company made with the SEC complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 (the ‘‘SOX Act’’) and the rules and regulations thereunder with respect thereto. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the SOX Act, and no enforcement action has been initiated against the Company by the SEC relating to disclosures contained in any Report of the Company made with the SEC.

(b)    The Company has previously made available to Parent copies of (i) the consolidated balance sheet of the Company and the Subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2004, as reported in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, including any amendments thereto filed with the SEC

(collectively, the ‘‘Company 2004 10-K’’), filed with the SEC under the Exchange Act, accompanied by the audit report by PricewaterhouseCoopers LLP, the independent registered public accounting firm with respect to the Company for such periods (such balance sheets and statements, the ‘‘Audited Company Financial Statements’’) and (ii) the unaudited consolidated balance sheet of the Company and the Subsidiaries as of September 30, 2005 and the related consolidated statements of operations, stockholders’ equity and cash flows for the nine-month period ended September 30, 2005, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2005, including any amendments (collectively, the ‘‘Company 10-Q’’) (such balance sheets and statements, the ‘‘Unaudited Company Financial Statements’’ and, together with the Audited Company Financial Statements, the ‘‘Company Financial Statements’’). The consolidated balance sheets of the Company (including the related notes, where applicable) included in the Company Financial Statements fairly present in all material respects the consolidated financial position of the Company and the Subsidiaries as of the dates thereof, and the other financial statements included in the Company Financial Statements (including the related notes, where applicable) fairly present in all material respects the consolidated results of the operations and changes in stockholders’ equity and cash flows of the Company and the Subsidiaries for the respective fiscal periods therein set forth, subject in the case of the Unaudited Company Financial Statements to normal year-end audit adjustments that are consistent with past experience; each of such statements (including the related notes, where applicable) complies in all material respects with the published rules and regulations of the SEC with respect thereto; and each of the Company Financial Statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.

(c)    The Company and the Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (i) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

Section 3.9.    Absence of Certain Changes or Events.     Except as contemplated by this Agreement, (a) since December 31, 2004, there has not been any event or occurrence of any condition that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) since December 31, 2004 through the date of this Agreement, the Company and the Subsidiaries have conducted their respective businesses in all material respects in the ordinary course and consistent with prior practice and there has not been (i) any declaration, setting aside or payment of any dividend or any other distribution with respect to any of the capital stock of the Company or any Subsidiary, (ii) any material change in accounting methods, principles or practices employed by the Company, (iii) any material change in the Company’s internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) or (iv) any action of the type described in Section 5.1(b) (other than Section 5.1(b)(iv)) or Section 5.1(c) that had such action been taken after the date of this Agreement would be in violation of any such Section.

Section 3.10.    Taxes.     (a) The Company and each of the Subsidiaries have timely filed all material Tax Returns required to be filed by any of them; (b) all such Tax Returns are true, correct and complete in all material respects; (c) all Taxes of the Company and the Subsidiaries that are (i) shown as due on such Tax Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the Company Financial Statements; (d) there are no liens for any Taxes upon the assets of the Company or any of the Subsidiaries, other than statutory liens for real estate Taxes not yet due and payable and liens for Taxes contested in good faith; (e) the Company does not have any Knowledge of any proposed or threatened Tax claims or assessments that, if upheld, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (f) neither the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (g) the Company and each Subsidiary has withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, stockholders or other third parties, except for such Taxes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect; (h) except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the unpaid Taxes of the Company and the Subsidiaries did not exceed the accrual for Tax liability (disregarding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the balance sheet in the most recent Company Financial Statement (disregarding any notes thereto); (i) neither the Company nor any Subsidiary (A) has been a member of any other affiliated group filing a consolidated federal income Tax Return (except the affiliated group of which the Company is the common parent) or (B) has any liability for the Taxes of any person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (j) all Tax Returns filed by or on behalf of the Company or any Subsidiary have been examined by the relevant Governmental Entity or the statute of limitations with respect to such Tax Returns has expired; (k) no claim has been made by any Governmental Entity in a jurisdiction in which the Company or any of the Subsidiaries does not file a Tax Return that the Company or any of the Subsidiaries is or may be subject to taxation by such jurisdiction; (l) neither the Company nor any Subsidiary is a party to or bound by any tax allocation or sharing agreement; (m) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), private letter rulings, technical advice memoranda or similar agreement or ruling has been entered into by or with respect to the Company or any of the Subsidiaries; (n) neither the Company nor any of the Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law); (o) neither the Company nor any Subsidiary has entered into, or otherwise participated (directly or indirectly) in, any ‘‘reportable transaction’’ within the meaning of Treasury Regulations Section 1.6011-4(b) or has received a written opinion from a tax advisor that was intended to provide protection against a tax penalty; and (p) the Company has not made any distribution of stock, and no distribution of stock of the Company has been made, in a transaction described in Section 355 of the Code. For purposes of this Agreement, ‘‘Tax’’ (and, with correlative meaning, ‘‘Taxes’’) means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty or addition thereto, whether disputed or not, imposed by any Governmental Entity; and ‘‘Tax Return’’ means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including any information return, claim for refund, amended return or declaration of estimated Tax.

Section 3.11.    Title to Assets.     The Company and each of the Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of their real and personal properties and assets reflected in the Company 2004 10-K or acquired after December 31, 2004 (other than assets disposed of since December 31, 2004 in the ordinary course of business consistent with past practice) or otherwise used in the conduct of business of the Company and the Subsidiaries, in each case free and clear of all title defects, liens, encumbrances and restrictions, except for (a) liens, encumbrances or restrictions that secure indebtedness that are reflected in the Company 10-Q; (b) liens for Taxes accrued but not yet payable; (c) liens arising as a matter of Law in the ordinary course of business with respect to obligations incurred after

December 31, 2004; provided that the obligations secured by such liens are not delinquent; and (d) such title defects, liens, encumbrances and restrictions, if any, as individually or in the aggregate, have not had, and would not reasonably be expected to have a Material Adverse Effect (each a ‘‘Company Permitted Lien’’). The Company and each of the Subsidiaries either own, or have valid leasehold interests in, all properties and assets used by them in the conduct of their business, except where the absence of such ownership or leasehold interest has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.12.    Change of Control Agreements.     Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement, will (either alone or in conjunction with any other event) result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any director, officer or employee of the Company. Without limiting the generality of the foregoing, no amount paid or payable by the Company in connection with or by reason of the Merger or the other transactions contemplated by this Agreement, including accelerated vesting of options (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an ‘‘excess parachute payment’’ within the meaning of Section 280G of the Code.

Section 3.13.    Litigation.     Section 3.13 of the Company Disclosure Letter sets forth a true, correct and complete list of all claims, suits, actions, governmental investigations, indictments or administrative, arbitration or other legal proceedings (‘‘Litigation’’) pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries. No Litigation pending or, to the Knowledge of the Company, threatened against the Company or any of the Subsidiaries has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for such matters which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court, administrative agency, or by arbitration, pursuant to a grievance or other procedure) against or relating to the Company or any of the Subsidiaries.

Section 3.14.    Contracts and Commitments.

(a)    As of the date of this Agreement, neither the Company nor any of the Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral) (i) that is a ‘‘material contract’’ (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act) to be performed after the date of this Agreement that has not been filed or incorporated by reference in the Reports filed prior to the date hereof, (ii) that materially restricts the conduct of any material line of business by the Company, or the ability of the Company to operate in any geographic area or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation to engage in any line of business material to the Company or to operate in any geographical area, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) relating to the borrowing of money or any guarantee in respect of any indebtedness of any person (other than the endorsement of negotiable instruments for collection in the ordinary course of business), (v) that extends ‘‘most favored nations’’ or similar pricing to the counterparty to such contract or (vi) between the Company and any of the Subsidiaries, on the one hand, and any of the Company’s stockholders (in their capacity as such), on the other hand. In addition, neither the Company nor any of the Subsidiaries is a party to or bound by any written employment contract. Each contract, arrangement, commitment or understanding of the type described in the preceding two sentences of this Section 3.14(a), whether or not set forth in the Company Disclosure Letter, is referred to as a ‘‘Material Contract,’’ and neither the Company nor any of the Subsidiaries has Knowledge of any violation of any Material Contract by any of the other parties thereto that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)    With such exceptions that have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each Material Contract is valid and binding on the Company or the applicable Subsidiary, as applicable, and is in full force and effect, (ii) the Company or the applicable Subsidiary has performed all obligations required to be performed by it to date under each Material Contract, and (iii) no event or condition exists that constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of the Subsidiaries under any such Material Contract.

Section 3.15.    Information Supplied.     The proxy statement to be mailed to the Company Stockholders in connection with the meeting (the ‘‘Stockholders’ Meeting’’) to be called to consider the Merger (the ‘‘Proxy Statement’’) at the date the Proxy Statement is filed with the SEC, first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders’ Meeting, as the case may be, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement filed with the SEC will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Buyer for inclusion or incorporation by reference in the Proxy Statement.

Section 3.16.    Employee Benefit Plans.     All employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (‘‘ERISA’’)) and all other agreements, plans, programs and policies which provide compensation or benefits to current or former employees or directors or independent contractors of the Company or any of the Subsidiaries and with respect to which the Company or any Subsidiary has any material liability, whether contingent or otherwise (individually a ‘‘Company Benefit Plan’’ and collectively the ‘‘Company Benefit Plans’’), are identified in Section 3.16 of the Company Disclosure Letter by the name shown on their plan documents, and there are no Company Benefit Plans other than the Company Benefit Plans identified in Section 3.16 of the Company Disclosure Letter. A true and complete copy of each Company Benefit Plan as currently in effect, any related trust agreement, any ERISA required summary plan description and any Form 5500 filed for 2004, 2003 and 2002 (together with all related schedules, exhibits and attachments) have been furnished to Parent. No Company Benefit Plan is subject to Title IV of ERISA or Code Section 412. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Company Benefit Plan complies by its terms and in its operation with all the applicable requirements of ERISA, the Code and other applicable Law, (b) no Company Benefit Plan is under audit or investigation by any government agency and to the Knowledge of the Company no such audit or investigation is pending or threatened, (c) each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified, and each plan has received a favorable determination letter from the Internal Revenue Service or a favorable opinion letter from the Internal Revenue Service regarding the status of such plan as an approved prototype plan, (d) neither the Company nor any of the Subsidiaries nor any ERISA Affiliate has any liability, contingent or otherwise, under any benefit plan that is subject to Title IV of ERISA or Section 412 of the Code or is described in Section 413 of the Code or Section 3(37) or Section 3(40) of ERISA, (e) neither any Company Benefit Plan nor the Company nor any Subsidiary or ERISA Affiliate has any liability under Chapter 43 of the Code or Section 409 or Section 502(i) of ERISA which has not been satisfied in full or, to the Knowledge of the Company, has engaged in any transaction that would reasonably be expected to result in any such liability, (f) all contributions which are called for under the terms of any Company Benefit Plan or ERISA or the Code or other applicable Law have been made in full on or before the deadline for making such contributions, (g) there is no Litigation against or otherwise involving any of the Company Benefit Plans and no Litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan and, to the Knowledge of the Company, no such Litigation is pending or threatened and (h) except as required by Law, neither the Company nor any of the Subsidiaries has any liability, contingent or otherwise, under any Company Benefit Plan to provide life insurance or medical or other employee welfare benefits to any current or former employee or director or independent contractor upon his or her retirement or termination of employment or service, and neither the Company nor any of the Subsidiaries has ever agreed (whether in oral or written form) to provide any such benefits any current or former employee or director or independent contractor. ‘‘ERISA

Affiliate’’ means any entity whose employees are treated as employees of the Company or a Subsidiary under Sections 414(b), (c), (m) or (o) of the Code or Section 4001(a)(14) of ERISA.

Section 3.17.    Labor and Employment Matters.

(a)    Neither the Company nor any of the Subsidiaries is a party to, or bound by, any collective bargaining agreement or other contracts, arrangements, agreements or understandings with a labor union or labor organization that was certified by the National Labor Relations Board (‘‘NLRB’’) or any other Governmental Entity. There is no existing, pending or, to the Knowledge of the Company, threatened (i) unfair labor practice charge or complaint, labor dispute, labor arbitration proceeding or any other matter before the NLRB or any other comparable state agency against or involving the Company or any of the Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of the Subsidiaries, (iii) certification or decertification question relating to collective bargaining units at the premises of the Company or any of the Subsidiaries or (iv) lockout, strike, organized slowdown, work stoppage or work interruption with respect to such employees.

(b)    Since January 1, 2003, neither the Company nor any of the Subsidiaries has experienced any labor strike, work slowdown or stoppage or other material labor dispute and there is no such strike, slowdown, stoppage, or dispute actually pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries.

(c)    There are no investigations, administrative proceedings, charges or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, disability, handicap, veteran status, or other protected category) pending or, to the Knowledge of the Company, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against or involving the Company or any of the Subsidiaries that involve allegations of disparate impact, pattern or practice or class-wide discrimination.

Section 3.18.    Environmental Compliance.

(a)    Except as otherwise does not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company possesses, and is in compliance in all material respects with, all permits, licenses and government authorizations and has filed all notices that are required under local, state and federal Laws relating to protection of the environment or human health, pollution control, product registration and hazardous materials (‘‘Environmental Laws’’) applicable to the Company, and (ii) the Company is in compliance with all applicable limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in those Laws or contained in any Law or demand letter issued, entered, promulgated or approved thereunder.

(b)    There are no pending or, to the Knowledge of the Company, threatened legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities, or governmental investigations, requests for information or notices of violation of any nature seeking to impose, or that are reasonably likely to result in the imposition, on the Company or any of the Subsidiaries, of any liability or obligation arising under common law or under any Environmental Law (including the federal Comprehensive Environmental Response, Compensation and Liability Act), which liability or obligation, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action, investigation or remediation that would impose any liability or obligation that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of the Subsidiaries is subject to any agreement, order, judgment, decree, directive or lien by or with any Governmental Entity or third party with respect to any environmental liability or obligation that, individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect.

Section 3.19.    Intellectual Property.     Except as does not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)    (i) the Company has good and exclusive title to each item of the Intellectual Property Rights; (ii) the Intellectual Property Rights are free and clear of any liens, claims or encumbrances, are not subject to any license (royalty bearing or royalty free) and are not subject to any other arrangement requiring any payment to any person or the obligation to grant such rights to any person in exchange for payment or other consideration; (iii) to the Knowledge of the Company, the Company’s rights in the Licensed Rights and all other material rights in the Licensed Rights are free and clear of any liens, claims, encumbrances, royalties or other obligations; and (iv) the Intellectual Property Rights and the Licensed Rights are all those material intellectual property rights necessary to the conduct of the business of each of the Company and the Subsidiaries as presently conducted. The validity of the Intellectual Property Rights and title thereto, (A) have not been questioned in any prior Litigation; (B) are not being questioned in any pending Litigation; and (C) to the Knowledge of the Company, are not the subject of any threatened or proposed Litigation.

(b)    To the Knowledge of the Company, the business of each of the Company and the Subsidiaries, as presently conducted, does not conflict with or infringe on and has not been alleged to conflict with or infringe on any patents, trademarks, trade names, service marks, copyrights, trade secrets or other intellectual property rights of others or to constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company and the Subsidiaries operate.

(c)    The consummation of the transactions contemplated hereby will not result in the loss or impairment of any of the Intellectual Property Rights or the Company’s or the Subsidiaries’ right to use any of the Licensed Rights. To the Knowledge of the Company, there are no third parties using any of the Intellectual Property Rights material to the business of the Company or the Subsidiaries as presently conducted.

(d)    Each of the Company and the Subsidiaries exclusively owns, or possesses valid rights to, all computer software programs that are material to the conduct of the business of the Company and the Subsidiaries. To the Company’s Knowledge, there are no infringement or misappropriation suits, actions or proceedings pending or threatened against the Company or any Subsidiary with respect to any software owned or licensed by the Company or any Subsidiary. The use by each of the Company and the Subsidiaries of computer software licensed by others to the Company or the Subsidiaries does not breach any terms of any license or other contract between the Company or the Subsidiaries and any third party. The Company and the Subsidiaries are in compliance with the terms and conditions of all license agreements in favor of the Company and the Subsidiaries relating to computer software programs licensed by others for use by the Company or the Subsidiaries.

(e)    For purposes of this Section 3.19, (i) ‘‘Intellectual Property Rights’’ means all United States and foreign patents and patent applications, all United States and foreign trademark, service mark and copyright registrations and applications therefor, all internet uniform resource locator and domain name registrations and applications therefor, and all material trademarks, trade names, service marks, domain names and copyrights owned by the Company and the Subsidiaries, and (ii) ‘‘Licensed Rights’’ means all United States and foreign patents, trademarks, trade names, service marks and copyrights licensed to the Company or any of the Subsidiaries.

Section 3.20.    Undisclosed Liabilities.     Except for those liabilities that are reflected or reserved against on the Company’s consolidated balance sheet or disclosed in the notes to the Unaudited Company’s Financial Statements, in each case included in the Company 10-Q, and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2005 or liabilities incurred in connection with this Agreement and the transactions contemplated hereby, neither the Company nor any of the Subsidiaries has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due and including any off-balance sheet loans, financings, indebtedness, make-whole or similar liabilities or obligations) that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.21.    Brokers.     Except pursuant to the engagement letters between each of the Independent Advisors and the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. Section 3.21 of the Company Disclosure Letter includes a complete and correct copy of all agreements between the Company and each Independent Advisor pursuant to which each such firm would be entitled to any payment relating to this Agreement, the Merger or the other transactions contemplated by this Agreement.

Section 3.22.    Related Party Transactions.     To the Knowledge of the Company, no officer or director of the Company or any of the Subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee or supplier of the Company or which conducts a business similar to any business conducted by the Company. No officer or director of the Company or any of the Subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any intellectual property used by the Company or any of the Subsidiaries, (b) to the Knowledge of the Company, has any claim, charge, action or cause of action against the Company or any of the Subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) to the Knowledge of the Company, has made, on behalf of the Company or any of the Subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any officer or director of the Company or any of the Subsidiaries is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to the Company or any of the Subsidiaries or (e) to the Knowledge of the Company, has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any of the Subsidiaries.

Section 3.23.    Anti-Takeover Provisions.

(a)    No ‘‘moratorium,’’ ‘‘control share,’’ ‘‘fair price,’’ ‘‘business combination’’ or other antitakeover Laws are applicable to the Merger or any of the other transactions contemplated by this Agreement or the Stockholders Agreement. Except for Company Rights and related plan, the Company is not a party to any stockholder rights agreement or otherwise subject to a stockholder rights plan or similar arrangement.

(b)    The Company has or will have as of the date hereof amended the Rights Agreement to provide that (i) neither Parent nor Buyer shall be deemed an Acquiring Person and (ii) the Company Rights will not separate from the Shares, in each case as a result of entering into this Agreement or the Stockholders Agreement or consummating the Merger and the other transactions contemplated hereby and thereby. The Company has taken all necessary action with respect to all of the outstanding Company Rights so that, as of the Effective Time, (A) neither the Company, Parent nor Buyer will have any obligations under the Company Rights or the Rights Agreement, and (B) the holders of the Company Rights will have no rights with respect to the Company Rights or under the Rights Agreement.

Section 3.24.    Company Indentures.

(a)    Neither the Company nor any of the Subsidiaries has made any ‘‘Restricted Payments’’ pursuant to, nor has any of them otherwise utilized any of the capacity provided for under, clause (b) of Section 4.03 of the Indentures. ‘‘Indentures’’ means (i) the Indenture, dated as of November 10, 2003, related to the 11% Senior Notes due 2010 issued by Alamosa (Delaware), Inc., (ii) the Indenture, dated as of November 10, 2003, related to the 12% Senior Discount Notes due 2009 issued by Alamosa (Delaware), Inc., (iii) the Indenture, dated as of January 20, 2004, related to the 8 1/2% Senior Notes due 2012 issued by Alamosa (Delaware), Inc., (iv) the Indenture, dated as of January 31, 2001, related to the 12 1/2% Senior Notes due 2011 issued by Alamosa (Delaware) Inc., (v) the Indenture, dated as of August 15, 2011, related to the 13 5/8% Senior Notes due 2011 issued by Alamosa (Delaware) Inc., (vi) the Indenture, dated as of February 20, 2004, related to the 9 7/8% Senior Subordinated Secured Notes due 2009 issued by AirGate PCS, Inc., AGW Leasing Company, Inc., AirGate Network Services, LLC and AirGate Service Company, Inc. (collectively, the ‘‘AirGate

Entities’’) and (vii) the Indenture, dated as of October 25, 2004, related to the First Priority Senior Secured Floating Rate Notes due 2011 issued by the AirGate Entities.

(b)    No ‘‘Event of Default’’ (as defined in each of the Indentures) has occurred and is continuing under either of the Indentures, and neither the Company nor any of the Subsidiaries has previously received a waiver of any Event of Default under either of the Indentures.

Section 3.25.    Disclaimer.     Notwithstanding anything in this Agreement to the contrary, the Company does not make (and shall not be deemed to make) any representation or warranty regarding any contract, agreement, arrangement, development, fact or circumstance involving or relating to Parent or any of its affiliates, other than this Agreement and the Merger.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

Each of Parent and Buyer jointly and severally represents and warrants to the Company as follows:

Section 4.1.    Organization and Standing.     Such person (a) is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation and (b) is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent or Buyer to perform its respective obligations under this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement.

Section 4.2.    Authority for Agreement; Enforceability.     Such person has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution, delivery and performance by such person of this Agreement, and the consummation by each such person of the Merger and the other transactions contemplated by this Agreement, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of such person are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement (other than, with respect to the Merger, the filing and recordation of the certificate of merger as required by the DGCL). This Agreement has been duly executed and delivered by such person and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each such person enforceable against such person in accordance with its terms.

Section 4.3.    No Conflict.     The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person and the consummation of the Merger and the other transactions contemplated by this Agreement and the Stockholders Agreement will not, (a) conflict with or violate the articles or certificate of incorporation or bylaws of such person, (b) conflict with or violate any Law applicable to such person, or (c) result in a breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, give to others any right of termination, amendment, acceleration or cancellation of, or result in triggering any payment or other obligations, or result in the creation of a lien or other encumbrance on any property or asset of such person pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such person is a party or by which such person or any property or asset of either of them is bound or affected, except in the case of clauses (b) and (c) for any such conflicts, violations, breaches, defaults or other occurrences that have not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 4.4.    Required Filings and Consents.     The execution and delivery of this Agreement by such person do not, and the performance of this Agreement by such person will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) for applicable requirements, if any, of Blue Sky Laws and filing and recordation of the certificate of merger as required by the DGCL, (b) for those required by the HSR Act, (c) for the FCC Filings, (d) for such filings and approvals as are required to be made or obtained with or from any state public service or public utility commission or similar state regulatory bodies in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and (e) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, and would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the performance by such person of any of its respective obligations under this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

Section 4.5.    Information Supplied.     None of the information supplied or to be supplied by such person for inclusion or incorporation by reference in the Proxy Statement will, at the date the Proxy Statement is filed with the SEC, first published, sent or delivered to Company Stockholders or, unless promptly corrected, at any time during the pendency of the Stockholders’ Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by such person with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

Section 4.6.    Brokers.     No broker, finder or investment banker (other than Citigroup Global Markets Inc.) is entitled to any brokerage, finder’s or other fee or commission payable by such person in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of such person.

Section 4.7.    No Prior Activities.     Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the transactions contemplated hereby, Buyer has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any person or entity.

Section 4.8.    Available Funds.     At the Effective Time, Parent and Buyer will have available all of the funds necessary for the acquisition of all shares of Company Capital Stock pursuant to the Merger and to perform their respective obligations under this Agreement.

Section 4.9.    Ownership of Company Capital Stock; Affiliates and Associates.

(a)    Neither Parent, Buyer nor any of their respective affiliates or associates (as such terms are defined under the Exchange Act) (i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, any shares of capital stock of the Company, except in each case for (A) shares held solely for passive investment purposes and (B) any Company Warrants, provided that the aggregate of the shares of capital stock held by Parent, Buyer and their respective affiliates and associates constitute less than 5% of the outstanding shares of Company Capital Stock; and

(b)    Neither Parent, Buyer or any of their respective subsidiaries is an ‘‘interested stockholder’’ of the Company or an ‘‘associate’’ or ‘‘affiliate’’ of any ‘‘interested stockholder’’ of the Company (as such terms are defined in Section 203 of the DGCL).

Section 4.10.    Disclaimer.     Notwithstanding anything in this Agreement to the contrary, neither Parent nor Buyer makes (and shall not be deemed to make) any representation or warranty regarding any contract, agreement, arrangement, development, fact or circumstance involving or relating to the Company or any of its affiliates, other than this Agreement and the Merger and the ownership of capital stock of the Company.

ARTICLE V

COVENANTS

Section 5.1.    Conduct of the Business Pending the Merger.

(a)    The Company covenants and agrees that between the date of this Agreement and the Effective Time, except as otherwise provided in Section 5.1(a) of the Company Disclosure Letter or unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld), (i) the business of the Company and the Subsidiaries shall be conducted only in the ordinary course of business and in a manner consistent with prior practice, (ii) the Company and the Subsidiaries shall use all commercially reasonable efforts to preserve substantially intact their business organizations, to keep available the services of their current officers and employees and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or the Subsidiaries have significant business relations such that their ongoing businesses shall not be impaired in any material respect at the Effective Time, and (iii) the Company will comply in all material respects with all applicable Laws wherever its business is conducted, including the filing of all reports, forms or other documents with the FCC and with the SEC required pursuant to the Securities Act or the Exchange Act.

(b)    The Company covenants and agrees that between the date of this Agreement and the Effective Time, the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock; (iii) repurchase or otherwise acquire any shares of its capital stock; or (iv) except as set forth in Section 5.1(b) of the Company Disclosure Letter, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into any such shares of its capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any stock appreciation rights, phantom stock plans or stock equivalents, other than the issuance of shares of Company Common Stock (A) upon the exercise of Company Warrants or Company Options outstanding as of the date of this Agreement, (B) upon the conversion of any Series B Preferred Stock or (C) under the ESPP as described in Section 1.7.

(c)    Except as set forth in Section 5.1(c) of the Company Disclosure Letter, the Company covenants and agrees that between the date of this Agreement and the Effective Time without the prior written consent of Parent (which consent shall not be unreasonably withheld), the Company shall not, nor shall the Company permit any of the Subsidiaries to, (i) amend its certificate of incorporation or bylaws (or other equivalent organizational documents); (ii) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings under existing lines of credit (or under any refinancing of such existing lines) or (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company; (iii) make any loans or advances to any other person other than loans or advances between any Subsidiary or between the Company and any Subsidiary (other than loans or advances less than $100,000 made in the ordinary course of business consistent with past practice); (iv) except as permitted in Section 5.5(b), merge or consolidate with any other entity in any transaction, or acquire (other than capital expenditures permitted by Section 5.1(d)) or sell any business or assets in a single transaction or series of transactions in which the aggregate consideration is $200,000 or greater or enter into any partnership, joint venture or similar arrangement; (v) change any material accounting policies or methods of accounting in effect at September 30, 2005, except as required by the SEC or as required by GAAP as concurred with by the Company’s independent auditors; (vi) make any change in employment terms for any of its directors or officers; (vii) alter, amend or create any obligations with respect to compensation, severance, benefits, change of control payments or any other payments to employees, directors or affiliates of the Company or the Subsidiaries, other than with respect to alterations, amendments or creations made with respect to non-officers and non-directors in the ordinary course of business consistent with past practice or required by applicable Law or as expressly contemplated by this Agreement or consented to in writing by Parent; (viii) other than as required by applicable Law, make any change to the Company Benefit Plans; (ix) acquire, or participate in any auction or other process related to the acquisition of, personal communications service licenses or wireless spectrum; (x) settle any material claim, action or proceeding, except to the extent subject to and not in excess of reserves that relate to the matter being settled existing as of September 30, 2005; (xi) other than the renewal in the ordinary course of business, amend in any material respect, waive any of its material rights under, or enter into any agreements, arrangements or commitments that would be required to be disclosed in Section 3.14 or Section 3.22 of the Company Disclosure Letter; (xii) except as required by Law, make or change any election with respect to Taxes or change any accounting method, file any claim for refund or any amended Tax Return, settle any Tax dispute or waive or extend the statute of limitations relating to any Taxes of the Company or any Subsidiary; or (xiii) apply for or otherwise seek to obtain any License issued or granted by the FCC; or (xiv) commit or agree to take any of the actions described in this Section 5.1.

(d)    Section 5.1(d) of the Company Disclosure Letter sets forth the projected capital expenditures for the Company and the Subsidiaries on a consolidated basis from the date of this Agreement through December 31, 2006. The Company agrees that it shall not incur capital expenditures, in the aggregate, in excess of such projected capital expenditures.

Section 5.2.    Access to Information; Confidentiality.

(a)    From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees, auditors, attorneys, financial advisors, lenders and other agents (collectively, the ‘‘Representatives’’) of the Company to, afford the Representatives of Parent and Buyer reasonable access at all reasonable times to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and the Subsidiaries, and shall furnish Parent and Buyer with all financial, operating and other data and information as Parent or Buyer, through its Representatives, may reasonably request, except in each case with respect to any document or other information with respect to any potential or current litigation between the Company and the Subsidiaries, on the one hand, and Parent or any of its affiliates, on the other hand, that is subject to an attorney-client or other privilege or constitutes attorney work product (collectively with all analyses, compilations, studies or other documents or records prepared by Parent, Buyer or any of their Representatives that contain or are otherwise reflect or are generated from such information, the ‘‘Confidential Information’’); provided, however, that ‘‘Confidential Information’’ does not include any information provided by the Company or any of its subsidiaries to Parent or any of its subsidiaries pursuant to any Sprint PCS Management Agreement or related agreement in effect between the Company or any of its subsidiaries, on the one hand, or Parent or any of its subsidiaries, on the other hand (each a ‘‘Sprint PCS Management Agreement’’, and collectively, the ‘‘Sprint PCS Management Agreements’’), which information shall be treated in accordance with the terms of the applicable Sprint PCS Management Agreement (the ‘‘Management Agreement Information’’). In addition, from the date hereof to the Effective Time, the Company shall, and shall cause its Representatives to, cooperate and consult with Parent regarding transition planning and post-closing integration issues as reasonably requested by Parent. To facilitate such cooperation and consultation, the Company shall make available to such Representatives of Parent office space and secretarial or other administrative services as reasonably requested by Parent. The use of any information, including Confidential Information or Management Agreement Information, for the purpose of evaluating the Merger or the other transactions contemplated by this Agreement that Parent or Buyer or any of their affiliates may possess regarding the Company or any of its affiliates, including information provided under any agreement to which Parent, Buyer or any of its affiliates, on the one hand, and the Company or any of its affiliates, on the other hand, are a party, shall not be deemed a breach of any non-competition, non-disclosure or non-use agreement or other restrictive agreement between the Company and Parent with respect thereto.

(b)    All Confidential Information furnished by Company or its Representatives to Parent, Buyer or their respective Representatives, as the case may be, shall be treated as the sole property of the Company and, if the Merger shall not occur, Parent, Buyer and their respective representatives shall return to the Company all documents furnished by the Company or its Representatives without retaining copies thereof and shall destroy all other information and all documents, notes, summaries or other materials containing, reflecting or referring to, or derived from, such Confidential Information (except that Management Agreement Information shall not be required to be so destroyed pursuant to this Section 5.2(b)) and upon the Company’s request, an officer of Parent shall certify the same to the Company. Each of Parent and Buyer shall, and shall use all commercially reasonable efforts to cause their Representatives to, keep confidential all Confidential Information, and shall not directly or indirectly use any Confidential Information for any competitive or other commercial purpose. The obligation to keep Confidential Information confidential shall continue for two years from the date the proposed Merger is abandoned and shall not apply to (i) any Confidential Information which (x) was already in Parent's possession prior to the disclosure thereof by the Company or its Representatives and that is not otherwise subject to obligations of confidentiality (for purposes of clarity, Confidential Information that is also Management Agreement Information will remain subject to the confidentiality terms of the applicable Sprint PCS Management Agreement); (y) was then generally known to the public other than as a result of a disclosure by Parent, Buyer or any of their Representatives in violation of this Agreement or other obligations of confidentiality (including those under any Sprint PCS Management Agreement); or (z) was disclosed to Parent, Buyer or their respective Representatives by a third party not bound by an obligation of confidentiality or (ii) disclosures made as required by Law. If in the absence of a protective order or the receipt of a waiver hereunder Parent or Buyer is nonetheless, in the opinion of its independent outside legal counsel, compelled to disclose Confidential Information to any tribunal or governmental body or agency or else stand liable for contempt or suffer other censure or penalty, Parent or Buyer, as the case may be, may disclose such Confidential Information, after written notice to the Company, to such tribunal or governmental body or agency. Parent and Buyer shall use commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the Confidential Information so disclosed and will furnish only that portion of Confidential Information that Parent or Buyer is advised by its independent outside legal counsel is required. It is further agreed that Parent and Buyer shall not be liable for the disclosure of Confidential Information hereunder to a tribunal or governmental body or agency compelling such disclosure unless such disclosure was not in accordance with this Agreement or was caused by or resulted from a previous disclosure by Parent, Buyer or any of their Representatives not permitted hereunder.

(c)    No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement of any party or any condition to the obligations of the parties.

Section 5.3.    Notification of Certain Matters.     The Company shall give prompt notice to Parent of any change or event (i) that has or would reasonably be expected to have a Material Adverse Effect or (ii) that it believes results or would reasonably be expected to result in a failure of the condition set forth in Section 6.2(a). Parent shall give prompt notice to the Company of any change or event (i) that has or would reasonably be expected to have a material adverse effect on the ability of Parent or Buyer to perform its respective obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement or (ii) that it believes results or would reasonably be expected to result in a failure of the conditions set forth in Section 6.3. The delivery of any notice pursuant to this Section 5.3, however, shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice. If any event or matter arises after the date of this Agreement that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in the Company Disclosure Letter or that is necessary to correct any information in the Company Disclosure Letter that has been rendered inaccurate thereby, then the Company shall promptly supplement, or amend the Company Disclosure Letter that it has delivered pursuant to this Agreement and deliver such supplement or amendment to Parent; provided that such supplement or amendment shall be for informational purposes only and shall not enlarge, reduce or otherwise modify the rights of the parties hereunder (including the right of any party to assert the failure of a condition to Closing set forth in Article VI without regard to any such supplement or amendment).

Section 5.4.    Further Assurances.

(a)    Upon the terms and subject to the conditions hereof, each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under Law, subject to Section 5.5, to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using all commercially reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of each Governmental Entity and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Merger and the other transactions contemplated by this Agreement and to fulfill the conditions set forth in Article VI. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers of each party to this Agreement and the Surviving Corporation, subject to Section 5.5, shall use all commercially reasonable efforts to take all such action.

(b)    In connection with, and without limiting the foregoing, the Company shall (i) take all commercially reasonable actions necessary to ensure that no state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transactions contemplated by this Agreement and (ii) if any state antitakeover statute or similar statute or regulation is or becomes operative with respect to this Agreement, the Merger or any other transaction contemplated by this Agreement, take all commercially reasonable actions necessary to ensure that this Agreement, the Merger and any other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

Section 5.5.    Board Recommendations.

(a)    In connection with the Merger and the Stockholders’ Meeting, the Board of Directors of the Company shall (i) subject to Section 5.5(b), recommend to the Company Stockholders to vote in favor of the approval of the Merger Agreement and the Merger and use all commercially reasonable efforts to obtain the necessary approvals by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated by this Agreement and (ii) otherwise comply with the legal requirements applicable to such meeting.

(b)    Neither the Board of Directors of the Company nor any committee thereof shall, except as expressly permitted by this Section 5.5(b), (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify the approval or recommendation of such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Alternative Transaction (any action described in clause (i) above or in this clause (ii) being referred to as an ‘‘Adverse Recommendation Change’’), or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (other than a confidentiality agreement in compliance with the provisions of Section 5.9(b) (each, an ‘‘Acquisition Agreement’’) related to any transaction involving an Acquisition Proposal from a third party (an ‘‘Alternative Transaction’’). Notwithstanding the foregoing, if prior to the adoption of this Agreement by the Company Stockholders, the Board of Directors of the Company determines in good faith, after it has received a Superior Proposal in compliance with this Section 5.5(b) and after receipt of advice from outside counsel, that it is required to do so to comply with fiduciary duties to the Company Stockholders under applicable Delaware Law, the Board of Directors of the Company may (subject to this and the following sentences) make an Adverse Recommendation Change, but only at a time that is after the fourth business day following Parent’s receipt of written notice advising Parent that the Board of Directors of the Company has received a Superior Proposal or an Acquisition Proposal that is reasonably likely to be a Superior Proposal. Such written notice shall specify the material terms and conditions of such Superior Proposal or Acquisition Proposal (and include a copy thereof with all accompanying documentation, if in writing), identify the person making such Superior Proposal and state that the Board of Directors of the Company is considering making an Adverse Recommendation Change.

During such four business day period, the Company shall provide an opportunity for Parent to propose such adjustments to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation to the Company Stockholders without an Adverse Recommendation Change; provided, however, that any such proposed adjustment shall be at the discretion of Parent at the time. For purposes of this Agreement, a ‘‘Superior Proposal’’ means any proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Alternative Transaction that the Board of Directors of the Company determines in its good faith judgment (based on the advice of an independent financial advisor) to be more favorable to the Company Stockholders than the Merger, taking into account all relevant factors (including whether, in the good faith judgment of the Board of Directors of the Company, after obtaining the advice of such independent financial advisor, the third party is reasonably able to finance the transaction, and any proposed changes to this Agreement that may be proposed by Parent in response to such Alternative Transaction). Notwithstanding any such Adverse Recommendation Change, the Company shall submit this Agreement to the Company Stockholders, with such disclosures as shall be required by Law, and provided that in the event of an Adverse Recommendation Change permitted under this Section 5.5(b), the Company may submit this Agreement to the Company Stockholders without a recommendation or with a negative recommendation, in which event the Board of Directors of the Company may communicate the basis for its lack of recommendation or negative recommendation to the Company Stockholders in the Proxy Statement or an appropriate amendment or supplement thereto. Nothing contained in this Agreement shall prohibit the Company or the Board of Directors of the Company from taking and disclosing to the Company Stockholders pursuant to Rule 14e-2 promulgated under the Exchange Act a position with respect to a tender or exchange offer by a third party or from making any similar disclosure, in either case to the extent required by applicable Law; provided, that the Company may not, except as provided by this Section 5.5(b), withdraw, qualify or modify, in a manner adverse to Parent, the approval or recommendation of such Board of Directors of the Merger or this Agreement

Section 5.6.    Stockholder Litigation.     The Company or Parent shall give the other party the opportunity to participate in the defense or settlement of any stockholder Litigation against the Company and its directors or Parent and its directors, as the case may be, relating to the transactions contemplated by this Agreement or the Merger; provided, however, that no such settlement shall be agreed to without Parent’s consent, which consent will not be unreasonably withheld.

Section 5.7.    Indemnification.

(a)    It is understood and agreed that all rights to indemnification by the Company now existing in favor of each present and former director, officer, employee and agent of the Company or the Subsidiaries (the ‘‘Indemnified Parties’’) as provided in the Company Certificate of Incorporation or the Company Bylaws, in each case as in effect on the date of this Agreement, or pursuant to any other agreements in effect on the date hereof, copies of which have been made available to Parent, shall survive the Merger, and Parent shall, subject to Section 5.7(c), (i) cause the Surviving Corporation to continue in full force and effect for a period of at least six years from the Effective Time and (ii) perform, or cause the Surviving Corporation to perform, in a timely manner, the Surviving Corporation’s obligation with respect thereto (without regard to any discharge of such obligation in any bankruptcy or similar proceeding). Parent and Buyer agree that any claims for indemnification hereunder as to which they have received written notice prior to the sixth anniversary of the Effective Time shall survive, whether or not such claims shall have been finally adjudicated or settled.

(b)    Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for six years from the Effective Time, if available, the Company’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to those persons who are currently (and any additional persons who prior to the Effective Time become) Indemnified Parties (‘‘D&O Insurance’’) (provided that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers of at least the same coverage containing terms and conditions that are not materially less favorable to the Indemnified Parties); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 5.7(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 200% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 200% of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the officers and directors currently covered by such D&O Insurance reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage. In lieu of the foregoing, the Company may purchase, prior to the Effective Time, a six-year ‘‘tail’’ prepaid officers’ and directors’ liability insurance policy in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Party; provided that the premium and terms of such insurance are reasonably acceptable to Parent (it being understood that a policy with a one-time premium not in excess of 250% of the current annual premium shall be deemed to be reasonably acceptable to Parent).

(c)    If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations set forth in this Section 5.7.

(d)    The provisions of this Section 5.7 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

Section 5.8.    Public Announcements.     Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law or any listing agreement with a national securities exchange or trading system to which Parent or the Company is a party. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement will be substantially in the form attached as Exhibit C.

Section 5.9.    Acquisition Proposals.

(a)    The Company shall, on the date hereof, terminate (and shall cause each Subsidiary to terminate) all direct and indirect negotiations and discussions with all other parties with respect to any Acquisition Proposal or any potential Acquisition Proposal.

(b)    The Company shall not, nor shall it authorize or permit any of the Subsidiaries or Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage the submission of any Acquisition Proposal or (ii) participate in or knowingly encourage any discussion or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to knowingly facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Board of Directors of the Company from furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited Acquisition Proposal prior to the adoption of this Agreement by the Company Stockholders if, and only to the extent that, (A) the Board of Directors of the Company, based upon the advice of independent outside legal counsel, determines in good faith that such action is required for the Board of Directors of the Company to comply with its fiduciary obligations to the Company Stockholders under applicable Delaware Law, (B) prior to taking such action, the Company receives from such person or entity an executed agreement in reasonably customary form relating to the confidentiality of information to be provided to such person or entity containing provisions no less favorable to the Company than those set forth in Section 5.2(b) (provided that such agreement need not contain any ‘‘standstill’’ or similar provision) and (C) the Board of Directors of the Company concludes in good faith, based upon advice from its independent financial advisor, that the Acquisition Proposal is reasonably likely to lead to a Superior Proposal. The Company shall provide prompt (and at least within 24 hours) oral and written notice to Parent of (1) the receipt of any such Acquisition Proposal or any inquiry that could reasonably be expected to lead to any Acquisition Proposal, (2) the material terms and conditions of such Acquisition Proposal or inquiry, (3) the identity of such person or entity making any such Acquisition Proposal or inquiry and (4) the Company’s intention to furnish information to, or enter into discussions or negotiations with, such person or entity. The Company shall continue to keep Parent fully and promptly informed of the status and material changes to the terms of any such Acquisition Proposal or inquiry. For purposes of this Agreement, ‘‘Acquisition Proposal’’ means any proposal with respect to (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of common stock of the Company or of the outstanding voting power of the Company, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation, business combination, recapitalization or any other transaction involving the Company (other than the Merger) or any of the Subsidiaries pursuant to which any person or group of persons (other than Parent or its affiliates) party thereto, or its stockholders, owns or would own more than 20% of the outstanding shares of common stock or the outstanding voting power of the Company or, if applicable, the parent entity resulting from any such transaction immediately upon consummation thereof, or (iii) any transaction pursuant to which any person (or group of persons) other than Parent or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of the Subsidiaries of the Company and securities of the entity surviving any merger or business combination involving any of the Subsidiaries of the Company) of the Company or any of the Subsidiaries representing more than 20% of the fair market value of all the assets of the Company and the Subsidiaries, taken as a whole, immediately prior to such transaction.

Section 5.10.    Stockholders’ Meeting; Proxy Statement.

(a)    At the request of Parent, the Company shall cause the Stockholders’ Meeting to be duly called and held as soon as practicable after the Proxy Statement is cleared by the SEC, for the purpose of voting on the approval and adoption of this Agreement and the Merger.

(b)    The Company shall take all action necessary in accordance with applicable Law and the Company Certificate of Incorporation and Company Bylaws to duly call, give notice of, and convene the Stockholders’ Meeting.

(c)    Subject to Sections 5.5 and 5.9, the Company shall (i) solicit from the Company Stockholders entitled to vote at the Stockholders’ Meeting proxies in favor of such approval and (ii) take all other action reasonably necessary to secure the vote or consent of such holders required by the DGCL or this Agreement to effect the Merger.

(d)    Parent and the Company will as promptly as practicable after the date of this Agreement jointly prepare the Proxy Statement, and the Company shall file the Proxy Statement with the SEC, and shall use all commercially reasonable efforts to respond to the comments of the SEC and to cause the Proxy Statement to be mailed to the Company Stockholders at the earliest practical time. The Company shall furnish all information concerning it and the holders of its capital stock as Parent may reasonably request in connection with such actions, and Parent shall furnish all information concerning it and Buyer as the Company may reasonably request in connection with such actions. Each party to this Agreement will notify the other parties and the Board of Directors of the Company promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information with respect thereto, and will supply the other parties with copies of all correspondence between such party or its Representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Proxy Statement or the Merger. If (i) at any time prior to the Stockholders’ Meeting, any event should occur relating to the Company or any of the Subsidiaries that should be set forth in an amendment of, or a supplement to, the Proxy Statement, the Company shall promptly inform Parent and (ii) if at any time prior to the Stockholders’ Meeting, any event should occur relating to Parent or Buyer or any of their respective associates or affiliates, or relating to the plans of any such persons for the Company after the Effective Time that should be set forth in an amendment of, or a supplement to, the Proxy Statement, Parent will promptly inform the Company, and in the case of

(i) or (ii) the Company and Parent, will, upon learning of such event, promptly prepare, and the Company shall file with the SEC and, if required, mail such amendment or supplement to the Company Stockholders; provided, prior to such filing, the Company and Parent shall consult with each other with respect to such amendment or supplement and shall incorporate the other’s comments, except with respect to any comment that would create a misstatement of fact or an omission of a material fact. Each of Parent and Buyer shall vote, or cause to be voted, in favor of the Merger and this Agreement all shares of Company Capital Stock directly or indirectly beneficially owned by it.

(e)    The Company hereby consents to the inclusion in the Proxy Statement of the recommendation of the Board of Directors of the Company described in Section 3.3, subject to any modification, amendment or withdrawal thereof in accordance with Section 5.5.

Section 5.11.    Stockholder Lists.     The Company shall promptly upon the request by Parent, or shall cause its transfer agent to promptly, furnish Parent and Buyer with mailing labels containing the names and addresses of all record holders of shares of Company Capital Stock and with security position listings of shares of Company Capital Stock held in stock depositories, each as of the most recent practicable date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of shares of Company Capital Stock. The Company shall furnish Parent and Buyer with such additional information, including updated listings and computer files of the Company Stockholders, mailing labels and security position listings, and such other assistance as Parent, Buyer or their agents may reasonably request. Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Proxy Statement and any other documents necessary to consummate the Merger, Parent shall hold in confidence the information contained in any such labels, listings and files, and the additional information referred to in the preceding sentence, will use such information only in connection with the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in its possession or control or in the possession or control of its agents or representatives.

Section 5.12.    Director Resignations.     The Company shall cause to be delivered to Parent resignations of all the directors of the Company’s Subsidiaries to be effective upon the consummation of the Merger. The Company shall cause such directors, prior to resignation, to appoint new directors nominated by Parent to fill such vacancies.

Section 5.13.    Benefits Continuation; Severance.

(a)    For a period of not less than 12 months following the Effective Time, Parent, the Company and the Surviving Corporation shall provide, or shall cause their subsidiaries to provide, benefits that are substantially comparable in the aggregate to those provided under the Company Benefit Plans (other than the Company Stock Option Plan) as in effect on the date hereof for the employees of the Company and the Subsidiaries as of the Effective Time (‘‘Affected Employees’’); notwithstanding the foregoing, however, Parent, the Company and the Surviving Corporation shall not be obligated to make matching contributions or any other payments under the Company Retirement Savings Plan (the ‘‘Company 401(K) Plan’’) in amounts or percentage levels comparable to matching contributions or other payments made by the Company prior to the consummation of the Merger but will provide matching contributions and other such payments in amounts and percentage levels comparable to similarly situated employees of Parent. Parent, the Company and the Surviving Corporation shall comply with the terms of all Company Benefit Plans in effect immediately prior to the Effective Time, subject to any reserved right to amend or terminate any Company Benefit Plan; provided, however, that no such amendment or termination may be inconsistent with Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 5.13(a). Without limiting the generality of the foregoing, Parent, the Company and the Surviving Corporation agree to honor all obligations to Affected Employees, including, but not limited to, obligations for severance pay and other severance benefits (x) pursuant to the terms of the written employment and separation agreements listed in Section 3.16 of the Company Disclosure Letter or pursuant to Section 5.1(c) of the Company Disclosure Letter and (y) who are terminated prior to the date that is 12 months following the Effective Time in accordance with the Company’s severance policies set forth in Section 5.13(a) of the Company Disclosure Letter.

(b)    Affected Employees shall be given credit for all service with the Company and the Subsidiaries (or service credited by the Company or the Subsidiaries) under all employee benefit plans and arrangements currently maintained or established in the future by Parent or any of its subsidiaries (including the Surviving Corporation) in which they are or become participants for purposes of participation, eligibility, vesting and level of benefits (but not for benefit accruals under any defined benefit pension plan or any plan providing post-retirement medical, dental or prescription drug benefits or as would otherwise result in duplication of benefits). Parent and its subsidiaries (including the Surviving Corporation) shall cause any pre-existing conditions or limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Parent and its subsidiaries (including the Surviving Corporation) to be waived with respect to Affected Employees and their eligible dependents to the extent waived under the corresponding Company Benefit Plan in which the applicable Affected Employee participated prior to the Effective Time and, with respect to life insurance coverage, up to the Affected Employee’s current level of insurability. Parent and its subsidiaries (including the Surviving Corporation) shall give Affected Employees and their eligible dependents credit for the plan year in which the Effective Time (or, if later, the commencement of participation in any benefit plan) occurs toward applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or, if later, the date of commencement of participation in such benefit plan).

(c)    Prior to the Effective Time, the Company will agree to make retention bonus payments to the individuals listed on Section 5.13(c) of the Company Disclosure Letter for continuing in the employ of the Company after the Effective Time in such amounts and subject to such terms and conditions as satisfactory to Parent.

(d)    As an inducement to Buyer and Parent’s willingness to enter into this Agreement, the Company has entered into amendments to certain employment agreements between the Company the individuals listed on Section 5.13(d) of the Company Disclosure Letter.

(e)    Nothing in this Section 5.13 shall confer any rights or remedies upon any person, individual or whomsoever other than the Company, Parent and Buyer.

Section 5.14.    Rule 16b-3.     Prior to the Effective Time, the Company may approve in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999) any dispositions of equity securities of the Company (including derivative securities with respect to equity securities of the Company) resulting from the transactions contemplated by this Agreement by each officer or director of the Company who is subject to Section 16 of the Exchange Act with respect to equity securities of the Company.

ARTICLE VI

CONDITIONS

Section 6.1.    Conditions to the Obligation of Each Party.    The respective obligations of Parent, Buyer and the Company to effect the Merger are subject to the satisfaction of the following conditions, unless waived in writing by all parties at or prior to the Effective Time:

(a)    This Agreement and the Merger shall have been adopted by the requisite vote of the Company Stockholders, as required by the DGCL, the Company Certificate of Incorporation and the Company Bylaws;

(b)    No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger (an ‘‘Injunction’’) shall be in effect; provided, however, that each of the parties shall use all commercially reasonable efforts to prevent the entry of any such Injunction and to cause any such Injunction that may be entered to be vacated or otherwise rendered of no effect;

(c)    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes the Merger illegal; and

(d)    All actions by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger shall have been obtained or made (including the expiration or termination of any applicable waiting period under the HSR Act).

Section 6.2.    Conditions to Obligations of Parent and Buyer to Effect the Merger.     The obligations of Parent and Buyer to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)    (i)    the representations and warranties of the Company set forth in this Agreement (other than those set forth in Section 3.2 or Section 3.23) shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have a Material Adverse Effect (disregarding for these purposes (A) any qualification or exception for, or reference to, materiality in any such representation or warranty and (B) any use of the terms ‘‘material,’’ ‘‘materiality,’’ ‘‘in all material respects,’’ ‘‘material adverse change,’’ ‘‘Material Adverse Effect’’ or similar terms or phrases in any such representation or warranty); and the representations and warranties of the Company set forth in Section 3.2 and Section 3.23 of this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

(ii)    the Company shall have performed in all material respects each of its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement; and

(iii)    an executive officer of the Company shall have delivered to Parent a certificate to the effect that each of the conditions specified in clauses (i) and (ii) of this Section 6.2(a) is satisfied in all respects.

(b)    The Company and the Subsidiaries shall have procured all consents identified in Section 6.2(b) of the Company Disclosure Letter.

(c)    There shall not be pending any action, investigation or proceeding by any Governmental Entity, and there shall not be pending any action or proceeding by any other person, domestic or foreign, before any Governmental Entity, which is reasonably likely to be determined adversely to Parent, (i) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the Merger, (ii) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Parent or its subsidiaries of all or any portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Parent or any of its subsidiaries, or to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of the Company and the Subsidiaries, taken as a whole, or of Parent or any of its subsidiaries or (iii) seeking to require divestiture by Parent or any of its subsidiaries of the shares of Company Common Stock; provided, however, that if (A) all of the conditions set forth in this Article VI other than (x) this Section 6.2(c) and (y) those conditions which by their terms can only be satisfied at the Closing (the conditions set forth in this Article VI, other than those described in the foregoing clauses (x) and (y) are referred to herein as the ‘‘Relevant Conditions’’) shall have been satisfied or waived and (B) the Company shall have provided notice to Parent that the Relevant Conditions have been satisfied or waived, and within five business days after the later of (I) the satisfaction or waiver of the last of the Relevant Conditions and (II) the date the Company provides notice thereof to Parent, Parent shall not have waived the condition set forth in this Section 6.2(c) with respect to facts then known to Parent, then at any time after such five business day period, the Company, upon written notice to Parent, shall be entitled to terminate this Agreement; provided, further, however, that if following any such waiver by Parent, the Closing shall not occur due to the failure of any condition set forth in this Article VI (including this Section 6.2(c)), then the foregoing proviso shall apply to any further satisfaction or waiver of the Relevant Conditions.

Section 6.3.    Conditions to Obligations of the Company to Effect the Merger.    The obligations of the Company to effect the Merger are further subject to satisfaction or waiver at or prior to the Effective Time of the following conditions:

(a)    (i)    the representations and warranties of Parent and Buyer in this Agreement that are qualified by materiality shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and the representations and warranties of Parent and Buyer in this Agreement that are not qualified by materiality shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date;

(ii) each of Parent and Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms of this Agreement; and

(iii) an executive officer of each of Parent and Buyer shall have delivered to the Company a certificate to the effect that each of the conditions specified in clauses (i) and (ii) of this Section 6.3(a) is satisfied in all respects by Parent and Buyer, respectively.

(b)    No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1.    Termination.    This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the Company Stockholders:

(a)    By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

(b)    By either Parent or the Company, upon written notice to the other, if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party terminating this Agreement pursuant to this Section 7.1(b) shall use all commercially reasonable efforts to have such order, decree, ruling or action vacated;

(c)    By either Parent or the Company upon written notice to the other if the Merger shall not have been consummated on or before June 30, 2006; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to fulfill any of its obligation under this Agreement has been the primary cause of, or resulted in, the failure to consummate the Merger on or before such date;

(d)    By Parent, upon written notice to the Company, if, prior to the approval required by Section 6.1(a) of the Company Stockholders at the Stockholders’ Meeting, the Board of Directors of the Company (i) shall have withdrawn or shall have modified in a manner adverse to Parent or Buyer its approval or recommendation of the Merger or this Agreement, (ii) causes the Company to enter into an agreement with respect to an Acquisition Proposal (other than a confidentiality agreement), (iii) shall have endorsed, approved or recommended any Acquisition Proposal or (iv) shall have resolved to do any of the foregoing.

(e)    By the Company or Buyer, upon written notice to the other, if this Agreement shall fail to be adopted by the Company Stockholders at the Stockholders’ Meeting (including any adjournment or postponement thereof);

(f)    By Parent or the Company, upon written notice to the other, if there shall have been a material breach of or any inaccuracy in any of the representations or warranties set forth in this Agreement on the part of any of the other parties, which breach is not cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(f) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated by this Agreement under Section 6.2(a) (in the case of a breach of representation or warranty by the Company) or Section 6.3(a) (in the case of a breach of representation or warranty by Parent or Buyer);

(g)    By Parent or the Company, upon written notice to the other, if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of any of the other parties, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the terminating party, or which breach, by its nature, cannot be cured prior to the Closing (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(h)    By the Company, upon written notice to Parent, in accordance with the proviso to Section 6.2(c).

Section 7.2.    Effect of Termination.

(a)    In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith be terminated and have no further effect except that Section 5.2(b), Section 5.11, this Section 7.2 and Article VIII shall survive termination of this Agreement; provided that nothing herein shall relieve any party from liability for any willful breach hereof.

(b)    If Parent or Buyer exercises its right to terminate this Agreement under Section 7.1(d), then the Company shall within three business days of such termination pay to Parent $100,000,000 in immediately available funds (the ‘‘Termination Fee’’).

(c)    In the event that (i)(x) an Acquisition Proposal has been proposed by any person (other than Parent and Buyer or any of their respective affiliates) or any person has announced its intention (whether or not conditional) to make an Acquisition Proposal or an Acquisition Proposal or such intention has otherwise become known to the Company’s directors or officers, or its stockholders generally and (y) thereafter this Agreement is terminated by either the Company or Parent pursuant to Section 7.1(c), 7.1(e) or 7.1(g), and (ii) within 12 months after such termination of this Agreement, the Company or any of its Subsidiaries enters into any definitive agreement providing for an Acquisition Proposal, or an Acquisition Proposal is consummated, then the Company shall pay Parent the Termination Fee upon the first to occur of the events described in clause (ii) of this sentence. For purposes of this Section 7.2(c), references to 20% in the definition of ‘‘Acquisition Proposal’’ as such term relates to an Alternative Transaction will be deemed to be references to 50%.

(d)    Notwithstanding anything to the contrary set forth in this Agreement, if the Company fails promptly to pay to Parent any amounts due under this Section 7.2, the Company shall pay the costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee or obligation at the publicly announced prime rate of Citibank, N.A. in effect from time to time from the date such fee or obligation was required to be paid.

Section 7.3.    Amendments.     This Agreement may not be amended except by action taken or authorized by the board of directors of each of the parties (and, in the case of the Company, with the approval of the Board of Directors of the Company) set forth in an instrument in writing signed on behalf of each of the parties; provided, however, that after adoption of this Agreement by the Company Stockholders, no amendment may be made without the further approval of the Company Stockholders if the effect of such amendment would be to reduce the Merger Consideration or change the form thereof or such further approvals otherwise required by the DGCL.

Section 7.4.    Waiver.     At any time prior to the Effective Time, whether before or after the Stockholders’ Meeting, any party, by action taken or authorized by its board of directors, may (a) extend the time for the performance of any of the covenants, obligations or other acts of any other party or (b) waive any inaccuracy of any representations or warranties or compliance with any of the agreements, covenants or conditions of any other party or with any conditions to its own obligations. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by its duly authorized officer. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1.    No Third Party Beneficiaries.     Other than the provisions of Section 5.7, nothing in this Agreement shall confer any rights or remedies upon any person other than the parties.

Section 8.2.    Entire Agreement.     This Agreement constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, with respect to the subject matter hereof, except for the Sprint PCS Management Agreements.

Section 8.3.    Succession and Assignment.     This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

Section 8.4.    Counterparts.     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Section 8.5.    Governing Law; Venue; Service of Process, Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.

(b)    The parties (i) agree that any suit, action or proceeding arising out of or relating to this Agreement will be brought solely in the state or federal courts of the State of Delaware, (ii) consent to the exclusive jurisdiction of each such court in any suit, action or proceeding relating to arising out of this Agreement and (iii) waive any objection that it may have to the laying of venue in any such suit, action or proceeding in any such court.

(c)    Each party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to this Agreement; provided that such service will be deemed to have been given only when actually received by such party. Nothing in this Agreement will affect the right of a party to serve process in another manner permitted by Law.

(d)    EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR OTHERWISE.

Section 8.6.    Severability.    Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 8.7.    Specific Performance.    Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.

Section 8.8.    Construction.    The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the words ‘‘include,’’ ‘‘includes’’ or ‘‘including’’ are used in this Agreement, they shall be deemed to be followed by the words ‘‘without limitation.’’ All references to the ‘‘parties’’ means the parties to this Agreement unless the context otherwise requires. All references to any agreement, instrument, statute or regulation are to it as amended and supplemented from time to time (and, in the case of a statute or regulation, to any corresponding provisions or successor statutes or regulations). When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The phrase ‘‘the date of this Agreement,’’ ‘‘date hereof’’ and terms of similar import, unless the context otherwise requires, shall be deemed to refer to November 21, 2005.

Section 8.9.    Non-Survival of Representations and Warranties and Agreements.    The representations, warranties and agreements in this Agreement shall terminate at the Effective Time, except that the agreements set forth in Article I and Article VIII and Section 5.4, Section 5.7 and Section 5.13 shall survive the Effective Time in accordance with their terms.

Section 8.10.    Certain Definitions.    For purposes of this Agreement, the terms ‘‘associate’’ and ‘‘affiliate’’ shall have the same meaning as set forth in Rule l2b-2 promulgated under the Exchange Act, and the term ‘‘person’’ shall mean any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, association, entity, unincorporated organization or government or any political subdivision, agency or instrumentality thereof.

Section 8.11.    Fees and Expenses.     Each party shall pay its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

Section 8.12.    Notices.     All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses, or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.12:

If to Sprint Nextel Corporation to:

Sprint Nextel Corporation 2001 Edmund Drive Reston, VA 20191 Telecopier: (703) 433-4846 Attention: General Counsel

with a copy to:

King & Spalding LLP 191 Peachtree Street Atlanta, GA 30303-1763 Telecopier: (404) 572-5100 Attention: Michael J. Egan Stephen M. Wiseman

if after March 27, 2006 to:

King & Spalding LLP 1180 Peachtree Street Atlanta, GA 30309 Telecopier: (404) 572-5100 Attention: Michael J. Egan Stephen M. Wiseman

If to the Company:

Alamosa Holdings, Inc. 5225 S. Loop 289, Suite 120 Lubbock, Texas 79424 Telecopier: (806) 722-1423 Attention: Chief Financial Officer

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, NY 10036 Telecopier: (212) 735-2000 Attention: Fred B. White Frank Bayouth

Section 8.13.    Cross-References to Certain Terms Defined Elsewhere in This Agreement.

TERM	Section
Acquisition Agreement	5.5(b)
Acquisition Proposal	5.9(b)
Adverse Recommendation Change	5.5(b)
Affected Employees	5.13(a)
Agreement	Preamble
AirGate Entities	3.24(a)
Alternative Transaction	5.5(b)
Audited Company Financial Statements	3.8(b)
Blue Sky Laws	3.5
Buyer	Preamble
Certificate	1.4(c)
Certificate of Merger	1.2
Closing	1.2
Code	1.8(e)
Common Stock Merger Consideration	1.4(a)
Company	Preamble
Company 10-Q	3.8(b)
Company 401(k) Plan	5.13(a)
Company 2004 10-K	3.8(b)

TERM	Section
Company Benefit Plan	3.16
Company Benefit Plans	3.16
Company Bylaws	3.1
Company Certificate of Incorporation	3.1
Company Common Stock	Preamble
Company Capital Stock	Preamble
Company Disclosure Letter	Article III
Company Financial Statements	3.8(b)
Company Licenses	3.7(c)
Company Material Licenses	3.7(b)
Company Options	1.6
Company Permitted Lien	3.11
Company Rights	3.2
Company SEC Reports	Article III
Company Stock Option Plan	1.6
Company Stockholders	Preamble
Company Warrants	3.2
Confidential Information	5.2(b)
D&O Insurance	5.7(b)
DGCL	Preamble
Dissenting Shares	1.5(a)
Effective Time	1.2
Environmental Laws	3.18(a)
ERISA	3.16
ERISA Affiliate	3.16
ESPP	1.7
Exchange Act	Article III
FAA	3.7(c)
FCC	3.5
FCC Filings	3.5
Fund	1.8(a)
GAAP	3.4
Governmental Entity	3.5
HSR Act	3.5
Indemnified Parties	5.7(a)
Indentures	3.24(a)
Independent Advisors	3.3(b)
Injunction	6.1(b)
Intellectual Property Rights	3.19(e)
Knowledge	3.7(c)
Law	3.4
Licenses	3.7(b)
Litigation	3.13
Material Adverse Effect	3.4
Material Contract	3.14(a)
Merger	Preamble
Merger Consideration	1.4(b)
NLRB	3.17(a)
Parent	Preamble

TERM	Section
Payee	1.8(e)
Paying Agent	1.8(a)
Preferred Stock	3.2
Proxy Statement	3.15
Relevant Conditions	6.2(c)
Report	3.8(a)
Representatives	5.2(a)
Rights Agreement	3.2
SEC	Article III
Securities Act	Article III
Series B Merger Consideration	1.4(b)
Series B Preferred Stock	Preamble
SOX Act	3.8(a)
Sprint PCS Management Agreement	5.2(a)
Stockholders Agreement	Preamble
Stockholders’ Meeting	3.15
Subsequent Determination	5.5(b)
Subsidiary	3.1
Superior Proposal	5.5(b)
Surviving Corporation	1.1
Tax	3.10
Tax Return	3.10
Taxes	3.10
Termination Fee	7.2(b)
Unaudited Company Financial Statements	3.8(b)

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company, Parent and Buyer and have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPRINT NEXTEL CORPORATION
By: /S/ Paul Saleh Name: Paul Saleh Title: Chief Financial Officer

AHI MERGER SUB INC.
By: /s/ Paul Saleh Name: Paul Saleh Title: Executive Vice President and Chief Financial Officer

ALAMOSA HOLDINGS, INC.
By: /s/ David Sharbutt Name: David Sharbutt Title: Chief Executive Officer

AMENDMENT NO. 1
TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of December 12, 2005 (this "Amendment"), by and among SPRINT NEXTEL CORPORATION, a Kansas corporation ("Parent"), AHI MERGER SUB INC., a Delaware corporation ("Buyer") and wholly owned subsidiary of Parent, and ALAMOSA HOLDINGS, INC., a Delaware corporation (the "Company"). Capitalized terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

WITNESSETH:

WHEREAS, Sprint, Buyer and Alamosa have entered into that certain Agreement and Plan of Merger, dated as of November 21, 2005 (the "Merger Agreement"); and

WHEREAS, the parties desire to amend certain provisions of the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Buyer and the Company hereby agree as follows:

ARTICLE I

AMENDMENTS

SECTION 1.1 Amendments to the Merger Agreement.

(a) The third recital of the Preamble of the Merger Agreement is hereby amended and restated in its entirety to state as follows:

"WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent's entering into this Agreement, certain stockholders have entered into a stockholders agreement, dated as of the date hereof (the "Stockholders Agreement"), pursuant to which, among other things, such stockholders have agreed to vote their shares of the common stock, par value $0.01 per share, of the Company ("Company Common Stock") in favor of the Merger, subject to the terms and conditions contained therein;"

(b) Section 1.6(b) of the Merger Agreement is hereby amended and restated in its entirety to state as follows:

"(b) All holders of Company Warrants shall be entitled to receive the excess, if any, of the applicable Common Stock Merger Consideration plus any cash to which such holders of Company Warrants would receive upon exercise thereof prior to the Effective Time over the applicable exercise price of the Company Warrant upon the surrender of any Company Warrant to the Paying Agent in accordance with Section 1.8(f). At the Effective Time, the Company Warrants will be automatically exercisable for the Merger Consideration and cash (if any) which the holder of the Company Warrant would have received immediately after the Effective Time if the holder had exercised the Company Warrant immediately prior to the Effective Time."

(c) Section 1.8(f) of the Merger Agreement is hereby amended and restated in its entirety to state as follows:

"(f) Upon the surrender to the Paying Agent of an original copy of a Company Warrant, the Paying Agent shall pay to such holder the excess, if any, of the Common Stock Merger Consideration for each share of Company Common Stock represented by such Company Warrant plus any cash to which such holders of Company Warrants would have received upon exercise thereof prior to the Effective Time over the applicable exercise price. The procedures set forth in this Section 1.8 shall apply to any surrender of a Company Warrant."

ARTICLE II

REPRESENTATIONS

SECTION 2.1 Parent, Buyer and Company Representations.    Each of the parties to this Amendment hereby represents to the others that (a) it has all necessary corporate power and authority to execute and deliver this Amendment and to consummate the transactions contemplated hereby, (b) the execution, delivery and performance by such party of this Amendment, and the consummation by such party of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of such party and (c) this Amendment has been duly executed and delivered by such party and, assuming the due authorization, execution and delivery by the other parties, constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity and the discretion of the court before which any proceedings seeking injunctive relief or specific performance may be brought.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Headings.    The headings contained in this Amendment are for reference purposes only and shall not affect in any way the meaning or interpretation of this Amendment.

SECTION 3.2 Counterparts.    This Amendment may be executed in two or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

SECTION 3.3 Governing Law.    This Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to principles of conflicts of law thereof.

SECTION 3.4 No Other Effect on the Merger Agreement.    Except as modified by this Amendment, all of the terms of the Merger Agreement are hereby ratified and confirmed and shall remain in full force and effect.

[Signature page follows.]

IN WITNESS WHEREOF, the Company, Parent and Buyer and have caused this Amendment No. 1 to Agreement and Plan of Merger to be executed as of the date first written above by their respective officers thereunto duly authorized.

SPRINT NEXTEL CORPORATION
By: /s/ Steven M. Nielson Name: Steven M. Nielson Title: Senior Vice President

AHI MERGER SUB INC.
By: /s/ Steven M. Nielsen Name: Steven M. Nielsen Title: Vice President

ALAMOSA HOLDINGS, INC.
By: /s/ David Sharbutt Name: David Sharbutt Title: Chief Executive Officer

APPENDIX B

November 20, 2005

Board of Directors
Alamosa Holdings, Inc.
5225 South Loop 289, Suite 120
Lubbock, Texas 79424

Members of the Board:

Alamosa Holdings, Inc. ("Alamosa" or the "Company"), and Sprint Nextel Corporation ("Sprint Nextel") intend to enter into an Agreement and Plan of Merger (the "Agreement"), pursuant to which a subsidiary of Sprint Nextel will merge with and into Alamosa with the Company continuing as the surviving corporation after the transaction (the "Merger" or the "Proposed Transaction"). Under the terms of the Agreement, upon consummation of the Merger, each issued and outstanding share of common stock (par value $0.01 per share) of the Company (the "Common Stock") shall be canceled and, by virtue of the Merger and without any action on the part of the holder thereof, shall be converted automatically into the right to receive an amount in cash equal to $18.75 per share.

You have asked us whether, in our opinion, the Consideration to be received by holders of the Common Stock in the Proposed Transaction is fair to such holders from a financial point of view.

In arriving at the opinion set forth below, we have, among other things:

▪	Reviewed certain publicly available information concerning the business and financial condition of the Company that we believe to be relevant to our inquiry;

▪	Reviewed certain internal information concerning the business, financial condition, and operations of the Company that we believe to be relevant to our inquiry;

▪	Reviewed certain internal financial analyses, estimates and forecasts relating to the Company prepared and furnished to us by the management of Alamosa, including Alamosa's 2005 budget and long-term business plan;

▪	Reviewed the reported prices and trading activity for the Common Stock;

▪	Reviewed an unexecuted draft of the Agreement dated November 19, 2005 and an unexecuted draft of the Stockholders Agreement among Sprint Nextel and certain holders of Common Stock, made available on November 19, 2005;

▪	Held discussions with members of senior management of the Company concerning the Company's business, operating environment, financial condition, prospects and strategic objectives, and the impact of the merger of Sprint Corporation with Nextel Communications on Alamosa’s business;

The Blackstone Group®L.P. 345 Park Avenue New York, NY 10154 212 583 5000

▪	Reviewed publicly available financial and stock market data with respect to certain other wireless companies that are in businesses that we believe to be generally comparable to those of the Company;

▪	Reviewed the financial terms of certain recent wireless business combinations that we believe to be comparable;

▪	Performed a discounted cash flow analysis of Alamosa based on the Company's business plan; and

▪	Conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

In preparing this opinion, with your consent, we have relied, without assuming responsibility for independent verification, upon the accuracy and completeness of all financial and other information that is available from public sources and all projections and other information provided to us by the Company or otherwise reviewed by us. We have assumed that the financial projections prepared by the Company and the assumptions underlying those projections, including the amounts and the timing of all financial and other performance data, are reasonably prepared and represent management's best estimates as of the date of their preparation. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have further relied upon the assurances of the management of the Company that they are not aware of any facts that would make the information and projections provided by them inaccurate, incomplete or misleading.

We have not been asked to undertake, and have not undertaken, an independent verification of any information, and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not conduct a physical inspection of any of the properties or assets of the Company. We also did not make an independent evaluation or appraisal of the specific assets or the liabilities of the Company, nor have we been furnished with any such evaluations or appraisals.

We have assumed that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the Merger will be consummated in accordance with the Agreement, without waiver, amendment or modification of any material terms, conditions, or agreements therein.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company or its assets. Our opinion does not address the relative merits of the Merger as compared to other business strategies or opportunities that might be available to the Company, the effect of any other arrangement in which the Company might engage, or the Company's underlying business decision to effect the Merger nor does our opinion constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Merger or any other matter.

We have assumed that the transaction contemplated by the Agreement will be consummated on substantially the terms set forth therein. This opinion is necessarily based upon market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof only. We assume no responsibility to update or revise our opinion based on circumstances or events occurring after the date hereof.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. However, Blackstone understands that the existence of any opinion may be disclosed by the Company in a press release and a description of this opinion will be contained in, and a copy of this opinion will be filed as an exhibit to, the disclosure documents relating to the Transaction and agrees to not unreasonably withhold its written approval for such use as appropriate following Blackstone's review of, and reasonable opportunity to comment on, any such document.

We have acted as financial advisor to the Company with respect to the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the

Merger. A portion of our fees will also be payable upon delivery of this opinion. In addition, the Company has agreed to reimburse us for expenses and to indemnify us for certain liabilities arising out of the performance of such services (including, the rendering of this opinion).

Based on the foregoing and subject to the qualifications set forth herein, we are of the opinion that, as of the date hereof, the Consideration to be received by the holders of Common Stock in the Merger is fair to such holders from a financial point of view.

Very truly yours,

The Blackstone Group L.P.

APPENDIX C

UBS Securities LLC One North Wacker Drive Chicago, IL 60606 Tel 312 525-5000
www.ubs.com
November 20, 2005

The Board of Directors of Alamosa Holdings, Inc
5225 South Loop 289, Suite 120
Lubbock, Texas 79424

Dear Members of the Board:

We understand that Alamosa Holdings, Inc., a Delaware corporation ("Alamosa" or the "Company"), is considering a transaction whereby Sprint Nextel Corporation, a Kansas corporation ("Sprint Nextel"), will acquire the Company in a transaction whereby the Company will become a wholly owned subsidiary of Sprint Nextel (the "Transaction"). Pursuant to the terms of an Agreement and Plan of Merger, draft dated November 19, 2005 (the "Merger Agreement"), all of the issued and outstanding shares of the common stock of the Company, par value of $0.01 per share (the "Company Common Stock") (other than certain shares specified in the Merger Agreement), will be converted into the right to receive for each share of Company Common Stock, $18.75 in cash (the "Consideration"). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested our opinion as to the fairness from a financial point of view to the holders of the Company Common Stock of the Consideration to be received by such holders in the Transaction.

UBS Securities LLC ("UBS") has acted as financial advisor to the Board of Directors of the Company in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion and a significant portion of which is contingent upon consummation of the Transaction. In the past, UBS and its predecessors have provided investment banking services to the Company and Sprint Nextel unrelated to the proposed Transaction, for which UBS and its affiliates have received compensation. In January 2005, UBS acted as sole solicitation agent in connection with Alamosa's consent solicitation with respect to AirGate PCS, Inc.'s 9.375% Senior Subordinated Secured Notes due 2009 and 1st Priority Senior Secured Floating Rate Notes due 2011. In January 2005, UBS and its affiliate, UBS Loan Finance LLC also provided a commitment letter to Alamosa providing for bridge loan facilities of up to $300.0 million. In December 2004, UBS acted as sole financial advisor to Alamosa in connection with its acquisition of AirGate PCS, Inc. In January 2004, UBS was the sole book running manager on Alamosa's 8.500% senior notes offering. In November 2003, UBS acted as sole financial advisor to Alamosa on its exchange offering for its 12.500% senior notes, 13.625% senior notes and 12.875% senior discount notes. UBS is currently providing services to Sprint Nextel as a lender in its $1.0 billion revolving credit facility. In the ordinary course of business, UBS, its successors and affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of the Company and Sprint Nextel and, accordingly, may at any time hold a long or short position in such securities.

Our opinion does not address the relative merits of the Transaction as compared to other business strategies or transactions that might be available with respect to the Company or the Company's underlying business decision to effect the Transaction. Our opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or act with respect to the Transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the

C-1

material terms (other than the Consideration) of the Merger Agreement or the form of the Transaction. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Merger Agreement does not differ in any material respect from the draft that we have examined, (ii) Sprint Nextel and the Company will comply with all the material terms of the Merger Agreement and (iii) the Transaction will be consummated in accordance with the terms of the Merger Agreement without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the Transaction. We have not been authorized to solicit and have not solicited indications of interest in an acquisition of the Company from any party.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical financial information relating to the Company; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company that were provided to us by the Company and not publicly available, including financial forecasts and estimates prepared by management of the Company; (iii) conducted discussions with members of the senior management of the Company concerning the business and financial prospects of the Company; (iv) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (v) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions which we believe to be generally relevant; (vi) reviewed current and historical market prices of the Company Common Stock; (vii) reviewed the Merger Agreement; and (viii) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have not assumed any responsibility for independent verification of any of the information reviewed by us for the purpose of this opinion and have, with your consent, relied on such information being complete and accurate in all material respects. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal. With respect to the financial forecasts and estimates referred to above, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. We have also assumed, at your direction, in particular that such financial forecasts and estimates reflect the best currently available estimates and judgments of management as to the outcome of any pending or future disputes between the Company and Sprint Nextel, Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of the Company Common Stock in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,
UBS SECURITIES LLC

C-2

APPENDIX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

SECTION 262 — APPRAISAL RIGHTS.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word ‘‘stockholder’’ means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words ‘‘stock’’ and ‘‘share’’ mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words ‘‘depository receipt’’ mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251 (g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.    Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.    Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated — as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.    Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.    Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within ten days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the date next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period of delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

ALAMOSA HOLDINGS, INC.

Proxy Card for Common Stock

Please Mark Here
for Address Change
or Comments

SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ PROPOSAL 1.

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of November 21, 2005, as amended, by and among Sprint Nextel Corporation, AHI Merger Sub Inc. and Alamosa Holdings, Inc., and approve the merger of AHI Merger Sub Inc. with and into Alamosa Holdings, Inc. and the other transactions contemplated by the merger agreement.

FOR	AGAINST	ABSTAIN

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

        Date: __________________________________________________________

Signature ______________________________________________________________

Signature ______________________________________________________________

Please sign exactly as your name appears on this Proxy. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer's title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/APCS Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

ALAMOSA HOLDINGS, INC.
5225 South Loop 289, Suite 120
Lubbock, Texas 79424

SPECIAL MEETING OF STOCKHOLDERS — January 25, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ALAMOSA HOLDINGS, INC.

The undersigned hereby appoints Loyd I. Rinehart and Jon D. Drake, and each of them, as proxies for the undersigned with full power of substitution, and hereby authorizes them to represent and to vote all shares of Alamosa Holdings, Inc.'s common stock that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Alamosa Holdings. Inc. to be held at 10:00 a.m., local time, on January 25, 2006, at the offices of Alamosa Holdings, Inc., 5225 South Loop 289, Suite 119, Lubbock, Texas 79424, or at any adjournment(s) or postponements(s) thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED ‘‘FOR’’ PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

↑ FOLD AND DETACH HERE ↑

You can now access your ALAMOSA HOLDINGS, INC. account online.

Access your Alamosa Holdings, Inc. stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Alamosa Holdings, Inc., now makes it easy and convenient to get current information on your shareholder account.

•	View account status

•	View certificate history

•	View book-entry information

•	View payment history for dividends

•	Make address changes

•	Obtain a duplicate 1099 tax form

•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com

For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

ALAMOSA HOLDINGS, INC.

Proxy Card
Series B Convertible Preferred Stock

Please Mark Here
for Address Change
or Comments

SEE REVERSE SIDE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE ‘‘FOR’’ PROPOSAL 1.

1.	Proposal to adopt the Agreement and Plan of Merger, dated as of November 21, 2005, as amended, by and among Sprint Nextel Corporation, AHI Merger Sub Inc. and Alamosa Holdings, Inc., and approve the merger of AHI Merger Sub Inc. with and into Alamosa Holdings, Inc. and the other transactions contemplated by the merger agreement.

FOR	AGAINST	ABSTAIN

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

        Date: __________________________________________________________

Signature ______________________________________________________________

Signature ______________________________________________________________

Please sign exactly as your name appears on this Proxy. If shares are registered in more than one name, the signatures of all such persons are required. A corporation should sign in its full corporate name by a duly authorized officer, stating such officer's title. Trustees, guardians, executors and administrators should sign in their official capacity, giving their full title as such. A partnership should sign in the partnership name by an authorized person, stating such person's title and relationship to the partnership.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to special meeting.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/APCS Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

ALAMOSA HOLDINGS, INC.
5225 South Loop 289, Suite 120
Lubbock, Texas 79424

SPECIAL MEETING OF STOCKHOLDERS — JANUARY 25, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
ALAMOSA HOLDINGS, INC.

The undersigned hereby appoints Loyd I. Rinehart and Jon D. Drake, and each of them, as proxies for the undersigned with full power of substitution, and hereby authorizes them to represent and to vote all shares of Alamosa Holdings, Inc.'s series B convertible preferred stock that the undersigned may be entitled to vote at the Special Meeting of Stockholders of Alamosa Holdings. Inc. to be held at 10:00 a.m., local time, on January 25, 2006, at the offices of Alamosa Holdings, Inc., 5225 South Loop 289, Suite 119, Lubbock, Texas 79424, or at any adjournment(s) or postponements(s) thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED ‘‘FOR’’ PROPOSAL 1 AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF TO THE EXTENT PERMITTED UNDER APPLICABLE LAW.

(Continued and to be marked, dated and signed, on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)